As filed with the U.S. Securities and Exchange Commission on January 3, 2011
Registration No. 333- 169652

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

Amendment No. 1 to
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________
CC JEWELRY CO., LTD.
(Exact name of Registrant as specified in its charter)

British Virgin Islands	3911	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

186 Pingyang Road
6th Floor, Taiyuan City, Shanxi, 030006
People’s Republic of China
+0351-5602855

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Christopher S. Auguste
Bill Huo
Ari Edelman
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Tel:  (212) 715-9100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Ordinary Shares, par value $0.01 per share	$20,000,000	$1,426.00	(2)

(1)	Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

(2)	Previously paid.
__________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act  of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 3, 2011

CC JEWELRY CO., LTD.

Ordinary Shares

This is the initial public offering of ordinary shares, par value $0.01 per share, of CC Jewelry Co., Ltd. CC Jewelry Co., Ltd. is offering       ordinary shares in this offering.

We expect the public offering price to be between $     and $     per ordinary share. Prior to this offering, there has been no public market for our ordinary shares.  We are in the process of applying to list our ordinary shares on the Nasdaq Global Market under the symbol ____.  There is no guarantee that our application to list our ordinary shares on Nasdaq will be accepted.  If our application is rejected, our ordinary shares may not be listed on a national securities exchange following this offering.
__________________________

Investing in our ordinary shares involves risks.
Please read the risks under the section captioned “Risk Factors” beginning on page 12 of this prospectus.

	Per Ordinary Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission or other relevant local authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our ordinary shares to the purchasers on or about       , 2011.

The date of this prospectus is                         , 2011.

Changfeng Noble CC store

C.Comeliness----- Series of “Light”, diamond ring with modern design

C.Comeliness----- Series of “Corolla”, a diamond ring with classic design

FENIX------Series of “Spring”, a luxury jade necklace with diamonds

__________________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

i

CONVENTIONS USED IN THIS PROSPECTUS

Unless otherwise indicated or the context clearly implies otherwise, references to “we,” “us,” “our,” the “Company” and “CC Jewelry” refer to CC Jewelry Co., Ltd., formerly known as Super Champ Group Limited, or Super Champ, a company organized in the British Virgin Islands, and its subsidiaries, subsequent to the business combination referred to below. The “business combination” refers to the share exchange between Super Champ and the shareholders of Square C Commerce Company Ltd., or Square C, resulting in the acquisition of all of the outstanding securities of Square C by Super Champ, which was consummated on September 10, 2010.

In addition, unless the context otherwise requires, in this prospectus:

•	“shares” or “ordinary shares” refers to our ordinary shares, par value $0.01 per share;

•	“China” or “PRC” refers to the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

•	“RMB” or “Renminbi” refers to Renminbi yuan, the legal currency of China; and

•	“$”, “US$” or “U.S. dollars” refers to the legal currency of the United States.

For convenience, certain amounts in Renminbi have been converted to U.S. dollars at an exchange rate in effect at the date of the related financial statements or the related event.  Assets and liabilities are translated at the exchange rate as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the relevant period.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our ordinary shares. You should carefully read the entire prospectus and the registration statement of which this prospectus forms a part in their entirety, including the section captioned “Risk Factors” and the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus, beginning on page F-1.

Overview

We are a fine jewelry retailer headquartered in Taiyuan City, Shanxi Province, PRC.  We believe that we are the leading fine jewelry retailer in Shanxi Province, China, as measured by sales volume, as our sales volume was ranked number one in Shanxi Province in 2008 and 2009 by the Shanxi Jewelry and Gems Trade Association. We also believe that our CC brand is one of the leading fine jewelry brands in Shanxi Province, China, as measured by name recognition, as our CC brand was named a “famous brand in the China jewelry industry” by the Gems and Jewelry Trade Association of China in each of the last three years.

As of October 31, 2010, we operated an aggregate of 56 fine jewelry stores and counters, which we refer to, collectively, as boutiques, and two clothing boutiques, located throughout the PRC, including several major cities in the PRC.  Specifically, we operated the following boutiques as of October 31, 2010:

•	twenty-four jewelry boutiques for our own CC brand;

•	twenty-two jewelry boutiques for our own FENIX brand;

•	nine jewelry boutiques for the Chow Tai Fook brand;

•	one jewelry boutique for the Chaumet brand; and

•	two clothing boutiques for the Calvin Klein brand.

Currently, the majority of our boutiques are located in northern China.  The remaining boutiques are located in other regions in China.  We intend to expand our industry position in the fine jewelry market in China by strengthening our presence in northern China and continuing to expand from northern China into other regions in China.

As a fine jeweler, most of our jewelry is constructed of gold, 18 karat gold or platinum, many of which hold precious gemstones such as diamonds, jade and emerald.  We place a significant emphasis on quality craftsmanship and novel, distinctive designs.

We employ six full-time designers who are responsible for designing approximately 15% of our CC and FENIX jewelry products in the aggregate.  The remaining 85% are designed by diamond, gold, platinum and precious stone jewelry manufacturers.  These designs are made exclusively for us, although some of the manufacturers own the intellectual property rights to these outsourced designs.  All of our products are manufactured by third party suppliers.

Our Growth Strategy

Our goal is to become one of the dominant fine jewelry retailers in China. The principal components of the business strategy we implemented to attempt to attain our goal include the following:

•	expanding the coverage of our retail network;

•	enhancing brand awareness; and

•	distributing additional high-end fine jewelry brands.

Competitive Advantages

Our management believes that the following competitive strengths differentiate us from our competitors, and our management believes that these strengths are the key factors to our success:

•	We are taking advantage of industry trends.

•	We believe that we are a leading fine jewelry retailer in northern China and we intend to continue to expand.

•	We have rigorous quality control standards.

•	We have an experienced management team.

•	We believe that our jewelry has achieved brand recognition in large part because of our emphasis on quality craftsmanship and novel, distinctive designs.

•	We have a sales channel advantage.

Our Risks and Challenges

We believe that the following are the most significant risks and uncertainties that may materially adversely affect our business, financial condition, results of operations and prospects:

•	Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital.

•	Restrictions on our use of funds provided by Chinese banks or our inability to pay off our short-term loans upon maturity could harm our business.

•	Our ability to maintain or increase our revenue could be harmed if we are unable to strengthen and maintain our brand image.

•
Because our sales and profitability fluctuate on a seasonal basis, our results of operations may fluctuate from quarter to quarter, and the failure to generate revenue during holiday or festival seasons could have a material adverse effect on our business and profitability.

•
Our retail expansion strategy depends on our ability to open and operate new counters and stores each year, which could strain our resources and cause the performance of our existing operations to suffer.

•
A significant portion of our revenue is dependent on sales made in our boutiques in the Hua Yu department store, and a substantial reduction of sales at this location could significantly impact our operating results.

•
We are subject to risks and uncertainties such as labor disputes, inclement weather, natural disasters, and general economic and political conditions that might affect our ability to procure high quality merchandise.

•	Our inability to manage our growth may have a material adverse effect on our business, results of operations and financial condition.

•	Jewelry purchases are discretionary, may be particularly affected by adverse trends in the general economy, and an economic decline may make it more difficult to generate revenue.

•	Competition in the jewelry industry could cause us to lose market share, thereby materially and adversely affecting our business, results of operations and financial condition.

•	Adverse changes in the economy of China may affect our business.

•
Volatile gold prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if gold or precious stone prices decline or if we are unable to pass price increases on to our customers.

•	One shareholder will own a large percentage of our outstanding ordinary shares after this offering and could significantly influence the outcome of our corporate matters.

See “Risk Factors” beginning on page 12 and other information included in this prospectus for a detailed discussion of these and other risks, challenges and uncertainties.

Corporate Structure

We are a British Virgin Islands limited liability company organized on January 5, 2010 under the BVI Act under the name Super Champ Group Limited, or Super Champ, as a blank check company for the purpose of acquiring, through a share exchange, asset acquisition or other similar business combination, an operating business.

Business Combination

On September 10, 2010, Super Champ and its sole shareholder entered into a share exchange agreement with Square C, a British Virgin Islands limited liability company organized on April 9, 2010 under the BVI Act, and the shareholders of Square C. Pursuant to the share exchange agreement, Super Champ acquired from the shareholders of Square C all of the issued and outstanding shares of Square C, in exchange for an aggregate of 7,000,000 newly issued ordinary shares that were issued by Super Champ to the shareholders of Square C.  In addition, the sole shareholder of Super Champ sold all of the 5,000,000 ordinary shares of Super Champ that were issued and outstanding prior to the business combination, to the shareholders of Square C for cash, at a price of $0.03 per share.  As a result, the individuals and entities that owned shares of Square C prior to the business combination acquired 100% of the equity of Super Champ, and Super Champ acquired 100% of the equity of Square C.  Square C is now a wholly owned subsidiary of Super Champ.  In conjunction with the business combination, Super Champ filed an amended charter, pursuant to which Super Champ changed its name to CC Jewelry Co., Ltd., changed its fiscal year end to December 31st, changed the par value of its ordinary shares to $0.01 per share and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, we ceased to be a shell company.

Our Subsidiaries

Offshore Holding Company Subsidiaries

Square C, our wholly owned subsidiary, was incorporated on April 9, 2010 under the laws of the British Virgin Islands.  We acquired all of the capital stock of Square C pursuant to the business combination on September 10, 2010.  On June 25, 2010, Square C acquired all of the outstanding equity of Massfit Corporation Ltd., or Massfit, a limited liability company formed on March 17, 2010 under the laws of Hong Kong.  On June 9, 2010, Massfit established a wholly owned subsidiary, Chongqing Yu Zhong Commerce Co., Ltd., or Chongqing, a wholly foreign owned enterprise formed under the laws of the PRC.  Square C, Massfit and Chongqing are holding companies.  As a result of these transactions, each of Square C, Massfit and Chongqing is a wholly owned subsidiary of ours.  As described below under “Contractual Arrangements,” Chongqing has entered into a series of contractual arrangements that provide Chongqing with effective control over Taiyuan Basic Points.

PRC Operating Companies

Taiyuan Basic Points is a PRC company formed on February 28, 2002.  Our Chairman, Mr. Chen, and his brother in-law, Mr. Yu, together own 100% of Taiyuan Basic Points, which, along with its subsidiaries, operates all of our business operations in the PRC.  Mr. Chen owns 90% of Taiyuan Basic Points and Mr. Yu owns 10%.

The following table provides a description of each of the subsidiaries of Taiyuan Basic Points:

Name of Subsidiary	Operating activities
Shanxi Zhong Yao Commerce Co., Ltd.	Operating Chow Tai Fook brand and managing Chow Tai Fook counters and stores
Shanxi Bo Ye Commerce Co., Ltd.
•     Operating FENIX brand and managing FENIX counters in Shanxi Province
•     Operating Chaumet brand and managing Chaumet counter in Shanxi Province
•     Operating Calvin Klein brand and managing Calvin Klein counters in Chengdu

Linfen Jimei Jewelry Co., Ltd.	Operating and managing one CC store in Linfen
Yangquan Daoming Commerce Co., Ltd.	Operating and managing one CC store in Yangquan
Shanghai Zhong Yao Commerce Co., Ltd.	Operating FENIX brand and managing FENIX counters in regions outside of Shanxi Province
Changzhi Kamei Commerce Co., Ltd. (1)	Operating and managing one CC and one Chow Tai Fook store in Changzhi
Jincheng Kamei Commerce Co., Ltd. (1)	Operating and managing one CC and one Chow Tai Fook store in Jincheng
Datong Kamei Commerce Co., Ltd. (2)	Operating and managing one CC and one Chow Tai Fook store in Datong

(1) These subsidiaries were formed subsequent to our fiscal year ended December 31, 2009.

(2) This entity was acquired on April 30, 2010 for approximately $0.8 million.

Taiyuan Basic Points operates the CC brand and all CC boutiques other than the CC boutiques identified in the table above.

Our Shareholders

Mr. Chen, our Chairman and Chief Executive Officer, owns 100% of the equity in Jin Fan Commerce Company Limited, a British Virgin Island company, which owned 67.5% of the equity of Square C prior to the business combination, and owns 67.5% of our equity since the business combination. Dan Yu, the brother in-law of Mr. Chen and general manager of Taiyuan Basic Points, owns 100% of the equity in Sail Start Commerce Company Limited, a British Virgin Islands company, which owned 4.5% of the equity of Square C prior to the business combination and owns 4.5% of our equity since the business combination.  Yongxiang Chen, the brother of our chairman, Quanxiang Chen, owns 100% of the equity in Zongfan Commerce Company Limited, a British Virgin Islands company, which owned 4.5% of the equity of Square C prior to the business combination and owns 4.5% of our equity since the business combination.

The holders of the remaining 23.5% of our shares are individuals or entities that are residents of the PRC and are unaffiliated with us.

Contractual Arrangements

Due to restrictions under PRC law on foreign investment, we currently conduct all of our operations in China through Taiyuan Basic Points, our consolidated entity, and its subsidiaries. Taiyuan Basic Points and its subsidiaries have obtained all necessary licenses and permits from the PRC government to engage in the jewelry retail business.  Mr. Chen, our Chairman and Chief Executive Officer, owns 90% of Taiyuan Basic Points and Mr. Chen’s brother in-law, Mr. Yu, owns the remaining 10%. Taiyuan Basic Points, Mr. Chen, Mr. Yu and Chongqing entered into a series of contractual arrangements on July 6, 2010 through which we exercise effective control over Taiyuan Basic Points and its subsidiaries and receive substantially all of the economic benefits from our consolidated entity for the services provided by us.

However, as discussed under the heading “Risk Factors—Risks Related to Our Corporate Structure” below, there are numerous risks related to these contractual arrangements.  For example, there are uncertainties regarding the interpretation and application of the relevant PRC laws, rules and regulations. If a PRC government authority determines that our corporate structure, the contractual arrangements underlying our corporate structure or the reorganization we undertook to establish our current corporate structure violate any applicable PRC laws, rules or regulations, the contractual arrangements may become invalid or unenforceable, and we could be subject to strict penalties and be required to obtain additional governmental approvals from the PRC regulatory authorities. In addition, the contractual arrangements may not be as effective in providing operational control or enabling us to derive economic benefits as ownership of controlling equity interests.

Organizational Chart

The following chart reflects our organizational structure since the date of the business combination between Square C and Super Champ:

Quanxiang Chen
Dan Yu
Yongxiang Chen
100%
100%
100%
Jinfan Commerce Company Limited (BVI limited liability company)
Sailstart Commerce Company Limited (BVI limited liability company)
Zongfan Commerce Company Ltd (BVI limited liability company)
Other Shareholders
67.5%
4.5%
4.5%
23.5%
CC Jewelry Co., Ltd. (formerly Super Champ Group Limited) (BVI limited liability company)
100%
Square. C Commerce Company Limited (BVI limited liability company)
100%
Masslit Corporation Limited (Hong Kong limited liability company)
100%
Quanxiang Chen
Dan Yu
Chongqing Yu Zhong Commerce Co., Ltd. (PRC wholly foreign owned enterprise)
Contractual Arrangements
90%
10%
Taiyuan Basic Points Commerce Co., Ltd. (PRC company)
100%
Shanxi Zhong Yao Commerce Co., Ltd. (PRC company)
Shanxi Bo Ye Commerce Co., Ltd. (PRC company)
Linfen Jimei Jewelry Co., Ltd. (PRC company)
Yangquan Daoming Commerce Co., Ltd. (PRC company)
Shanghai Zhong Yao Commerce Co., Ltd. (PRC company)
100%
Changzhi Kamei Commerce Co., Ltd. (PRC company)
Jincheng Kamei Commerce Co., Ltd. (PRC company)
Datong Kamei Commerce Co., Ltd. (PRC company)

Corporate Information

Our principal executive offices are located at CC Jewelry Co., Ltd., 186 Pingyang Road, 6th Floor, Taiyuan City, Shanxi, 030006, People’s Republic of China.  Our website is located at http://www.cc-jewel.com.  The information on our website is not a part of this prospectus.  Our telephone number is +0351-5602855 and our fax number is +0351-7323989.

You should direct all inquiries to us at the address and telephone number of our principal executive offices set forth above. Our website is currently under construction.  Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue New York, New York 10011, (212) 894-8940.

The Offering

Price per ordinary share	We currently estimate that the initial public offering price will be between $ and $ per share.

Ordinary shares being offered by us	Shares

Ordinary shares outstanding before this offering	12,000,000 Shares

Ordinary shares to be outstanding immediately after this offering	Shares

Use of proceeds
We estimate that we will receive net proceeds of approximately   $       million from this offering, assuming an initial public offering price of $      per ordinary share.  For the purposes of estimating net proceeds, we are assuming an initial public offering price of $     per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover of this prospectus.  We intend to use our net proceeds from this offering to open twelve new CC boutiques and eight new FENIX boutiques in China.  We currently have no plans, agreements or commitments with respect to any material acquisitions or investments in other companies.

Risk factors	See the section captioned “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.

Payment and settlement
Our ordinary shares are expected to be delivered against payment on      , 2011.  The ordinary shares will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. In general, beneficial interests in our shares will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Listing
We are in the process of applying to have our ordinary shares listed on the Nasdaq Global Market under the symbol       .  There is no guarantee that our application to list our ordinary shares on Nasdaq will be accepted.  If our application is rejected, our ordinary shares may not be listed on a national securities exchange following this offering.

Unless stated otherwise, the information in this prospectus assumes an initial public offering price of $         per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover of this prospectus.

Summary Consolidated Financial Data

The following summary financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this registration statement.  The audited consolidated statements of operations and comprehensive income data for the fiscal years ended December 31, 2008 and 2009 and the unaudited consolidated statements of operations and comprehensive income data for the six months ended June 30, 2009 and 2010 and the audited balance sheets data as of December 31, 2008 and 2009 and the unaudited balance sheets data as of June 30, 2009 and 2010 are derived from the consolidated financial statements included elsewhere in this registration statement.  The consolidated statements of operations and comprehensive income data for the fiscal years ended December 31, 2005, 2006 and 2007 and the balance sheets data as of December 31, 2005, 2006 and 2007 have been derived from unaudited financial statements that are not included in this prospectus.  Our historical results for any of these periods are not necessarily indicative of results to be expected in any future period.

	Statement of Income
	Year Ended December 31,					Six Months Ended
	2009 (Audited)	2008 (Audited)	2007 (Unaudited)	2006 (Unaudited)	2005 (Unaudited)	June 30, 2010 (Unaudited)	June 30, 2009 (Unaudited)

Revenue, net	$63,182,817	$63,178,550	$34,628,269	$19,512,710	$13,283,921	51,139,674	31,287,440
Cost of goods sold	41,180,014	44,148,820	22,354,515	12,948,019	9,117,960	35,167,772	20,492,386
Gross profit	22,002,803	19,029,730	12,273,754	6,564,691	4,165,961	15,971,902	10,795,054
Operating expenses
Department store sales commission	4,262,398	3,410,780	2,192,334	1,026,372	904,743	2,594,903	2,128,190
Selling expenses	5,103,750	5,946,222	3,893,923	2,017,397	1,516,743	3,866,924	1,929,908
Advertising expense	1,216,275	1,591,568	730,849	333,795	147,791	1,011,084	684,964
General and administrative expenses	1,979,296	2,590,548	2,344,795	1,260,551	666,174	1,426,628	830,968
Total Operating Expenses	12,561,719	13,539,118	9,161,901	4,638,115	3,235,451	8,899,539	5,574,030
Income from operations	9,441,084	5,490,612	3,111,853	1,926,576	930,510	7,072,363	5,221,024
Other income (Loss)
Interest expenses, net	(957,643)	(1,051,180)	(474,202)	(294,649)	(232,875)	(549,188)	(455,642)
Other expenses, net	(85,970)	(47,048)	2,351	25,858	105,131	19,914	(190,014)
Total other expenses	(1,043,613)	(1,098,228)	(471,851)	(268,791)	(127,744)	(529,274)	(645,656)
Income before income taxes	8,397,471	4,392,384	2,640,002	1,657,785	802,766	6,543,089	4,575,368
Income taxes	(2,170,785)	(1,179,861)	(660,000)	(414,447)	(200,692)	(1,647,163)	(1,151,086)
Net income	6,226,686	3,212,523	1,980,002	1,243,338	602,074	4,895,926	3,424,282
Other comprehensive income
Foreign currency translation adjustments	55,309	1,166,695	-	-	-	120,916	27,922
Comprehensive Income	$6,281,995	$4,379,218	$1,980,002	1,243,338	602,074	5,016,842	3,452,204

Balance Sheets Data (at end of period)	December 31,
(in U.S. Dollars)	2009	2008	2007	2006	2005	June 30, 2010	June 30, 2009
	Audited	Audited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Cash and cash equivalents	$1,540,673	$759,785	$783,825	$958,156	$70,574	$3,706,448	$929,314
Total current assets	44,142,294	35,310,639	26,610,366	14,566,855	8,246,523	53,197,049	37,895,823
Total noncurrent assets	6,626,162	5,529,073	4,213,475	902,938	450,085	7,427,287	6,373,241
Total assets	50,768,456	40,839,712	30,823,841	15,469,793	8,696,608	60,624,336	44,269,064

Total liabilities	23,247,067	19,936,729	13,863,728	251,897	(2,654,458)	35,416,272	19,913,879
Total shareholders’ equity	27,521,389	20,902,983	16,960,113	15,217,896	11,351,066	25,208,064	24,355,185
Total liabilities and shareholders’ equity	50,768,456	40,839,712	30,823,841	15,469,793	8,696,608	60,624,336	44,269,064

RISK FACTORS

You should carefully consider the risks described below in evaluating our business before investing in our ordinary shares. If any of the following risks were to occur, our business, results of operations and financial condition could be harmed. In that case, the trading price of our ordinary shares could decline and you might lose all or part of your investment in our ordinary shares. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes and the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in our ordinary shares.

Risks Related to Our Business and Our Industry

Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital.

Historically, we have spent a significant amount of cash on our operational activities, principally to maintain the adequate levels of inventory in our boutiques. We finance our operations primarily through cash flows from our operations, short-term loans from local banks in the PRC and interest-free notes from Mr. Chen, our Chairman and Chief Executive Officer.  Our financing needs are greatest during the periods immediately prior to holidays and traditional Chinese festivals, as we purchase greater levels of inventory in anticipation of higher levels of sales during these periods.  If we fail to continue to generate sufficient cash flow, particularly during the periods preceding holidays and traditional Chinese festivals, we may not have sufficient liquidity to fund our operating costs and our business could be adversely affected.

If available liquidity is not sufficient to meet our operating and loan obligations as they come due, our plans include considering pursuing alternative financing arrangements, reducing expenditures as necessary, or limiting our plans for expansion to meet our cash requirements. Currently, the capital markets for small capitalization companies are extremely difficult and banking institutions have become stringent in their lending requirements. Accordingly, the availability or terms of any third party financing are uncertain. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products, take advantage of future opportunities or respond to competitive pressures on a timely basis. In the alternative, if we raise capital by issuing equity or convertible debt securities, such issuances could result in substantial dilution to our shareholders.

Restrictions on our use of funds provided by Chinese banks or our inability to pay off our short-term loans upon maturity could harm our business.

Our short-term loans are from Chinese banks and are generally secured by our inventories and/or guarantees by third parties. We are restricted from using the proceeds of these short-term loans for any purpose other than to purchase inventory or to pay for expenses relating to the opening of new boutiques. The term of almost all such loans is one year or less. We may require loans for purposes other than the purchase of inventory and may be unable to procure funds for such purposes. In addition, we may not have sufficient funds available to pay all of our borrowings upon maturity in the future. Failure to roll over our short-term borrowings at maturity or to service our debt could result in the imposition of penalties, including increases in interest rates, legal actions against us by our creditors, or even insolvency.

Our ability to maintain or increase our revenue could be harmed if we are unable to strengthen and maintain our brand image.

We believe that some of the primary factors in facilitating customer buying decisions in China’s jewelry sector include price, confidence in the merchandise sold, and the level and quality of customer service. The ability to differentiate our products and service from competitors by our brand-based marketing strategies is a key factor in attracting consumers, and if our strategies and efforts to promote our brand, such as television and magazine advertising, fail to garner brand recognition, our ability to generate revenue may suffer. If we are unable to differentiate our products, our ability to sell our products at anticipated profit levels could be adversely affected. If we fail to identify or react appropriately or timely to customer buying decisions, we could experience reduction in consumer recognition of our products, a diminished brand image, higher markdowns, and costs to recast overstocked jewelry. These factors could result in lowering selling prices and sales volumes for our products, which could adversely affect our financial condition and results of operations.

Because our sales and profitability fluctuate on a seasonal basis, our results of operations may fluctuate from quarter to quarter and the failure to generate revenue during holiday or festival seasons could have a material adverse effect on our business and profitability.

Our business is affected by the seasonal pattern common to most retailers.  The primary factors that affect the seasonal changes in our business operations are holidays and traditional Chinese festivals. Historically, the months that generally generate the greatest revenues for us are December and January (approximately 19.4% in 2008 and 21.5% in 2009 of annual revenues), as a result of holidays and festivals that occur during those months.  Retailers often experience increased sales due to the week-long public holiday for Chinese National Day, as well as Christmas and New Year’s Day. These months are also a peak season for marriages and the birth of newborns in China, which have historically resulted in higher sales.

Any significant decrease in net sales during the holiday or Chinese festival seasons would have a material adverse effect on our business, our financial condition and our results of operations. In addition, in order to prepare for these seasons, we must order and keep in stock significantly more merchandise than we carry during other periods during the year. This inventory build-up may require us to expend cash faster than we generate by our operations during these periods. Any unanticipated decrease in demand for our merchandise during this peak shopping season could require us to sell excess inventory at a substantial markdown, which could have a material adverse effect on our business and profitability.

Because of the briefness of these selling periods, the opportunity for sales to recover in the event of a disruption or other difficulty is limited, and the impact of disruptions and difficulties can be significant. For instance, adverse weather, a significant interruption in the receipt of products, or a sharp decline in mall traffic occurring during one of these selling periods could materially impact sales for the affected period and, because of the importance of each of these selling periods, commensurately impact overall sales and earnings.

Our retail expansion strategy depends on our ability to open and operate a certain number of new counters and stores each year, which could strain our resources and cause the performance of our existing operations to suffer.

Our retail expansion strategy will largely depend on our ability to successfully find sites for, and to open and operate, new retail locations. Our ability to open and operate new retail locations successfully depends on several factors, including, among others, our ability to:

•	identify suitable counter and store locations, the availability of which is outside our control;

•	purchase and negotiate acceptable lease terms;

•	prepare counters and stores for opening within budget;

•	source sufficient levels of inventory at acceptable costs to meet the needs of new counters and stores;

•	hire, train and retain personnel;

•	secure required governmental permits and approvals;

•	successfully integrate new counters and stores into our existing operations;

•	contain payroll costs; and

•	generate sufficient operating cash flows or secure adequate capital on commercially reasonable terms to fund our expansion plans.

Any failure to successfully open and operate new retail counters and stores could limit our ability to grow our revenues in the manner we desire. In addition, our proposed retail expansion program will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our business less effectively, which, in turn, could cause deterioration in the financial performance of our overall business.

A significant portion of our revenue is dependent on sales made in our boutiques in the Hua Yu department store, and a substantial reduction of sales at this location could significantly impact our operating results.

We generate all of our revenues domestically from sales to retail customers at our boutiques in the PRC. During the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, approximately 16.1%, 25.6% and 31.6%, respectively, of our sales were generated from our boutiques located in Hua Yu, which is a department store and the largest business group in Shanxi Province.  If our agreement with Hua Yu is materially amended or terminated by Hua Yu for any reason, or if the agreement is not renewed upon its expiration, or if sales of our jewelry to consumers in Hua Yu is substantially reduced for any reason, such as a reduction of mall traffic as a result of competition, natural disaster or otherwise, our operating results may be significantly impacted.

As we expand our operations, we may need to establish a more diverse supplier network for our materials.  The failure to secure a more diverse and reliable supplier network could have an adverse effect on our financial condition.

We currently purchase almost all of our materials from a small number of suppliers.  During 2008 and 2009 and the six months ended June 30, 2010, we purchased approximately 56.3%, 49.6% and 48.1%, respectively, of our finished merchandise, such as gold accessories, from our top five finished product vendors and almost all of our diamonds from our top five diamond suppliers.  As we increase the scale of our retail operations, we may need to establish a more diverse supplier network, while attempting to continue to leverage our purchasing power to obtain favorable pricing and delivery terms.  However, if we are unable to procure a sufficient supply of high quality diamonds and fine jewelry at a competitive price in the event that we need to diversify our supplier network, such failure could have an adverse effect on our results of operations, financial condition and cash flows.

Furthermore, despite our efforts to control our supply of diamonds and fine jewelry and maintain good relationships with our existing suppliers, we could lose one or more of our existing suppliers at any time.  The loss of one or more key suppliers could increase our reliance on higher cost or lower quality supplies, which could negatively affect our profitability.  Any interruptions to, or decline in, the amount or quality of our diamond and fine jewelry supplies could materially disrupt our production and adversely affect our business, financial condition and financial prospects.

We are subject to risks and uncertainties, such as labor disputes, inclement weather, natural disasters, and general economic and political conditions, that might affect our ability to procure high quality merchandise.

Our performance depends on our ability to procure high quality merchandise on a timely basis from our suppliers.  Our supplies are subject to certain risks, including availability of materials, labor disputes, inclement weather, natural disasters, and general economic and political conditions, which might limit the ability of our suppliers to provide us with high quality merchandise on a timely basis.  Furthermore, for these or other reasons, one or more of our suppliers might not adhere to our quality control standards, and we might not identify the deficiency.  Our suppliers’ failure to supply quality materials at a reasonable cost on a timely basis could reduce our net sales, damage our reputation and have an adverse effect on our financial condition.

Our inability to manage our growth may have a material adverse effect on our business, results of operations and financial condition.

We have experienced significant growth since we began operations in 2002.  Our revenues have grown from approximately $13.3 million in 2005 to approximately $63.2 million in 2009 and approximately $51.1 million during the six months ended June 30, 2010.

We expect our growth to continue to place significant demands on both our management and our resources. This requires us to continuously evolve and improve our operational, financial and internal controls across our organization. In particular, continued expansion increases the challenges we face in:

•	recruiting, training and retaining sufficient skilled sales and management personnel;
•	adhering to our high quality and process execution standards;
•	maintaining high levels of customer satisfaction;
•	creating and managing economies of scale;
•	maintaining and managing costs to correspond with timeliness of revenue recognition; and
•	developing and improving our internal administrative infrastructure, including our financial, operational and communication systems, processes and controls.

Any inability to manage our growth may have a material adverse effect on our business, results of operations and financial condition.

Jewelry purchases are discretionary, may be particularly affected by adverse trends in the general economy, and an economic decline may make it more difficult to generate revenue.

The success of our operations depends, to a significant extent, upon a number of factors relating to discretionary consumer spending in China. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers’ disposable income, business conditions, interest rates, consumer debt levels, availability of credit and levels of taxation in the regions in which we sell our products.  Consumer spending on jewelry may be adversely affected by changes in general economic conditions in China or by changes in any one of the aforementioned factors, which in turn could harm our financial performance.

Competition in the jewelry industry could cause us to lose market share, thereby materially and adversely affecting our business, results of operations and financial condition.

The jewelry industry in China is highly fragmented and very competitive. We believe that the market may become even more competitive as the jewelry industry in China continues to grow. We compete with local jewelry retailers and large foreign multinational companies that offer products that are similar to ours. Some of these competitors have larger local or regional customer bases, more locations, more brand equity, and substantially greater financial, marketing and other resources than we have. Our inability to maintain or increase our market share in proportion to our competitors could materially and adversely affect our business, results of operations and financial condition.

Because our sales are dependent upon mall traffic, a significant decline in mall attendance could harm our sales and earnings.

Our boutiques are located primarily in shopping malls and department stores throughout the PRC. Our success is in part dependent upon the continued popularity of malls and department stores, and particularly the malls and department stores in which our boutiques are located, as a shopping destination and the ability of these malls, their tenants and other mall attractions to generate customer traffic. Accordingly, a significant decline in this popularity, especially if it is sustained, would substantially harm our sales and earnings. In addition, even assuming this popularity continues, mall traffic can be negatively impacted by weather, gas prices and similar factors.

Any failure of our pricing and promotional strategies to be as effective as desired will negatively impact our sales and earnings.

We set prices for our products and establish product specific and store-wide promotions in order to generate store traffic and sales. While these decisions are intended to maximize our sales and earnings, in some instances they do not. For instance, promotions, which can require substantial lead time, may not be as effective as desired or may prove unnecessary in certain economic circumstances. If we implement a pricing or promotional strategy that does not work as expected, our sales and earnings will be adversely impacted.

If we are not able to adapt to changing jewelry trends in China, our inventory may be overstocked and we may be forced to reduce the price of our overstocked jewelry.

Our jewelry sales depend on consumer fashions, which can change rapidly. The ability to accurately predict future changes in taste, respond to changes in consumer preferences and carry the inventory demanded by customers at a high quality, all have an important influence on determining sales performance and achieved gross margin. If we fail to anticipate, identify or react appropriately to changes in styles and trends, we could experience excess inventories, higher than normal markdowns or an inability to sell our products.

If our inventory is lost due to theft, our results of operations would be negatively impacted.

We purchase large volumes of precious metals. We may be subject to losses due to third-party or employee theft. The implementation of security measures beyond those that we already utilize, which include security cameras and alarm systems, would increase our operating costs. Also, any such losses could exceed the limits of, or be subject to an exclusion from, coverage under our insurance policies. Claims filed by us under our insurance policies could lead to increases in the insurance premiums payable by us or the termination of coverage under the relevant policy.

Volatile gold prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if gold or precious stone prices decline or if we are unable to pass price increases on to our customers.

Our principal materials are gold, platinum, diamonds and other precious stones. The gold industry as a whole is cyclical and, at times, pricing and availability of gold can be volatile due to numerous factors beyond our control, including general domestic and international economic conditions, industry, demand, inflation and expectations with respect to the rate of inflation, interest rates, gold sales by central banks, changes in investment trends and international monetary systems and the effect of changes in the supply and demand for gold in public and private markets. This volatility can significantly affect the availability and cost of gold materials for us.

When gold prices increase, competitive conditions will influence how much of the price increase we can pass on to our customers. To the extent we are unable to pass on future price increases in our gold materials to our customers, the revenues and profitability of our business could be adversely affected.  When gold prices decline, customer demands for lower prices and our competitors' responses to those demands could result in lower sale prices, lower margins and inventory valued at the lower of cost or market adjustments as we use existing inventory. Significant or rapid declines in gold prices or reductions in sales volumes could result in us incurring inventory or goodwill impairment charges. Therefore, changing gold prices could significantly impact our revenues, gross margins, operating income and net income.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods our results of operation may be below the expectations of public market analysts and investors. Factors that may affect our quarterly results include:

•	vulnerability of our business to a general economic downturn in China;

•	fluctuation and unpredictability of costs related to gold, diamonds, platinum and precious metal jewelry;

•	seasonality of our business;

•	changes in the laws of the PRC that affect our operations;

•	competition from our competitors;

•	our ability to obtain all necessary government certifications and/or licenses to conduct our business; and

•	development of a public trading market for our securities.

Our success depends in large part upon our senior management and key personnel and our inability to attract or retain these individuals could materially and adversely affect our business, results of operations and financial condition.

We are highly dependent on our senior management, including our Chief Executive Officer, Quanxiang Chen, our Chief Financial Officer, Xiaolin Mao, our Vice President, Human Resources, Xiaoguo Cui, and our Vice President, Brand Development, Yingyan Guo. Our future performance will be dependent upon the continued service of members of our senior management.  Competition for senior management in our industry is intense, and we may not be able to retain our senior management and key personnel or attract and retain new senior management and key personnel in the future, which could materially and adversely affect our business, results of operations and financial condition.

One shareholder will own a large percentage of our outstanding ordinary shares after this offering and could significantly influence the outcome of our corporate matters.

Following this offering, Quanxiang Chen, our Chief Executive Officer will own approximately [___]% of our outstanding ordinary shares, thereby retaining a majority equity interest in our company.  Currently, Mr. Chen beneficially owns approximately 67.5% of our outstanding ordinary shares.  As our majority shareholder, Mr. Chen is, and will continue to be, able to exercise significant influence over all matters that require shareholder approval, including the election of directors to our board and approval of significant corporate transactions that we may consider, such as a merger or other sale of our company or its assets.  This concentration of ownership in our shares by Mr. Chen will limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.  In addition, sales of significant amounts of ordinary shares held by Mr. Chen, or the prospect of these sales, could adversely affect the market price of our ordinary shares.

Our business could be materially adversely affected if we cannot protect our intellectual property rights.

We have intellectual property rights that are of value to us. However, the legal regime governing intellectual property in the PRC is still evolving and the level of protection of intellectual property rights in the PRC may differ from those in other jurisdictions. Thus, it may be difficult to enforce our rights relating to our intellectual property. In the event of the occurrence of any unauthorized use of, or other infringement to, our intellectual property, potential sales of our products might be diverted to such unauthorized sellers and could cause potential damage to, or dilute the value of, such rights or our brand.

Any loss or limitations on our right to use intellectual property licensed from third parties could have a material adverse effect on our business, operating results and financial condition.

We have been granted an exclusive license to use two trademarks, both of which are registered trademarks in the PRC.  The owner of the trademarks, Man Yu, is the wife of Mr. Chen, our Chairman and Chief Executive Officer.  Pursuant to the licensing agreement between Mr. Yu and Chongqing, we have the exclusive right to these trademarks.  The trademark owner may determine not to protect her intellectual property rights that we license from her and we may be unable to defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of the trademark owner.  Upon the termination of the license agreement for this trademark, we may no longer continue to have proprietary rights to the intellectual property that we license from the trademark owner.  Any loss or limitations on our right to use the intellectual property licensed from the trademark owner could have a material adverse effect on our business, operating results and financial condition.

In the course of preparing our consolidated financial statements, we have identified material weaknesses and other control deficiencies in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our ordinary shares may be adversely affected.

We will be subject to reporting obligations under the U.S. securities laws after this offering. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. We and our independent registered public accounting firm, in connection with the preparation and external audit of our consolidated financial statements as of and for the fiscal year ended December 31, 2009, identified certain material weaknesses and other control deficiencies, each as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting as of December 31, 2009. As defined in AU325, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis, and a "significant deficiency" is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting.

The material weaknesses identified primarily related to (i) insufficient accounting personnel with appropriate knowledge of U.S. GAAP and (ii) lack of a comprehensive accounting policies and procedures manual in accordance with U.S. GAAP. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the number of material weaknesses and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

Following the identification of these material weaknesses and other control deficiencies, we have taken measures and plan to continue to take measures to remedy these weaknesses and deficiencies. However, the implementation of these measures may not fully address these material weaknesses and other control deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct these material weaknesses and other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinder our ability to prevent fraud.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2011. If we fail to remedy the problems identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This could adversely impact the market price of our ordinary shares due to a loss of investor confidence in the reliability of our reporting processes. We will need to incur significant costs and use significant management and other resources in order to comply with Section 404 of the Sarbanes-Oxley Act.

Any director of ours may vote on a matter in which he or she is interested, which may cause harm to investors.

Under British Virgin Islands law and our memorandum and articles of association, a director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested.  Even after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into, a director is required merely to disclose such interest to all other directors.  Furthermore, a general notice to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board will be sufficient notice, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.  If any of our directors has a personal interest with respect to any transaction involving our company, he or she may vote in favor of his or her own personal interest, which may cause harm to our investors.

Risks Related to Our Corporate Structure

The PRC government may determine that our corporate structure is not in compliance with applicable PRC laws, rules and regulations.

Our wholly owned subsidiary, Chongqing Yu Zhong Commerce Co., Ltd., or Chongqing, manages and operates our fine jewelry business through Taiyuan Basic Points Commerce Co., Ltd., or Taiyuan Basic Points, a PRC company owned by Mr. Chen, our Chairman and Chief Executive Officer, and his brother in-law, Mr. Yu, who is also the general manager of Taiyuan Basic Points. Chongqing operates Taiyuan Basic Points’ business pursuant to contractual arrangements with Taiyuan Basic Points and Messrs. Chen and Yu, which arrangements we also refer to throughout this report as the VIE Agreements. Almost all economic benefits and risks arising from Taiyuan Basic Points’ operations have been transferred to Chongqing under these agreements. Details of the VIE Agreements are set out below under the heading – Contractual Arrangements in the section entitled Corporate Structure and Organization.

There are risks involved in the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable.  If the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of Chongqing or Taiyuan Basic Points;

•	imposing conditions or requirements in respect of the VIE Agreements with which Chongqing may not be able to comply;

•	requiring our company to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our company’s business; and

•	revoking the business licenses and/or the licenses or certificates of Chongqing or Taiyuan Basic Points, and voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Taiyuan Basic Points, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Taiyuan Basic Points under the VIE Agreements may not be as effective as direct ownership.

We conduct our jewelry retail businesses in the PRC, and generate all of our revenues, through the VIE Agreements. Our plans for future growth are based on growing the operations of Taiyuan Basic Points. However, the VIE Agreements may not be as effective in providing us with control over Taiyuan Basic Points as direct ownership. Under the current VIE arrangements, as a legal matter, if Taiyuan Basic Points fails to perform its obligations under these contractual arrangements, we may have to (a) incur substantial costs and resources to enforce such arrangements and (b) seek legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we fail to effectively control Taiyuan Basic Points, such failure would have an adverse effect on our ability to achieve our business objectives and grow our revenues.

The shareholders of Taiyuan Basic Points may breach, or cause Taiyuan Basic Points to breach, the VIE Agreements.

Mr. Chen, the primary shareholder of Taiyuan Basic Points may breach, or cause Taiyuan Basic Points to breach, the VIE Agreements because his equity interests in Taiyuan Basic Points are greater than his equity interests in our company.  As a result, Mr. Chen may breach a contract with us if he believes that such breach will lead to greater economic benefit for him.  If the shareholders of Taiyuan Basic Points were to breach, or cause Taiyuan Basic Points to breach, the VIE Agreements for this reason or any other reason, we may have to rely on legal or arbitral proceedings to enforce our contractual rights, including specific performance, injunctive relief or claiming damages. Such arbitral and legal proceedings may cost us substantial financial and other resources, and result in disruption of our business.  In addition, if the outcome of such proceedings is not in our favor, we may be unable to retain our effective control over Taiyuan Basic Points or we may have to be pay monetary damages.

The contractual arrangements and other transactions between our PRC subsidiary and its affiliated consolidated entity may be subject to scrutiny by the PRC tax authorities and may result in a finding that we owe additional taxes or are ineligible for tax exemption, or both, which could substantially increase our taxes owed and thereby reduce our net income.

Under applicable PRC laws, rules and regulations, arrangements and transactions between related parties may be subject to audits or challenges by the PRC tax authorities. If any of the transactions that have been entered into between our wholly owned subsidiary in China and its affiliated consolidated entity are determined by the PRC tax authorities not to be on an arm's length basis, or are found to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, the PRC tax authorities may adjust the profits and losses of such affiliated consolidated entity and assess more taxes on it. In addition, the PRC tax authorities may impose late payment fees and other penalties to such affiliated consolidated entity for under-paid taxes. Our net income may be adversely and materially affected if the tax liabilities of our affiliated consolidated entity increase or if it is found to be subject to late payment fees or other penalties.

Risks Related to Doing Business in China

Changes in China’s political or economic situation could harm us and our operating results.

The Chinese government could change the economic reforms or any of the legal systems that the government has established in recent years at any time. This could either benefit or damage our operations and profitability. Some of the things that could have a negative effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in a number of ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of OECD member countries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property, and other matters. The central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as (0.8)%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Most of our revenues are denominated in Renminbi, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

We are exposed to the risks associated with foreign exchange controls and restrictions in China, as our revenues are primarily denominated in Renminbi, which is currently not freely exchangeable. The PRC government imposes control over the convertibility between Renminbi and foreign currencies. Under the PRC foreign exchange regulations, payments for “current account” transactions, including remittance of foreign currencies for payment of dividends, profit distributions, interest and operation-related expenditures, may be made without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to “capital account” transactions, such as direct foreign investment and foreign currency loans. These capital account transactions must be approved by, or registered with, the PRC State Administration of Foreign Exchange, or SAFE. Further, capital contribution by an offshore shareholder to its PRC subsidiaries may require approval by the Ministry of Commerce in China or its local counterparts. If we are unable to meet all of our foreign currency obligations to remit profits out of China or to fund operations in China, we may be subject to penalties to be imposed by SAFE.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular 142, to regulate the conversion by foreign invested enterprises, or FIEs, of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a FIE may be used only for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Compliance with Circular 142 may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business.

Fluctuation in the value of the Renminbi and of the U.S. dollar may have a material adverse effect on investments in our ordinary shares.

Any significant revaluation of the Renminbi may have a material adverse effect on the U.S. dollar equivalent amount of our revenues and financial condition as well as on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For instance, a decrease in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our ordinary shares and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of our common shares. All of our revenues are denominated in Renminbi. Any further appreciation of the Renminbi against the U.S. dollar may result in significant exchange losses.

Prior to 1994, the Renminbi experienced a significant net devaluation against most major currencies, and there was significant volatility in the exchange rate during certain periods. Upon the execution of the unitary managed floating rate system in 1994, the Renminbi was devalued by 50% against the U.S. dollar. Since 1994, the Renminbi to U.S. dollar exchange rate has largely stabilized. On July 21, 2005, the People’s Bank of China announced that the exchange rate of U.S. dollar to Renminbi would be adjusted from $1 to RMB8.27 to $1 to RMB8.11, and it ceased to peg the Renminbi to the U.S. dollar. Instead, the Renminbi would be pegged to a basket of currencies, whose components would be adjusted based on changes in market supply and demand under a set of systematic principles. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-U.S. dollar currencies from 1.5% to 3.0% to improve the flexibility of the new foreign exchange system. Since the adoption of these measures, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. In June 2010, the Chinese government announced its intention to allow the Renminbi to fluctuate within the June 2005 parameters.  There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

Because China’s legal system is less developed than the legal systems in many other countries, there may be uncertainty about the interpretation or application of PRC laws that affect our business.

China is a civil law jurisdiction. Under the civil law system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Although progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade, China’s legal system remains less developed than the legal systems in many other countries. Furthermore, because many laws, regulations and legal requirements have been recently adopted, their interpretation and enforcement by the courts and administrative agencies may involve uncertainties. Sometimes, different government departments may have different interpretations. Licenses and permits issued or granted by one government authority may be revoked by a higher government authority at a later time. Government authorities may decline to take action against unlicensed operators which may work to the disadvantage of licensed operators, including us. The PRC legal system is based in part on government policies and internal rules that may have a retroactive effect. We may not be aware of our violation of these policies and rules until some time after the violation. Changes in China’s legal and regulatory framework, the promulgation of new laws and possible conflicts between national and provincial regulations could adversely affect our financial condition and results of operations. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a New Enterprise Income Tax Law, or the New EIT Law, which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with de facto management bodies within China is considered a resident enterprise, meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009 clarified that dividends and other income paid by such resident enterprises will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such resident enterprises to various reporting requirements with the PRC tax authorities.

Although all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities determine that we are a resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as tax-exempt income, we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new resident enterprise classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.

Restrictions under PRC law on Chongqing’s ability to pay dividends and make other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

PRC regulations restrict the ability of PRC subsidiaries to pay dividends and make other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. Allocations to these statutory reserve funds can be used only for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of Chongqing to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval.

Chongqing, our wholly owned subsidiary, is a Wholly Foreign Owned Enterprise, commonly known as a WFOE. A WFOE can conduct business only within the approved business scope that appears on the company’s business license. Chongqing’s business license permits it to design, manufacture, sell and market jewelry products to department stores throughout the PRC.  Any amendment to the scope of Chongqing’s business requires further application and government approval. In order for Chongqing to expand its business beyond the scope of its license, Chongqing will be required to enter into a negotiation with the authorities for the approval to expand the scope of its business. If Chongqing is unable to obtain the necessary government approval for a desired change or expansion of its business in the future, we may not be able to change or expand our business, which could harm our results of operations or business prospects.

If the China Securities Regulatory Commission, or CSRC, or another Chinese regulatory agency, determines that CSRC approval is required in connection with our business combination or our contractual arrangement with Chongqing and its shareholders, we may become subject to penalties.

On August 8, 2006, six Chinese regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, promulgated the M&A Regulation, which became effective on September 8, 2006 and was subsequently revised on June 22, 2009. This regulation, among other things, has certain provisions that require offshore special purpose vehicles formed for the purpose of acquiring Chinese domestic companies and directly or indirectly established or controlled by Chinese entities or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear how the provisions in the regulation regarding the offshore listing and trading of the securities of a special purpose vehicle apply to us. We believe, based on the interpretation of the regulation and the practice experience of our Chinese legal counsel, DeHeng Law Offices, that CSRC approval is not required for the business combination between Super Champ and Square C or our contractual arrangement with Chongqing and its shareholders. There remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another Chinese regulatory agency subsequently determines that the CSRC’s approval is required for this offering or our contractual arrangement with Chongqing and its shareholders, we may face sanctions by the CSRC or another Chinese regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from making prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in mainland China.  If any of our non-U.S. listed competitors that are not subject to the Foreign Corrupt Practices Act engage in these practices, they may receive preferential treatment and secure business from government officials in a way that is unavailable to us.  Furthermore, if our employees or other agents are found to have engaged in illegal practices, we could suffer severe penalties.

Because our funds are held in banks that do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue our business operations.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue our business operations.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our ordinary shares and our share price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our ordinary shares.

Risks Related to Our Ordinary Shares and This Offering

The market price for our ordinary shares may be volatile.

The market price for our ordinary shares is likely to be highly volatile and subject to wide fluctuations in response to various factors, including the following:

•	actual or anticipated fluctuations in our quarterly operating results and revisions to our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the markets for our products;

•	changes in the economic performance or market valuations of companies specializing in our industry or our customers or their industries;

•	announcements by us or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;

•	addition or departure of our senior management and key personnel;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	litigation related to our intellectual property;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares; and

•	sales or perceived potential sales of our ordinary shares.

In addition, the securities market has from time to time, and to an even greater degree since the last quarter of 2007, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares.  Furthermore, in the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our future ability to raise capital through offerings of our ordinary shares.

Your ability to bring an action against us or against our directors and executive officers, or to enforce a judgment against us or them, will be limited.

We are not incorporated in the United States. We conduct our business outside the United States, and substantially all of our assets are located outside the United States. Most of our directors and executive officers are non-U.S. citizens and residents, and substantially all of the assets of those persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under U.S. securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands or the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and executive officers. In addition, there is uncertainty as to whether the courts of the British Virgin Islands and China, respectively, would entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.  For more information regarding the relevant laws of the British Virgin Islands and the PRC, see “Enforceability of Civil Liabilities.”

We may not pay any dividends on our ordinary shares.

Under British Virgin Islands law, we may pay dividends if the directors declare that the company is able to satisfy the provisions of Section 57 of the BVI Act.  Pursuant to this provision, the company, immediately after the distribution, must satisfy the solvency test, in so far as its assets exceeds its liabilities, and the company must be able to pay its debts as they become due. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. Even if we are able to pay dividends, we cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. We have not paid any dividends in the past. Future dividends, if any, will be at the discretion of our board of directors, subject to the approval of our shareholders, and will depend upon our results of operations, our cash flows, our financial condition, the payment of our subsidiaries of cash dividends to us, our capital needs, future prospects and other factors that our directors may deem appropriate.  We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

As the public offering price is substantially higher than the pro forma net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by existing shareholders for their ordinary shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution of approximately [         ] per ordinary share, representing the difference between our pro forma net tangible book value per ordinary share as of [          ], after giving effect to this offering and the assumed public offering price of [        ] per ordinary share. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

We may use the net proceeds in ways with which you may not agree.

We intend to use the net proceeds from this offering to open new boutiques throughout China and for working capital and other general corporate purposes.  However, our management will have considerable discretion in the application of the proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ordinary share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares. We expect our ordinary shares to be approved for listing on the Nasdaq Global Market. There is no guarantee that our application to list our ordinary shares on Nasdaq will be accepted.  If our application is rejected, our ordinary shares may not be listed on a national securities exchange following this offering. If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares will be materially and adversely affected and you may not be able to resell our ordinary shares at or above the price you paid, or at all. The initial public offering price for our ordinary shares will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ordinary shares after this initial public offering. An active trading market for our ordinary shares may not develop in a timely manner or at all, and the market price of our ordinary shares may decline below the initial public offering price. If the price at which our ordinary shares are traded after this offering declines below the initial public offering price, you will experience a decrease in the value of your ordinary shares regardless of our operating performance or prospects.

If we are classified as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences.

Generally, if for any taxable year, after applying certain look-through rules, 75% or more of our gross income is passive income, or at least 50% of our assets (generally based on average value determined on a quarterly basis) are held for the production of, or produce, passive income, we may be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to our shareholders who are U.S. taxpayers, including gain realized on the disposition of our ordinary shares being treated as ordinary income rather than capital gain and in punitive interest charges being applied to such sales proceeds. Rules similar to those applicable to dispositions apply to amounts treated as “excess distributions.”

We do not believe that we will be a PFIC for our 2010 taxable year based upon our estimates of income, the expected composition of our assets and the expected value of our assets as determined based on our anticipated market capitalization after this offering. However, because PFIC status is based on the composition of our income and assets for the entire taxable year, it is not possible at this time to determine whether we will become a PFIC for our 2010 taxable year until after the close of the taxable year. Therefore, we may become a PFIC for our 2010 taxable year or in any future taxable year. U.S. shareholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our ordinary shares if we were to become a PFIC. See “Taxation — U.S. Federal Income Taxation — Tax Consequences if We Are a Passive Foreign Investment Company.”

If equity research analysts do not publish research or reports about our company or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our company. We do not control these analysts. The price of our ordinary shares could decline if one or more equity analysts downgrade our ordinary shares or if they issue other unfavorable commentary, or cease publishing reports, about us or our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

We make “forward-looking statements” in the “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe that they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Except for events or circumstances which occur up to the date of our prospectus, we undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made in this prospectus, even though our situation will change in the future. Forward-looking statements include statements about:

•	our ability to attract and retain customers;

•	the anticipated benefits and risks associated with our business strategy, including those relating to our current and future product offerings;

•	our future operating results;

•	the anticipated benefits and risks of our key strategic customer relationships and strategic acquisitions, joint ventures and alliances; and

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus describes the principal contingencies and uncertainties to which we believe we are subject, which include the following risks:

•	Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital.

•	Restrictions on our use of funds provided by Chinese banks or our inability to pay off our short-term loans upon maturity could harm our business

•	Our ability to maintain or increase our revenue could be harmed if we are unable to strengthen and maintain our brand image.

•
Because our sales and profitability fluctuate on a seasonal basis, our results of operations may fluctuate from quarter to quarter, and the failure to generate revenue during holiday or festival seasons could have a material adverse effect on our business and profitability.

•
Our retail expansion strategy depends on our ability to open and operate a certain number of new counters and stores each year, which could strain our resources and cause the performance of our existing operations to suffer.

•
A significant portion of our revenue is dependent on sales made in our boutiques in the Hua Yu department store, and a substantial reduction of sales at this location could significantly impact our operating results.

•
We are subject to risks and uncertainties such as labor disputes, inclement weather, natural disasters, and general economic and political conditions that might affect our ability to procure high quality merchandise.

•	Our inability to manage our growth may have a material adverse effect on our business, results of operations and financial condition.

•	Jewelry purchases are discretionary, may be particularly affected by adverse trends in the general economy, and an economic decline may make it more difficult to generate revenue.

•	Competition in the jewelry industry could cause us to lose market share, thereby materially and adversely affecting our business, results of operations and financial condition.

•	Adverse changes in the economy of China may affect our business.

•
Volatile gold prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if gold or precious stone prices decline or if we are unable to pass price increases on to our customers.

•	One shareholder will own a large percentage of our outstanding ordinary shares after this offering and could significantly influence the outcome of our corporate matters.

Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason following the date of this prospectus to conform these statements to actual results or to changes in our expectations or to publicly release the result of any revisions to these forward-looking statements which we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $    million from this offering after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us. For the purposes of estimating net proceeds, we are assuming an initial public offering price of $      per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover of this prospectus. A $1.00 increase (decrease) in the assumed public offering price of $      per ordinary share would increase (decrease) the net proceeds to us from this offering by $     million.

We intend to use our net proceeds from this offering to open new boutiques throughout China and for working capital and other general corporate purposes.  Our growth strategy includes opening an aggregate of 46 CC boutiques and 31 FENIX boutiques by the end of 2013 in various regions throughout China, including Shanghai, Xi’an, Shenyang, Inner Mongolia, Chengdu, Wuhan, Beijing, Guangzhou and Chongqing, among others, in order to try to capture additional market share.  We plan to use the proceeds from this offering, cash generated by our operations and bank loans to fund these expansion plans.

As described in greater detail below in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” the cost to open a new CC counter is approximately $950,000, the cost to open a new CC store is approximately $2.1 million and the cost to open a new FENIX counter is approximately $0.6 million.  Accordingly, we intend to use the net proceeds from this offering to open nine CC counters, three CC stores and eight FENIX counters.

We currently have no plans, agreements or commitments with respect to any material acquisitions or investments in other companies.

The amounts and timing of these expenditures may vary depending on our ability to expand our business, the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive for this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.

Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We do not currently have any plans to pay any cash dividends in the foreseeable future on our ordinary shares being sold in this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the British Virgin Islands. Our revenues are generated by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to pay dividends and make other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. Allocations to these statutory reserve funds can be used only for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. The board of directors of each of our PRC subsidiaries, each of which is a wholly foreign owned enterprise, has the discretion to allocate a portion of its after-tax profits to its staff welfare and bonus funds, which is likewise not distributable to its equity owners except in the event of a liquidation of the foreign-invested enterprise.  If we decide to pay dividends in the future, these restrictions may impede our ability to pay dividends.  In addition, if any of these Chinese entities incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Our Board of Directors has complete discretion on whether to pay dividends.  Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Any dividend we declare will be paid to the holders of our ordinary shares, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis; and

•
on a pro forma as adjusted basis to give effect to the issuance and sale of        of our ordinary shares by us in this offering, assuming an initial public offering price of $      per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of approximately $      , assuming that the underwriters do not exercise their over-allotment option and there is no other change to the number of ordinary shares sold by us as set forth on the cover page of this prospectus.

You should read this table together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

As of June 30, 2010	Actual	Pro forma as adjusted
Cash:
Cash and cash equivalents	$3,706,448	[•	]

Debt:
Short-term bank loans(1)	9,106,130	[•	]

Shareholders’ equity:
Common Stock at par value, 100,000,000 shares authorized and 12,000,000 shares issued and outstanding, respectively	120,000	[•	]
Additional paid-in capital	1,277,294	[•	]
Statutory Reserve	4,140,963	[•	]
Retained earnings	18,388,784	[•	]
Accumulated other comprehensive income	1,281,023	[•	]
Total Capitalization	$25,208,064	[•	]

(1)                Short-term bank loans are obtained from local banks in China.  All the short-term bank loans are repayable within one year.  The weighted average annual interest rate of the short-term bank loans was 8.54% and 8.43% as of June 30, 2010 and December 31, 2009, respectively.  Interest expense was $307,969 and $248,944 for the six months ended June 30, 2010 and 2009, respectively.

As of December 31, 2009 and 2008, the balance of short-term bank loans was $8,190,487 and $3,933,355, respectively, all of which was guaranteed either by third parties or by a subsidiary of ours, $3,802,726 and $577,748, respectively, of which were secured by our assets, and $4,387,761 and $3,355,607, respectively, of which were not secured by our assets.

As of June 30, 2010, the balance of short-term bank loans was $9,106,130, all of which was guaranteed by either third party companies or a subsidiary of ours, $4,553,066 of which was secured by our assets and $4,553,064 of which was not secured by assets.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per ordinary share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and total shareholders’ equity by $       , assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and our estimated offering expenses of approximately $        .

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2010 was $      million, or $      per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, minus the amount of our total consolidated liabilities. Without taking into account any other changes in such net tangible book value after       , other than to give effect to the issuance and sale of       ordinary shares by us in this offering, at the initial public offering price of $      per ordinary share and after deduction of the underwriting discounts and commissions and estimated offering expenses of this offering payable by us, our adjusted net tangible book value as of      would have increased to $       million or $      per ordinary share. This represents an immediate decrease in net tangible book value of $       per ordinary share to our existing shareholders and an immediate dilution in net tangible book value of $           per ordinary share, or        %, to investors purchasing shares in this offering.  In the event that the closing date of this offering deviates from that assumed in this prospectus, we will include the adjusted ordinary share number in our final prospectus relating to this offering. The following table illustrates such per share dilution:

Assumed initial public offering price per ordinary share	$	[	]
Net tangible book value per ordinary share as of June 30, 2010	$	[	]
Increase in adjusted net tangible book value per ordinary share attributable to this offering	$	[	]
Amount of dilution in net tangible book value per ordinary share issued to new investors in this offering	$	[	]
Adjusted net tangible book value per ordinary share after this offering	$	[	]

A $1.00 increase (decrease) in the assumed public offering price of $       per ordinary share would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $       million, the pro forma net tangible book value per ordinary share after giving effect to this offering by $     per ordinary share and the dilution pro forma net tangible book value per ordinary share to new investors in this offering by $     per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of June 30, 2010, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased				Total Consideration			Average Price Per Ordinary
	Number</fo nt>	Percent</f ont>			Amount</fo nt>	Percent</f ont>		Share</fon t>
Existing shareholders			%	$			%	$
New investors
Total		100%				100%

A $1.00 increase (decrease) in the assumed initial public offering price of $[    ] per ordinary share would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ordinary share paid by all shareholders by $    million, $     million and $     , respectively, assuming no change in the number of ordinary shares sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other offering expenses.

EXCHANGE RATE INFORMATION

Effective January 1, 2009, the Federal Reserve Bank of New York discontinued publication of foreign exchange rates certified for customs purposes. Effective January 5, 2009, the Federal Reserve Board of the United States reinstituted the publication of the daily exchange rate data in a weekly version of the H.10 release. The certified exchange rate for RMB published by the Federal Reserve Board of the United States was RMB6.6705 to $1.00 on October 29, 2010.

The following table sets forth information for the RMB concerning (i) the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York for the period from January 1, 2004 to December 31, 2008 and (ii) the certified exchange rates as published by the Federal Reserve Board of the United States for the period subsequent to and including January 5, 2009, expressed in RMB per U.S. dollar, for the periods indicated:

	Certified	Exchange	Rate
	Period End	Average (1)	High	Low
Period
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9723	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9477	7.2946	6.7800
2009	6.8259	6.8307	6.8470	6.8176
2010
April	6.8247	6.8256	6.8275	6.8229
May	6.8305	6.8275	6.8310	6.8245
June	6.7815	6.8184	6.8323	6.7815
July	6.7735	6.7762	6.7807	6.7709
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7396	6.8102	6.6869
October	6.6705	6.6675	6.6912	6.6397
November	6.8225	6.6537	6.8447	6.6233

(1)   The average rate for a year means the average of the exchange rates on the last day of each month during a year. The average rate for a month means the average of the daily exchange rates during that month.

ENFORCEABILITY OF CIVIL LIABILITIES

Almost all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Withers BVI, our counsel as to British Virgin Islands law, and DeHeng Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the British Virgin Islands and China, respectively, would entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been further advised by Withers BVI, our counsel as to British Virgin Islands Law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised by Withers BVI that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damage (i.e. not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of British Virgin Islands under the common law doctrine of obligation.

We have been further advised by DeHeng Law Offices, our counsel as to PRC Law, that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments based either on treaties between China and the country where the judgment is rendered or on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the British Virgin Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this registration statement.  The audited consolidated statements of operations and comprehensive income data for the fiscal years ended December 31, 2008 and 2009 and the unaudited consolidated statements of operations and comprehensive income data for the six months ended June 30, 2009 and 2010 and the audited balance sheets data as of December 31, 2008 and 2009 and the unaudited balance sheets data as of June 30, 2009 and 2010 are derived from the consolidated financial statements included elsewhere in this registration statement.  The consolidated statements of operations and comprehensive income data for the fiscal years ended December 31, 2005, 2006 and 2007 and the balance sheets data as of December 31, 2005, 2006 and 2007 have been derived from unaudited financial statements that are not included in this prospectus.  Our historical results for any of these periods are not necessarily indicative of results to be expected in any future period.

	Statement of Income
	Year Ended December 31,					Six Months Ended
	2009 (Audited)	2008 (Audited)	2007 (Unaudited)	2006 (Unaudited)	2005 (Unaudited)	June 30, 2010 (Unaudited)	June 30, 2009 (Unaudited)

Revenue, net	$63,182,817	$63,178,550	$34,628,269	$19,512,710	$13,283,921	51,139,164	31,287,440
Cost of goods sold	41,180,014	44,148,820	22,354,515	12,948,019	9,117,960	35,167,772	20,492,386
Gross profit	22,002,803	19,029,730	12,273,754	6,564,691	4,165,961	15,971,902	10,795,054
Operating expenses
Department store sales commission	4,262,398	3,410,780	2,192,334	1,026,372	904,743	2,594,903	2,128,190
Selling expenses	5,103,750	5,946,222	3,893,923	2,017,397	1,516,743	3,866,924	1,929,908
Advertising expense	1,216,275	1,591,568	730,849	333,795	147,791	1,011,084	684,964
General and administrative expenses	1,979,296	2,590,548	2,344,795	1,260,551	666,174	1,426,628	830,968
Total Operating Expenses	12,561,719	13,539,118	9,161,901	4,638,115	3,235,451	8,899,539	5,574,030
Income from operations	9,441,084	5,490,612	3,111,853	1,926,576	930,510	7,072,363	5,221,024
Other income (Loss)
Interest expenses, net	(957,643)	(1,051,180)	(474,202)	(294,649)	(232,875)	(549,188)	(455,642)
Other expenses, net	(85,970)	(47,048)	2,351	25,858	105,131	19,914	(190,014)
Total other expenses	(1,043,613)	(1,098,228)	(471,851)	(268,791)	(127,744)	(529,274)	(645,656)
Income before income taxes	8,397,471	4,392,384	2,640,002	1,657,785	802,766	6,543,089	4,575,368
Income taxes	(2,170,785)	(1,179,861)	(660,000)	(414,447)	(200,692)	(1,647,163)	(1,151,086)
Net income	6,226,686	3,212,523	1,980,002	1,243,338	602,074	4,895,926	3,424,282
Other comprehensive income
Foreign currency translation adjustments	55,309	1,166,695	-	-	-	120,916	27,922
Comprehensive Income	$6,281,995	$4,379,218	$1,980,002	1,243,338	602,074	5,016,842	3,452,204

Balance Sheets Data (at end of period)	December 31,
(in U.S. Dollars)	2009	2008	2007	2006	2005	June 30, 2010	June 30, 2009
	Audited	Audited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Cash and cash equivalents	$1,540,673	$759,785	$783,825	$958,156	$70,574	$3,706,448	$929,314
Total current assets	44,142,294	35,310,639	26,610,366	14,566,855	8,246,523	53,197,049	37,895,823
Total noncurrent assets	6,626,162	5,529,073	4,213,475	902,938	450,085	7,427,287	6,373,241
Total assets	50,768,456	40,839,712	30,823,841	15,469,793	8,696,608	60,624,336	44,269,064

Total liabilities	23,247,067	19,936,729	13,863,728	251,897	(2,654,458)	35,416,272	19,913,879
Total shareholders’ equity	27,521,389	20,902,983	16,960,113	15,217,896	11,351,066	25,208,064	24,355,185
Total liabilities and shareholders’ equity	50,768,456	40,839,712	30,823,841	15,469,793	8,696,608	60,624,336	44,269,064

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus.  These statements relate to our future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “may”, “will”, “could”, “expect”, “anticipate”, “intend”, “believe”, “estimate”, “plan”, “predict”, “project” and similar terms or terminology, or the negative of such terms or other comparable terminology.  Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements.  Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus and our other filings with the Securities and Exchange Commission.  We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Our financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States. See “Exchange Rate Information” above for information concerning the exchange rates at which Renminbi have been translated into U.S. dollars at various pertinent dates and for pertinent periods.

Overview

General

We are a fine jewelry retailer headquartered in Taiyuan City, Shanxi Province, PRC.  We believe that we are the leading fine jewelry retailer in Shanxi Province, China, as measured by sales volume, as our sales volume was ranked number one in Shanxi Province in 2008 and 2009 by the Shanxi Jewelry and Gems Trade Association. We also believe that our CC brand is one of the leading fine jewelry brands in Shanxi Province, China, as measured by name recognition, as our CC brand was named a “famous brand in the China jewelry industry” by the Gems and Jewelry Trade Association of China in each of the last three years.

As of October 31, 2010, we operated an aggregate of 56 fine jewelry stores and counters, which we refer to, collectively, as boutiques, and two clothing boutiques, located throughout the PRC, including several major cities in the PRC.  Specifically, we operated the following boutiques as of October 31, 2010:

•	twenty-four jewelry boutiques for our own CC brand;

•	twenty-two jewelry boutiques for our own FENIX brand;

•	nine jewelry boutiques for the Chow Tai Fook brand.

•	one jewelry boutique for the Chaumet brand; and

•	two clothing boutiques for the Calvin Klein brand.

Currently, the majority of our boutiques are located in northern China.  The remaining boutiques are located in other regions in China.  We intend to expand our industry position in the fine jewelry market in China by strengthening our presence in northern China and continuing to expand from northern China into other regions in China.

As a fine jeweler, most of our jewelry is constructed of gold, 18 karat gold or platinum, many of which hold precious gemstones such as diamonds, jade and emerald.  We place a significant emphasis on quality craftsmanship and novel, distinctive designs.

On September 10, 2010, Super Champ and its sole shareholder entered into a share exchange agreement with Square C, a British Virgin Islands limited liability company organized on April 9, 2010 under the BVI Act, and the shareholders of Square C. Pursuant to the share exchange agreement, Super Champ acquired from the shareholders of Square C all of the issued and outstanding shares of Square C, in exchange for an aggregate of 7,000,000 newly issued ordinary shares issued by Super Champ to the shareholders of Square C.  In addition, the sole shareholder of Super Champ sold all of the 5,000,000 ordinary shares of Super Champ that were issued and outstanding prior to the business combination, to the shareholders of Square C for cash, at a price of $0.03 per share.  As a result, the individuals and entities that owned shares of Square C prior to the business combination acquired 100% of the equity of Super Champ, and Super Champ acquired 100% of the equity of Square C.  Square C is now a wholly owned subsidiary of Super Champ.  In conjunction with the business combination, Super Champ filed an amended charter, pursuant to which Super Champ changed its name to CC Jewelry Co., Ltd., changed its fiscal year end to December 31st, changed the par value of its ordinary shares to $0.01 per share and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, we ceased to be a shell company.

Important Factors Affecting our Results of Operations and Existing Trends

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including those set forth below.  See the section entitled “PRC Government Regulations” below for a summary of the material regulations or requirements that affect our business activities in China.

Terms of payments by malls and department stores

Our liquidity and level of accounts receivable depend in part on the payment terms we agree upon with the malls and department stores in which we operate.  Our counters are located in department stores and our stores are located in malls.  Our agreements with department stores provide that payments from consumers are paid directly to the department store.  Approximately fifteen to ninety days later, the department store forwards these customer payments to us after deducting either fixed rent and other related fees or a percentage of our profits generated by sales from the relevant boutique, which amount varies among product types and contracting parties.  In contrast, our agreements with malls provide that payments are made by consumers directly to us, and we make fixed rental and related payments to the malls separately.  Our arrangement with Kaihuasi Fashion CC Store, which is currently our only boutique that is an independent store that is not located inside a mall or department store, provides that payments are made directly to us by consumers.  As of June 30, 2010, we operated a total of 13 stores and 36 counters.

However, we have provided a longer credit term to Hua Yu, which is a department store located in Taiyuan, Shanxi Province, in which we have one CC counter, one Chow Tai Fook counter and one FENIX counter, which collectively generated approximately 16.1%, 25.6% and 31.6% of our total revenues during the six months ended June 30, 2010 and the years ended June 30, 2009 and 2008, respectively.  Historically, we provided Hua Yu a three-month credit term.  In 2009, we extended Hua Yu’s credit term to six months with respect to customer payments in the amount of $2.4 million, resulting in a higher accounts receivable balance as of December 31, 2009.  The $2.4 million payment was subsequently repaid in full in June 2010.  Because of the extended credit term, Hua Yu was accountable for 48.5% of our accounts receivable at December 31, 2009 as compared to 27.7% at December 31, 2008, despite a decrease of revenues generated by sales at our Hua Yu counters in 2009 as compared to 2008.

In 2010, we extended Hua Yu’s credit term to six months with respect to all customer payments.  However, because sales from our Hua Yu counters as a percentage of our overall sales decreased during the six months ended June 30, 2010, the percentage of our accounts receivable generated by sales in Hua Yu decreased to 37.7% at June 30, 2010.

We believe that as we continue to increase sales at recently opened boutiques and open new boutiques, Hua Yu’s extended credit term will have less of an impact on our overall liquidity and accounts receivable.  In addition, if we are successful in opening new stores in malls in the near future as planned, we anticipate that payments made by consumers will be made directly to us, as is the case with our existing contracts with malls.

Seasonality of our retail business

Our business is affected by the seasonal pattern common to most retailers.  The primary factors that affect the seasonal changes in our business operations are holidays and traditional Chinese festivals. Historically, our highest quarterly net sales occur during the fourth quarter, as customers purchase higher levels of jewelry during the holiday season.  In the fourth quarter, retailers often experience increased sales due to the week-long public holiday for Chinese National Day, as well as Christmas and New Year’s Day. This quarter is also a peak season for marriages and the birth of newborns in China, which have historically resulted in higher sales.  Historically, the months that generally generate the greatest revenues for us are December and January (approximately 19.4% in 2008 and 21.5% in 2009 of annual revenues), as a result of holidays and festivals that occur during those months.  We expect this trend to continue.

Any significant decrease in net sales during the holiday or Chinese festival seasons would have a material adverse effect on our business, our financial condition and our results of operations. In addition, in order to prepare for these seasons, we must order and keep in stock significantly more merchandise than we carry during other periods during the year. This inventory build-up may require us to expend cash faster than we generate by our operations during these periods. Any unanticipated decrease in demand for our merchandise during this peak shopping season could require us to sell excess inventory at a substantial markdown, which could have a material adverse effect on our business and profitability.

Because of the briefness of these selling periods, the opportunity for sales to recover in the event of a disruption or other difficulty is limited, and the impact of disruptions and difficulties can be significant. For instance, adverse weather, a significant interruption in the receipt of products or a sharp decline in mall traffic occurring during one of these selling periods could materially impact sales for the affected period and, because of the importance of each of these selling periods, commensurately impact overall sales and earnings.

Product mix

Our liquidity depends in part on the product mix that we attain during a particular financial reporting period.  We sell our jewelry according to consumer demands.  The sales prices of our FENIX jewelry are higher than the prices of our CC and Chow Tai Fook jewelry because they are more customized and they are marketed to high income individuals.  Since the increase in our expenses in designing and selling FENIX jewelry is less than the increased sales prices, these products generate higher profit margins than our CC and Chow Tai Fook jewelry.

The following table provides a breakdown of total revenues, in millions of U.S. dollars, by product type for each for the last three fiscal years and for the six months ended June 30, 2010.

Brand	Six Months Ended June 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
CC	$35.5	$36.7	$37.9	$20.8

FENIX	6.5	9.5	5.1	4.1

Chow Tai Fook	8.0	12.6	15.8	7.8

Other (1)	1.1	4.4	4.4	1.9

Total	$51.1	$63.2	$63.2	$34.6

(1)           This category includes revenues generated by sales of Calvin Klein, Emperor and Luk Fook products.

In 2007 and 2008, sales of our CC products generated approximately 60% of our total revenue, an increase of approximately five times the revenue that our CC products generated in 2006.  The reason for this increase is that during 2007 and 2008 we increased our sales efforts by hosting promotional activities, increasing advertisements and operating new boutiques in order to increase brand awareness of our CC jewelry in Shanxi Province in the PRC.  Once we achieved targeted levels of revenue for our CC jewelry, beginning in 2009, we increased our sales efforts for our FENIX jewelry by hosting promotional activities and increasing advertisements and other publicity events in order to increase brand awareness of our FENIX jewelry in Shanxi Province in the PRC.  As a result, in 2009, sales of our FENIX products increased by 86.3% while sales of our CC products decreased slightly from 2008 levels.  Nonetheless, because of a 20.3% decrease in sales of our Chow Tai Fook products due to increased competition in 2009, our overall revenues remained flat as compared to 2008.

During the six months ended June 30, 2010, sales of our FENIX products increased by 44.4% and sales of our CC products increased by 102% as compared to the six months ended June 30, 2009 due to increased sales volume and newly opened boutiques, and sales of our Chow Tai Fook products increased by 25% as compared to the six months ended June 30, 2009 due to the opening of two new Chow Tai Fook boutiques after June 30, 2009.

Historically, we have generated substantially all of our revenues from sales in northwest China, and primarily within Shanxi Province.  However, over the last several years, we have begun to penetrate other regions of the PRC as well.  During 2009, we generated approximately 4% of our overall revenue from sales in southwest China.  In addition, during the six months ended June 30, 2010, we generated approximately $1.0 million from sales in northeast China.  We intend to continue penetrating these and other regions within the PRC in the near future by opening new boutiques in these regions.  The following table provides a breakdown of total revenues, in millions of U.S. dollars, by geographic region within the PRC for the last three fiscal years and for the six months ended June 30, 2010:

Region	Six Months Ended June 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Xi’an City, Shanxi Province	$2.7	$3.2	$1.9	$0.5
Southwest China (1)	1.2	2.4	1.0	0.3
Central China	0.4	0.7	0.8	0.2
Eastern China	0.3	0.5	-	-
Northeast China	0.8	0.6	0.8	0.2
Northern China (2)	45.7	55.8	58.7	33.4
Total	$51.1	$63.2	$63.2	$34.6

(1)           This category includes primarily Chengdu City, Sichuan Province and Chongqing.

(2)           This category refers to those areas in northern China not covered by the categories “Northwest China” and “Northeast China” in the table above, and includes primarily Shanxi Province (other than Xi’an City) and Hebei Province.

Our profit margins for our primary products were as follows in 2008, 2009 and the six months ended June 30, 2010:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2010
FENIX	55%	47%	52%
CC	24%	29%	25%
Chow Tai Fook	20%	23%	24%

In order to attract new customers, enhance our brand awareness and increase sales volume, we offer promotional discounts and increase our marketing efforts.  In 2008, we opened three CC counters and focused our promotional and advertising activities on these products.  Consequently, the profit margin for these products decreased in 2008.  Similarly, in 2009, we opened six FENIX counters and focused our promotional and advertising activities on these products.  Consequently, our profit margin for these products decreased in 2009.  Profit margins for Chow Tai Fook products remained relatively stable in 2008 and 2009 because Chow Tai Fook is a mature brand, with margins increasing slightly in 2009 because of higher sales prices resulting from the increase in overall gold prices.  In 2009, we phased out the operations of our Luk Fook and Emperor jewelry stores, which together generated approximately $2.8 million, or 5% of our total revenue in 2008, in order to focus our resources on the growth of our CC, FENIX and Chow Tai Fook stores.

During the six months ended June 30, 2010, the gross margin of our CC products decreased because we lowered the selling prices of our CC gold and karat gold jewelry as a result of increased competition among gold and karat gold retailers. In the second half of 2010, our CC boutiques have focused on sales of our CC diamond jewelry, in contrast to gold and karat gold, in order to generate higher margins.  During the six months ended June 30, 2010, the gross margin of our FENIX products increased as we phased out promotions and discounts once we achieved targeted levels of revenue and brand recognition. In addition, during the six months ended June 30, 2010, the gross margin of our Chow Tai Fook products increased as the price of gold increased globally during that period.

We expect sales volume of our CC and FENIX jewelry to increase over time as we increase the number of our boutiques and as these brands continue to gain recognition in the PRC jewelry industry.  In addition, we expect the sales volume of our Chow Tai Fook jewelry, as well as our CC and FENIX jewelry, to increase as a result of increasing demand for jewelry throughout the PRC.  We estimate that for the year ending December 31, 2010, sales of our CC brand, FENIX brand and Chow Tai Fook brand will represent 65%, 18% and 15% of our revenues, respectively.

We expect the gross margin for our FENIX products in the long run to be at approximately 55%, or slightly above the margin attained during the six months ended June 30, 2010.  We anticipate the gross margin for our CC products to return to 2009 levels, which were 29%, in the long run. However, as we attempt to establish ourselves in new markets in the new term, such as the southern and western regions of the PRC, we expect to increase promotional activities and discounts in those regions, which we anticipate will cause the gross margin of our FENIX and CC products to be depressed during those periods.  In addition, we anticipate that the gross margin for our Chow Tai Fook products will be in the 20% to 23% range, subject to fluctuations in gold prices from period to period, as this brand is already well established and mature.

Increasing number of boutiques and geographical locations

In order to try to capture additional market share for our jewelry, we have increased over the past several years, and plan to continue to increase, the number of our boutiques in various regions in the PRC.  Additional stores and counters have had, and could continue to have, a significant effect on our results of operations, by increasing our brand awareness and allowing us to generate higher revenues and profits.

Our retail network expanded from 20 boutiques as of December 31, 2007 to 49 (including 47 jewelry boutiques and 2 clothing boutiques) as of June 30, 2010.  As a result, our revenues and net income grew from $34.6 million and $2.0 million, respectively, in 2007, to $63.2 million and $6.2 million, respectively, in 2009 and $51.1 million and $4.9 million, respectively, during the six months ended June 30, 2010.  Our growth strategy includes opening an aggregate of 46 CC boutiques and 31 FENIX boutiques by the end of 2013 in various regions throughout China, including Shanghai, Xi’an, Shenyang, Inner Mongolia, Chengdu, Wuhan, Beijing, Guangzhou and Chongqing, among others, in order to try to capture additional market share.  Specifically, our plan is to open 12 CC boutiques and eight FENIX boutiques in 2011, eighteen CC boutiques and fifteen FENIX boutiques in 2012 and sixteen CC boutiques and eight FENIX boutiques in 2013.

The costs involved in opening a new boutique include inventory, decoration and fixed asset purchases and spending on advertisements and store design.  The amount of cash required to open a new boutique varies according to numerous factors, including primarily the brand, location and size of the boutique.  We plan to use the proceeds from this offering, cash generated by our operations and bank loans to fund these expansion plans.  As described in greater detail below under the heading “—Liquidity and Capital Resources,” the cost to open a new CC counter is approximately $950,000, the cost to open a new CC store is approximately $2.1 million and the cost to open a new FENIX counter is approximately $0.6 million.  Accordingly, we intend to use the net proceeds from this offering to open nine CC counters, three CC stores and eight FENIX counters.

Our retail expansion strategy will largely depend on our ability to finance such expansion and to successfully locate strategic sites for, and to open and operate, new retail locations.  Any failure to successfully finance, open and operate new retail counters and stores could limit our ability to grow our revenues or profits in the manner we desire.  In addition, our proposed retail expansion program will place increased demands on our operational, managerial and administrative resources.  These increased demands could cause us to operate our business less effectively, which in turn, could cause deterioration in the financial performance of our overall business.

Availability of raw materials

We currently purchase almost all of our raw materials from a small number of suppliers.  During 2008, 2009 and the six months ended June 30, 2010, we purchased approximately 56.3% and 49.6% and 48.1%, respectively, of our gold, platinum and other merchandise from our top five finished product vendors and almost all of our diamonds from our top five diamond suppliers.  As we increase the scale of our retail operations, we may need to establish a more diverse supplier network, while attempting to continue to leverage our purchasing power to obtain favorable pricing and delivery terms.  However, in the event that we need to diversify our supplier network, we may not be able to procure a sufficient supply of high quality gold, platinum, diamonds or other merchandise at a competitive price, which could have an adverse effect on our results of operations, financial condition and cash flows.

Furthermore, despite our efforts to control our supply of diamonds and fine jewelry and maintain good relationships with our existing suppliers, we could lose one or more of our existing suppliers at any time.  The loss of one or more key suppliers could increase our reliance on higher cost or lower quality supplies, which could negatively affect our profitability.  Any interruptions to, or declines in the amount or quality of, our diamond and fine jewelry supplies could materially disrupt our production and adversely affect our business, financial condition and financial prospects.

Growth of the Chinese economy

We operate our manufacturing facilities in China and derive all of our revenues from sales to customers in China. As such, economic conditions in China affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. According to the National Bureau of Statistics, China’s gross domestic product totaled approximately $4.0 trillion during the first three quarters of 2010. Domestic demand for, and consumption of, jewelry and gems has increased substantially as a result of this growth. However, any adverse changes in economic conditions or regulatory environment in China may have a material adverse effect on our future performances.

Costs of being a public company

Prior to the business combination, CC Jewelry did not operate as a public company. We expect that compliance with our obligations as a public company will require significant management time and continued increases in general administrative expenses, including insurance, legal and financial compliance costs.

Foreign currency translation

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiaries is RMB. Our results of operations are translated at average exchange rates during the relevant financial reporting periods, assets and liabilities are translated at the unified exchange rate at the end of these periods and equity is translated at historical exchange rates. Adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.

Description of Selected Income Statement Items

Revenue.  We generate revenue from sales of our CC, FENIX, Chow Tai Fook and Calvin Klein products.  In 2008 and early 2009, we also sold Luk Fook and Emperor jewelry.

Cost of goods sold.  Cost of goods sold includes costs related to the purchase of merchandise from third parties, as well as receiving and distribution costs.

Department store sales commission.  Our agreements with department stores provide that payments from consumers are paid directly to the department store.  Approximately fifteen to ninety days later, the department store forwards these customer payments to us after deducting either fixed rent and other related fees or a percentage of our profits generated by sales from the relevant boutique, which amount varies among product types and contracting parties.  The costs deducted by department stores based on a percentage of our revenues is reported as department stores sales commission.

Selling expenses.  Selling expenses include costs associated with the selling and promotion of products, including sales commissions, payroll, traveling expenses, transportation expenses and advertising expenses.

Advertising expenses.  Advertising expenses consist of marketing activities conducted via media outlets, VIP memberships, in-store promotions, publicity events and cross-industry cooperation (see “Advertising and Promotion” in “Retail Operations, Marketing and Sales Training” in the Business section below).

General and administrative expenses.  General and administrative expenses consist primarily of employee remuneration, payroll taxes and benefits, general office expenses and depreciation.  We expect administrative expenses to continue to increase as we incur additional expenses related to costs of compliance with securities laws and other regulations, including increased audit and legal fees and investor relations expenses.

Interest expenses.  Interest expenses consist of interest expense on bank loans.

Income Taxes.  The PRC Enterprise Income Tax Law imposed an income tax rate of 25% beginning in 2008 for enterprises registered in the PRC.  As our income tax obligations increase over time as a result of higher revenue, our net income will be affected.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

(All amounts in U.S. dollars, except for percentages)

	For Year Ended December 31,				For Six Months Ended June 30,
	2009 (Audited)		2008 (Audited)		2010 (Unaudited)		2009 (Unaudited)
	USD	% of Revenue	USD	% of Revenue	USD	% of Revenue	USD	% of Revenue
Revenue, net	$63,182,817	100%	63,178,550	100%	51,139,674	100%	31,287,440	100%
Cost of goods sold	41,180,014	65.2%	44,148,820	69.9%	35,167,772	68.8%	20,492,386	65.5%
Gross profit	22,002,803	34.8%	19,029,730	30.1%	15,971,902	31.2%	10,795,054	34.5%
Operating expenses
Department store sales commission	4,262,398	6.7%	3,410,780	5.4%	2,594,903	5.1%	2,128,190	6.8%
Selling expenses	5,103,750	8.1%	5,946,222	9.4%	3,866,924	7.6%	1,929,908	6.6%
Advertising expense	1,216,275	1.9%	1,591,568	2.5%	1,011,084	2.0%	684,964	2.3%
General and administrative expenses	1,979,296	3.1%	2,590,548	4.1%	1,426,628	3.0%	830,968	2.8%
Total operating expenses	12,561,719	19.9%	13,539,118	21.4%	8,899,539	17.4%	5,574,030	17.8%
Income from operations	9,441,084	14.9%	5,490,612	8.7%	7,072,363	13.8%	5,221,024	16.7%
Other income expenses
Interest expenses, net	(957,643)	(1.5)%	(1,051,180)	(1.7)%	(549,188)	(1.1)%	(455,642)	(1.6)%
Other expenses, net	(85,970)	(0.1)%	(47,048)	(0.1)%	19,914	-	(190,014)	0.6%
Total other expenses	(1,043,613)	(1.7)%	(1,098,228)	(1.7)%	(529,274)	(1.0)%	(645,656)	(2.1)%
Income before income taxes	8,397,471	13.3%	4,392,384	7.0%	6,543,089	12.8%	4,575,368	14.6%
Income taxes	(2,170,785)	(3.4)%	(1,179,861)	(1.9)%	(1,647,163)	(3.2)%	(1,151,086)	(3.7)%
Net income	6,226,686	9.9%	3,212,523	5.1%	4,895,926	9.6%	3,424,282	10.9%
Other comprehensive income
Foreign currency translation adjustments	55,309	0.1%	1,166,695	1.8%	120,916	(0.2)%	27,922	0.1%
Comprehensive income	$6,281,995	9.9%	4,379,218	6.9%	5,016,842	9.8%	3,452,202	11.0%

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenue.  During each of the years ended December 31, 2009 and 2008, we had revenues of approximately $63.2 million.  The following table provides a breakdown of revenues of each of our brands during the years December 31, 2009 and 2008:

	Year ended December 31,
(in millions of U.S. dollars)
	2009		2008
	Revenue	% of total revenue	Revenue	% of total revenue	Change from the same period last year
Brands:
CC	$36.7	58%	$37.9	60%	(0.3)%
Chow Tai Fook	$12.6	20%	$15.8	25%	(20.3)%
FENIX	$9.5	15%	$5.1	8%	86.3%
Other (1)	$4.4	7%	$4.4	7%	–
Total	$63.2	100%	$63.2	100%	–

(1) Includes sales of Calvin Klein, Luk Fook and Emperor products.

Cost of goods sold.  Cost of goods sold was approximately $41.2 million during the year ended December 31, 2009, as compared to approximately $44.1 million during the year ended December 31, 2008, representing a decrease of 6.7% or approximately $2.9 million. This decrease resulted from the change of our product mix in 2009 as compared to 2008.  The cost of goods sold for our FENIX jewelry is proportionately lower than the cost of goods sold for our other products. Because sales of our FENIX products increased 87.5% in 2009 as compared to 2008, our cost of goods sold decreased during that period.  As a percentage of revenue, cost of goods sold decreased from 73.9% to 69.9% during the year ended December 31, 2009.

Gross profit and gross margin.  Our gross profit is equal to the difference between our revenue and our cost of goods sold. Our gross profit increased 15.9% to approximately $22.0 million during the year ended December 31, 2009, from approximately $19.0 million for the same period in 2008 because of the decrease in cost of goods sold as explained above.  For the years ended December 31, 2009 and 2008, our gross margin was 34.8% and 30.1%, respectively.  The increase was attributable to the change of our product mix in 2009, as sales of our higher margin FENIX jewelry increased.

Department store sales commission.  The sales commission paid to department stores totaled $4.3 million for the year ended December 31, 2009, as compared to $3.4 million for the year ended December 31, 2008, an increase of 26.5%.  This increase was attributable to increased sales in department stores during the year ended December 31, 2009.

Selling expenses.  Selling expenses totaled $5.1 million for the year ended December 31, 2009, as compared to $5.9 million for the year ended December 31, 2008, a decrease of 14.2%.  This decrease was attributable to our retaining a smaller sales team for our CC products in 2009 once we achieved targeted levels of revenue and brand awareness.

Advertising expense.  Advertising expense totaled approximately $1.2 million for the year ended December 31, 2009, as compared to $1.6 million for the year ended December 31, 2008, a decrease of 23.6%.  This decrease was attributable to increased activities in 2008 to enhance the brand awareness and brand recognition of our CC products through advertisements, promotions and related activities.  Although we increased our marketing activities for our FENIX products in 2009, these activities generally entailed publicity events, jewelry exhibitions and cross-industry cooperation, which activities in the aggregate are not as costly as media advertising, which was a large portion of our CC advertising campaign in 2008.  The types of marketing activities we choose depends on the clientele we are seeking for a particular product in a given market.  Generally, media advertising is more effective for our mid-income customers, not high-end.

General and administrative expenses.  General and administrative expenses totaled approximately $2.0 million for the year ended December 31, 2009, as compared to approximately $2.6 million for the year ended December 31, 2008, representing a decrease of 23.1%. This decrease was attributable to a decrease in the provision for doubtful accounts.

Income taxes.  We incurred income tax expenses of $2.2 million and $1.2 million for the fiscal years ended December 31, 2009 and 2008, respectively.  The increase was a result of increased profits in 2009 as compared to 2008.

Net income.  As a result of the foregoing, our net income totaled approximately $6.2 million for the year ended December 31, 2009, as compared to approximately $3.2 million for the year ended December 31, 2008, an increase of 93.8%.

Foreign currency translation adjustments.  Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Our results of operations are translated at average exchange rates during the relevant financial reporting periods, assets and liabilities are translated at the unified exchange rate at the end of these periods and equity is translated at historical exchange rates. Adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Revenue.  During the six months ended June 30, 2010, we had revenues of approximately $51.1 million as compared to revenues of approximately $31.3 million during the six months ended June 30, 2009, an increase of $19.8 million, or 63.5%. The increase in our revenues during the six months ended June 30, 2010 was attributable to an increase in the volume of sales of our CC, FENIX and Chow Tai Fook products.

The following table provides a breakdown of revenues of each of our brands during the six months ended June 30, 2010 and 2009:

	Six months ended June 30,
(in millions of U.S. dollars)
	2010		2009
	Revenue	% of total revenue	Revenue	% of total revenue	Change from the same period last year
Brands:
CC	35.5	69.3%	17.6	56.2%	102%
Chow Tai Fook	8.0	15.7%	6.4	20.5%	25%
FENIX	6.5	12.8%	4.5	14.4%	44.4%
Other (1)	1.1	2.2%	2.8	8.9%	(60.7)%
Total	$51.1	100%	$31.3	100%	–

(1)  Includes sales of Calvin Klein, Luk Fook and Emperor products.

Cost of goods sold.  Cost of goods sold was approximately $35.2 million during the six months ended June 30, 2010, as compared to approximately $20.5 million during the six months ended June 30, 2009, representing an increase of 71.6% or approximately $14.7 million. This increase resulted from the increase in or volume sold.  As a percentage of revenue, cost of goods sold increased from 68.8% to 65.5% during the six months ended June 30, 2010.

Gross profit and gross margin.  Our gross profit is equal to the difference between our revenue and our cost of goods sold. Our gross profit increased 48.0% to approximately $16.0 million during the six months ended June 30, 2010, from approximately $10.8 million for the same period in 2009 because of increased sales volume of our FENIX, Chow Tai Fook and CC products.  For the six months ended June 30, 2010 and 2009, our gross margin was 31.2% and 34.5%, respectively.  The decrease in our gross margin was attributable to the decrease in the gross margin of our CC products, offset by increases in the gross margin of our Chow Tai Fook and FENIX products, as described above under the heading “Products Mix.”

Department store sales commission.  The sales commission paid to department stores totaled $2.6 million for the six months ended June 30, 2010, as compared to $2.1 million for the six months ended June 30, 2009, an increase of 23.8%.  This increase was attributable to increased sales in department stores during the first half of 2010.

Selling expenses.  Selling expenses totaled $3.9 million for the six months ended June 30, 2010, as compared to $1.9 million for the six months ended June 30, 2009, an increase of 100.4%.  This increase was attributable to increased rent payments and salaries for sales persons resulting from the opening of nine new boutiques during the first half of 2010.

Advertising expense. Our advertising expense increased 47.6% to approximately $1.0 million during the six months ended June 30, 2010, from approximately $0.7 million for the same period in 2009 During the first half of 2010, we attempted to develop our brands by means of advertising in new regions such as Shenyang, Changchun and Xi’an, rather than focusing on Shanxi Province, where our brands are more established, as in the first half of 2009.

General and administrative expenses.  General and administrative expenses totaled approximately $1.4 million for the six months ended June 30, 2010, as compared to approximately $0.8 million for the six months ended June 30, 2009, representing an increase of 71.7%. This increase was attributable to the enlargement of business scale which brought an increase of travelling expense, salary, training expense and other administrative expenses.

Income taxes.  We incurred income tax expenses of $1.6 million and $1.2 million for the six months ended June 30, 2010 and 2009, respectively.  The increase was a result of increased profits in 2010 as compared to 2009.

Net income.  As a result of the foregoing, our net income totaled approximately $5.0 million for the six months ended June 30, 2010, as compared to approximately $3.5 million for the six months ended June 30, 2009, an increase of 44.1%.

Foreign currency translation adjustments.  Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Our results of operations are translated at average exchange rates during the relevant financial reporting periods, assets and liabilities are translated at the unified exchange rate at the end of these periods and equity is translated at historical exchange rates. Adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and judgments. See Note 2 to our consolidated financial statements, “Summary of Significant Accounting Policies.” We believe that the following paragraphs reflect the most critical accounting policies that currently affect our financial condition and results of operations.

Basis of Consolidation

The consolidated financial statements include the accounts of Square C and its wholly owned subsidiaries.  Intercompany accounts and transactions have been eliminated upon consolidation.  ASC 810 requires a VIE entity to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns.  Variable interest entities are those entities in which the Company, through contractual arrangement, bears the risks of, and enjoys the rewards normally associated with, ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars, while the functional currency of the Company is Renminbi, as determined based on the criteria of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 830 “Foreign Currency Matters”.  The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses.  Capital accounts are translated at their historical exchange rates when the capital transactions occurred.  The resulting transaction adjustments are recorded as a component of other comprehensive income with in shareholders’ equity.  Gains and losses from foreign currency transactions are included in net income.

	2009	2008
Year ended RMB: US$ exchange rate	6.8372	6.8542
Average yearly RMB: US$ exchange rate	6.8409	6.9622

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Revenue Recognition

Wholesale revenues are recognized upon delivery and acceptance of merchandise by the customers while retail revenues are recognized at the “point of sale”, which occurs when merchandise is taken in an “over-the-counter” transaction, provided that all of the following criteria are met:

•	Persuasive evidence of an arrangement exists,

•	Delivery has occurred or services have been rendered,

•	The seller’s price to the buyer is fixed or determinable, and

•	Collectability is reasonable assured.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Property, Plant, and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives are as follows:

Leasehold improvements	3-5 years
Furniture and office equipment	2-3 years
Machinery and equipment	2-3 years
Motor vehicles	5 years

Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease terms. When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.  The cost of maintenance and repairs is charged to statement of operations as incurred, whereas significant renewals and betterments are capitalized.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.  The factors considered by management in performing these assessments include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.  Based on these assessments there was no impairment at December 31, 2009 and 2008.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-06 (ASU 2010-06), “Fair Value Measurements and Disclosures (Topic 820)”: Improving Disclosures about Fair Value Measurements.  This amendment to Topic 820 has improved disclosures about fair value measurements on the basis of input received from the users of financial statements.  This is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Early adoption is permitted.  The provisions of ASU 2010-06 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), "Subsequent Events (Topic 855)."  The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP.  ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010.  The provisions of ASU 2010-09 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-10 (ASU 2010-10), "Consolidation (Topic 810)."  The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity's interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies.  An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20.  The deferral is primarily the result of differing consolidation conclusions reached by the International Accounting Standards Board ("IASB") for certain investment funds when compared with the conclusions reached under Statement 167.  The deferral is effective as of the beginning of a reporting entity's first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167.  Early application is not permitted.  The provisions of ASU 2010-10 are effective for the Company beginning in 2010. The adoption of ASU 2010-10 did not have a material impact on the Company’s consolidated financial statements.

In March 2010, the FASB issued Accounting Standards Update 2010-11 (ASU 2010-11), "Derivative and Hedging (Topic 815)."  All entities that enter into contracts containing an embedded credit derivative feature related to the transfer of credit risk that is not only in the form of subordination of one financial instrument to another will be affected by the amendments in this Update because the amendments clarify that the embedded credit derivative scope exception in paragraph 815-15-15-8 through 15-9 does not apply to such contracts.  ASU 2010-11 is effective at the beginning of the reporting entity's first fiscal quarter beginning after June 15, 2010.  The provisions of ASU 2010-11 did not have a material effect on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13 (ASU 2010-13), "Compensation—Stock Compensation (Topic 718)." This Update provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The provision of ASU 2010-13 are not expected to have a material effect on the Company’s consolidated financial statements.

In July 2010, the FASB issued an accounting update to provide guidance to enhance disclosures related to the credit quality of a company's financing receivables portfolio and the associated allowance for credit losses. Pursuant to this accounting update, a company is required to provide a greater level of disaggregated information about its allowance for credit loss with the objective of facilitating users' evaluation of the nature of credit risk inherent in the company's portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The revised disclosures as of the end of the reporting period are effective for the Company beginning in the second quarter of fiscal 2011, and the revised discourses related to activities during the reporting period are effective for the Company beginning in the third quarter of fiscal 2011. The Company is currently evaluating the impact of this accounting update on its financial disclosures.

Liquidity and Capital Resources

Our cash requirements consist primarily of funding ongoing operations, including primarily inventory requirements, capital expenditures for the opening of new boutiques and debt service.  The major sources of our liquidity for fiscal years 2009 and 2008 and the six months ended June 30, 2010 were cash generated from operations and short-term borrowings, including short-term loans from banks, notes payable and loans from Mr. Chen. We expect to continue to finance our operations and working capital needs in the near future from cash generated from operations and short-term borrowings.  Our cash and cash equivalents are denominated in RMB.

Our retail network expanded from 20 boutiques as of December 31, 2007 to 58 (including two clothing boutiques) as of October 31, 2010.  As a result, our revenues and net income grew from $32.4 million and $2.0 million, respectively, in 2007, to $63.2 million and $6.3 million, respectively, in 2009 and $51.1 million and $4.9 million, respectively, during the six months ended June 30, 2010.  Our growth strategy includes opening an aggregate of 46 CC boutiques and 31 FENIX boutiques by the end of 2013 in various regions throughout China, including Shanghai, Xi’an, Shenyang, Inner Mongolia, Chengdu, Wuhan, Beijing, Guangzhou and Chongqing, among others, in order to try to capture additional market share.

The costs involved in opening a new boutique include inventory, decoration and fixed asset purchases and spending on advertisements and store design.  The amount of cash required to open a new boutique varies according to numerous factors, including primarily the brand, location and size of the boutique.  Specifically, the cost to open a new CC counter is approximately $950,000, including $730,000 for inventory and $220,000 for decorations, assets and other expenses, a new CC store is approximately $2.1 million, including $1.5 million for inventory and $0.6 million for decorations, assets and other expenses, and a new FENIX counter is approximately $0.6 million including $450,000 for inventory and $150,000 for decorations, assets and other expenses.  We have not yet opened a FENIX store to date.  Accordingly, we intend to use the net proceeds from this offering to open nine CC counters, three CC stores and eight FENIX counters.

Our cash and cash equivalents were approximately $3.7 million at June 30, 2010 and $1.5 million at December 31, 2009, as compared to $0.8 million at December 31, 2008, which increase was due to an increase in cash provided by our operations as well as increased proceeds from bank loans.  We believe that our cash reserves, together with expected cash flow from operations and short-term loans, are sufficient to allow us to continue to operate for the next 12 months. However, we intend to sell equity in this offering to enhance our liquidity position and to increase our cash reserves for expansion.

PRC regulations, including those relating to payments of dividends to offshore entities, have not had, and are not expected to have, a material impact on our ability to meet our cash obligations.

Loans

At December 31, 2009, we had approximately $8.2 million of short-term bank loans and $0.8 million of notes payable outstanding, as compared to $3.9 million and $0.8 million at December 31, 2008, respectively.  At June 30, 2010, we had approximately $9.1 million of short-term bank loans outstanding, as compared to $6.5 million at June 30, 2009, respectively.

Short-term bank loans are obtained from local banks in China. All the short-term bank loans are repayable within one year.  We may use our short-term borrowings from local banks for inventory purchases only, and not for construction or improvement of facilities or other purposes.

The weighted average annual interest rate of the short-term bank loans was 8.43%, 12.23% and 8.54% as of December 31, 2009 and 2008, and June 30, 2010, respectively. Interest expense related to these loans was $511,361 and $470,855 and $307,969 for the years ended December 31, 2009 and 2008 and the six months ended June 30, 2010, respectively.

We have not experienced any difficulties in the acquisition and rollover of the short-term bank loans that we use to fund our daily operations. We anticipate rollovers of all current facilities that are set to mature in the 2010.  The seasonal pattern of our revenue does not generally affect our borrowings.  Our inventory on hand combined with new inventory purchased using cash generated by our operations is generally sufficient to satisfy our inventory needs during the holiday and festival seasons.

Working Capital

Our working capital was approximately $20.9 million at December 31, 2009 as compared to $15.4 million at December 31, 2008.  This increase was due to significant increases in our accounts receivable, an increase in inventories resulting from our opening 13 counters in 2009 compared to 7 counters in 2008 and a decrease in amounts owed to Mr. Chen, our Chairman and Chief Executive Officer, offset by an increase in short-term bank loans and income taxes payable.

Accounts Receivable

As of June 30, 2010, our accounts receivable increased by approximately $1.7 million as compared to December 31, 2009 due to increased sales.  All $8.9 million of accounts receivable outstanding as of June 30, 2010 have already been paid.

Historically, we provided Hua Yu a three-month credit term.  In 2009, we extended Hua Yu’s credit term to six months with respect to customer payments in the amount of $2.4 million, resulting in a higher accounts receivable balance as of December 31, 2009.  The $2.4 million payment was subsequently repaid in full in June 2010.  Because of the extended credit term, Hua Yu was accountable for 48.5% of our accounts receivable at December 31, 2009 as compared to 27.7% at December 31, 2008, despite a decrease of revenues generated by sales at our Hua Yu counters in 2009 as compared to 2008.

In 2010, we extended Hua Yu’s credit term to six months with respect to all customer payments.  However, because sales from our Hua Yu counters as a percentage of our overall sales decreased during the six months ended June 30, 2010, the percentage of our accounts receivable generated by sales in Hua Yu decreased to 37.7% at June 30, 2010.

Cash Flows

Years Ended December 31, 2009 and December 31, 2008

The following table sets forth a summary of our net cash flow information for the periods indicated:

(All amounts in U.S. dollars)
	Year Ended December 31,
	2009	2008
	(Audited)	(Audited)
Net cash provided by (used in) operating activities	$1,393,288	$1,821,874
Net cash used in investing activities	(2,454,080)	(3,390,796)
Net cash provided by financing activities	4,636,016	788,464

Operating Activities

Net cash used in operating activities was approximately $1.4 million in 2009, as compared to approximately $1.8 million of net cash provided by operating activities in 2008. This decrease was primarily attributable to the following factors: a decrease in the provision for doubtful accounts following the write-off of $0.7 million owed by a distributor in 2008, an increase of $2.9 million of accounts receivable in 2009 as compared to a decrease of $1.9 million in 2008 due to an extension of credit to new department store customers in 2009 and an extension of credit of $2.4 million in 2009 to Hua Yu, a department store in which we generate a significant amount of revenue, a decrease in advances to suppliers in 2009 as compared to 2008 due to higher levels of inventory expenditures in 2008 to develop our CC business, a smaller increase in accounts payable in 2009 as compared to 2008 due to a steady increase of sales in 2009, and a $0.5 million decrease in other payables and accrued expenses in 2009 due to a decrease in advertisement expenses.  In addition, retirement of plant, property and equipment was higher in 2008 as a result of our adjusting this item in 2008 from the prior period by calculating our different brands separately.

These amounts were offset by an increase in net income of $6.2 million in 2009 as compared to $3.2 million in 2008 for the reasons described above under “Results of Operations,” a $2.1 million increase in income taxes payable in 2009 as compared to $1.2 million in 2008, a smaller increase in inventories in 2009 as compared to 2008 due to the need for additional inventory in newly opened counters in 2008, a decrease in amounts due from related parties and a slight increase in amounts due to related parties in 2009 as compared to 2008.

Investing Activities

Net cash used in investing activities was approximately $2.5 million in 2009, as compared to $3.4 million in 2008. This decrease in cash used in investing activities was primarily attributable to a smaller increase in purchases of property, plant and equipment in 2009 as compared to 2008 because in 2008 we increased purchases of equipment and transportation vehicles to develop our CC business, and an increase in long-term equity investments in 2008 due to an investment in Datong Tianfu, a distributor of ours.  These amounts were offset by a $2.2 million increase in payments for construction in progress in 2009 as compared to an increase of $1.8 million in 2008 due to the opening of additional boutiques.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2009 was approximately $4.6 million, as compared to approximately $0.8 million in 2008. The increase in cash provided by financing activities was primarily the result of proceeds from short-term bank loans in the amount of $8.6 million in 2009 as compared to $4.2 million in 2008 and decreased repayments of notes payable in 2009 as compared to 2008.  These amounts were offset by a decrease in proceeds from notes payable in 2009 as compared to 2008 and an increase in repayments of short-term bank loans in 2009 as compared to 2008.

Six Months Ended June 30, 2010 and June 30, 2009

The following table sets forth a summary of our net cash flow information for the periods indicated:

(All amounts in U.S. dollars)
	Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$8,235,589	$(725,493)
Net cash used in investing activities	(1,507,389)	(1,381,770)
Net cash provided by (used in) financing activities	(4,648,125)	2,251,013

Operating Activities

Net cash used in operating activities was approximately $0.7 million in the six months ended June 30, 2009, as compared to net cash provided by operating activities of approximately $8.2 million in the six months ended June 30, 2010. This increase in cash provided by operating activities was primarily attributable to the following factors: a $ 1.5 million increase in net income for the reasons described above under “Results of Operations”, a smaller increase in accounts receivable in 2010 as compared to 2009 as a result of increased revenue, a $3.7 million increase in accounts payable in 2010 as compared to a $2.1 million decrease in 2009 because the Chinese spring festival occurred in February 2010 as compared to January 2009, which affected the timing of our expenditures on inventory in anticipation of the festivals, a $0.8 amount due to related parties, and a $3.0 million increase in amount due to a shareholder in 2010 as compared to a $0.7 million decrease in 2009 due to increased borrowings from our chairman in order to capitalize our newly opened boutiques.

These amounts were offset by a $3.9 million increase in inventory due to inventory needs for our newly opened boutiques and an overall increase in sales volume in existing boutiques and a $2.0 million increase in other receivables in 2010 due to increased short-term deposits to suppliers for orders of novel and other popular products.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2010 was approximately $4.6 million, as compared to net cash provided by financing activities of approximately $2.3 million in 2009. The increase in cash used in financing activities was primarily the result of a $1.0 million decrease in proceeds from short-term bank loans in 2010, a $0.7 million increase in repayments of short-term bank loans in 2010, $9.5 million of proceeds from notes payable in 2009 and a $4.8 million cash dividend paid to a shareholder in 2010, representing a distribution of accumulated profits to shareholders during the six months ended June 30, 2010, offset by $9.8 million of notes payable repayments in 2009 as compared to $0.8 million in 2010.

Inventory

Our business is highly seasonal. The months that generally generate the greatest revenues for us are December and January (approximately 19.4% in 2008 and 21.5% in 2009 of annual revenues), as a result of holidays and festivals that occur during those months.  We purchase inventory in anticipation of these periods and, as a result, have higher inventory and inventory financing needs immediately prior to these periods.  Owned inventory at June 30, 2010 was $35.4 million and at December 31, 2009 was $31.5 million as compared to $26.0 million at December 31, 2008.  The increase in inventory levels during these periods reflects the opening of thirteen new boutiques in 2009 and nine new boutiques in the first half of 2010.

Inventory comprises the majority of our assets because many of our jewelry units are very valuable. Therefore, we have implemented measures to effectively manage the inventory levels in our retail stores.  We created a new sales intranet website in 2009 and have utilized this system in all of our boutiques since November 2009. This system enables customers to browse all of the products in stock in all of our boutiques.  Customers can choose to purchase any product available in any of our boutiques or to design customized products. Any selected products which are not in stock in the boutique in which a customer makes a purchase are delivered directly to the customer’s home.  By enabling customers to select products stored in any of our boutiques from any location and delivering the products to their homes, we expect to increase our customers’ brand loyalty without having to expend significant resources to increase inventory levels at our boutiques.  This information allows us to improve the inventory turnover rate. Slow selling items are transferred to boutiques where we determine the products will sell more quickly. The best-selling items are also transferred among different boutiques to enable shops to focus their attention on promoting slow-selling items. Out-dated products are sent back to the company in order to reuse the materials.  During 2010, we have further increased our technological systems by implementing an Enterprise Application Suite (EAS) system.  We expect that our finance management system will connect with our sales intranet system and office automation system, to be included in our EAS platform system in 2011, thereby further strengthening our operations.

Transportation Expenses

Our transportation expenses reflect primarily the expenses of delivering products to our boutiques, transferring products between boutiques, and distributing other materials such as promotional displays, advertisements and packaging materials. We transport products directly to our boutiques, which enables us to avoid the extra costs of an intermediate and insure the safety and timeliness of product transportation.

Capital Expenditures

Our capital expenditures consist of: (i) payments for construction in progress, which includes purchases of store decorations and payments for labor and interior designs, and (ii) expenditures on property, plant and equipment, which include purchases of office equipment and transportation vehicles. Capital expenditures were $2.4 million in 2009 (including approximately $2.2 million for construction in progress and approximately $0.3 million for expenditures on property, plant and equipment), $3.1 million in 2008 (including approximately $1.8 million for construction in progress and approximately $1.2 million for expenditures on property, plant and equipment), $1.4 million in 2007 (for construction in progress), and $1.5 million during the six months ended June 30, 2010 (including approximately $1.2 million for construction in progress and approximately $0.3 million for expenditures on property, plant and equipment. Expenditures for our construction in progress increased from $1.8 million in 2008 to $2.2 million in 2009 as a result of added boutiques. However, expenditures on property, plant and equipment decreased by 79% in 2009 because in 2008 we invested in additional transportation vehicles for business development purposes as well as office equipment for the new headquarters we began leasing in 2008. We financed our capital expenditure requirements from the cash flows generated by our operating activities.  We did not use any funds borrowed from local banks to fund our property, plant and equipment expenditures because we are currently restricted from using these funds for any purpose other than to purchase inventory or to pay for expenses relating to the opening of new boutiques.

We opened two new CC stores, two Chow Tai Fook stores, two Chow Tai Fook counters and three FENIX counters during the six months ended June 30, 2010.  We opened nine boutiques from July 1, 2010 to October 31, 2010, including three new CC counters, five new FENIX counters and one Chammet counter.  We intend to open one additional one CC counter and one additional Chow Tai Fook  during the remainder of 2010.  We expect the expansion for November and December 2010 to cost approximately $1.5 million in the aggregate (including the purchase of inventory for these new stores), which funds have been financed, and we expect to continue to finance, from short-term loans and cash flows generated by our operating activities. As of November 30, 2010, the amount of capital expenditure currently in progress is $0.8 million, which amount is being financed by cash generated by our operating activities.

Our growth strategy includes opening an aggregate of 46 CC boutiques and 31 FENIX boutiques by the end of 2013 in various regions throughout China, including Shanghai, Xi’an, Shenyang, Inner Mongolia, Chengdu, Wuhan, Beijing, Guangzhou and Chongqing, among others, in order to try to capture additional market share.  Specifically, our plan is to open 12 CC boutiques and eight FENIX boutiques in 2011, eighteen CC boutiques and fifteen FENIX boutiques in 2012 and sixteen CC boutiques and eight FENIX boutiques in 2013.

Contractual Obligations

The following table sets forth a breakdown of our contractual obligations as of June 30, 2010:

	Payments due by period (in thousands of dollars)
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Operating lease obligations (1)	$4,139,019	$532,719	$1,840,007	$705,042	$1,061,251
Short-term debt obligations (2)	$9,106,130	$9,106,130	-	-	-

Total	$13,245,149	$9,638,849	$1,840,007	$705,042	$1,061,251

(1)
These amounts reflect payments due to malls and department stores in which our stores are located as well as rent payments for our headquarters.  In contrast, fixed rent malls, and stores in which our counters are located are paid a percentage of our revenues rather than a fixed payment.

(2)	Attributable to short-term bank loans due on or before June 30, 2011.

Quantitative and Qualitative Disclosures about Market Risk

Financial instruments that expose us to concentrations of credit risk primarily consist of cash and accounts receivables. The maximum amount of loss due to credit risk in the event of other parties failing to perform their obligations is represented by the carrying amount of each financial asset as stated in our consolidated balance sheets.

As of June 30, 2010 and 2009, substantially all of our cash included bank deposits in accounts maintained within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover bank deposits in the event of bank failure. However, we have not experienced any losses in such accounts and we believe we are not exposed to any significant risks on our cash in bank accounts.

We are exposed to various types of market risks, including changes in foreign exchange rates, commodity prices and inflation in the normal course of business.

Interest rate risk

We are subject to risks resulting from fluctuations in interest rates on our bank balances. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in RMB. To the extent that we may need to raise debt financing in the future, upward fluctuations in interest rates would increase the cost of new debt. We do not currently use any derivative instruments to manage our interest rate risk.

Commodity price risk

Certain raw materials used by us are subject to price volatility caused by supply conditions, political and economic variables and other unpredictable factors. The primary purpose of our commodity price management activities is to manage the volatility associated with purchases of commodities in the normal course of business. We do not speculate on commodity prices.

Foreign exchange risk

The RMB is not a freely convertible currency. The PRC government may take actions that could cause future exchange rates to vary significantly from current or historical exchange rates. Fluctuations in exchange rates may adversely affect the value of any dividends we declare.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Inflation risk

In recent years, China has not experienced significant inflation or deflation and thus inflation and deflation have not had a significant effect on our business during the past three years. Inflationary factors such as increases in the cost of our products and overhead costs may adversely affect our operating results. A high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase proportionately with these increased costs.

CORPORATE STRUCTURE AND ORGANIZATION

We are a British Virgin Islands limited liability company organized on January 5, 2010 under the BVI Act under the name Super Champ Group Limited, or Super Champ, as a blank check company for the purpose of acquiring, through a share exchange, asset acquisition or other similar business combination, an operating business.

Business Combination

On September 10, 2010, Super Champ and its sole shareholder entered into a share exchange agreement with Square C, a British Virgin Islands limited liability company organized on April 9, 2010 under the BVI Act, and the shareholders of Square C. Pursuant to the share exchange agreement, Super Champ acquired from the shareholders of Square C all of the issued and outstanding shares of Square C, in exchange for an aggregate of 7,000,000 newly issued ordinary shares issued by Super Champ to the shareholders of Square C.  In addition, the sole shareholder of Super Champ sold all of the 5,000,000 ordinary shares of Super Champ that were issued and outstanding prior to the business combination, to the shareholders of Square C for cash, at a price of $0.03 per share.  As a result, the individuals and entities that owned shares of Square C prior to the business combination acquired 100% of the equity of Super Champ, and Super Champ acquired 100% of the equity of Square C.  Square C is now a wholly owned subsidiary of Super Champ.  In conjunction with the business combination, Super Champ filed an amended charter, pursuant to which Super Champ changed its name to CC Jewelry Co., Ltd., changed its fiscal year end to December 31st, changed the par value of its ordinary shares to $0.01 per share and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, we ceased to be a shell company.

Our Shareholders

Mr. Chen, our Chairman and Chief Executive Officer, owns 100% of the equity in Jin Fan Commerce Company Limited, a British Virgin Island company, which owned 67.5% of the equity of Square C prior to the business combination, and owns 67.5% of our equity since the business combination. Dan Yu, the brother in-law of Mr. Chen and general manager of Taiyuan Basic Points, owns 100% of the equity in Sail Start Commerce Company Limited, a British Virgin Islands company, which owned 4.5% of the equity of Square C prior to the business combination and owns 4.5% of our equity since the business combination.  Yongxiang Chen, the brother of our chairman, Quanxiang Chen, owns 100% of the equity in Zong Fan Commerce Company Limited, a British Virgin Islands company, which owned 4.5% of the equity of Square C prior to the business combination and owns 4.5% of our equity since the business combination.

The holders of the remaining 23.5% of our shares are individuals or entities that are residents of the PRC and are unaffiliated with us.

Our Subsidiaries

Offshore Holding Company Subsidiaries

Square C, our wholly owned subsidiary, was incorporated on April 9, 2010 under the laws of the British Virgin Islands.  We acquired all of the capital stock of Square C pursuant to the business combination on September 10, 2010.  On June 25, 2010, Square C acquired all of the outstanding equity of Massfit Corporation Ltd., or Massfit, a limited liability company formed on March 17, 2010 under the laws of Hong Kong.  On June 9, 2010, Massfit established a wholly owned subsidiary, Chongqing Yu Zhong Commerce Co., Ltd., or Chongqing, a wholly foreign owned enterprise formed under the laws of the PRC.  Square C, Massfit and Chongqing are holding companies.  As a result of these transactions, each of Square C, Massfit and Chongqing is a wholly owned subsidiary of ours.  As described below under “Contractual Arrangements,” Chongqing controls Taiyuan Basic Points.

PRC Operating Companies

Taiyuan Basic Points is a PRC company formed on February 28, 2002, formerly known as Taiyuan Kamei Jewelry Trading Co., Ltd.  Mr. Chen and Mr. Yu together own 100% of Taiyuan Basic Points, which operates all of our business operations in the PRC along with its subsidiaries.  Mr. Chen owns 90% of Taiyuan Basic Points and Mr. Yu owns 10%.

The following table provides a description of each of the subsidiaries of Taiyuan Basic Points:

Name of Subsidiary	Operating activities
Shanxi Zhong Yao Commerce Co., Ltd.	Operating Chow Tai Fook brand and managing Chow Tai Fook counters and stores
Shanxi Bo Ye Commerce Co., Ltd.	• Operating FENIX brand and managing FENIX counters in Shanxi Province
• Operating Chaumet brand and managing Chaumet counter in Shanxi Province
• Operating Calvin Klein brand and managing Calvin Klein counters in Chengdu
Linfen Jimei Jewelry Co., Ltd.	Operating and managing CC store in Linfen
Yangquan Daoming Commerce Co., Ltd.	Operating and managing CC store in Yangquan
Shanghai Zhong Yao Commerce Co., Ltd.	Operating FENIX brand and managing FENIX counters in regions outside of Shanxi Province
Changzhi Kamei Commerce Co., Ltd. (1)	Operating and managing one CC and one Chow Tai Fook store in Changzhi
Jincheng Kamei Commerce Co., Ltd. (1)	Operating and managing one CC and one Chow Tai Fook store in Jincheng
Datong Kamei Commerce Co., Ltd. (2)	Operating and managing one CC and one Chow Tai Fook store in Datong

(1)  These subsidiaries were formed subsequent to our fiscal year ended December 31, 2009.

(2)  This entity was acquired on April 30, 2010 for approximately $0.8 million.

History of Taiyuan Basic Points

Our business is operated by Taiyuan Basic Points, a PRC company formed on February 28, 2002.  Taiyuan Basic Points is a leading jewelry company which designs and retails fine jewelry in China, with headquarters in Taiyuan City, Shanxi Province, PRC.

Mr. Chen, our Chairman and Chief Executive Officer, established the c.comeliness, or CC, brand and began selling CC products in Shanxi Province in 2000. In 2002, Mr. Chen established Taiyuan Basic Points, which acquired all of the CC assets from Mr. Chen.

In order to attract high income consumers, Taiyuan Basic Points created the FENIX brand in 2003. In addition, in 2004, Taiyuan Basic Points began operating as a non-exclusive distributor for Chow Tai Fook jewelry in Shanxi Province through newly opened boutiques. In September 2006, Taiyuan Basic Points began operating as a non-exclusive distributor for Calvin Klein clothing in Chendu.

In May 2006, Taiyuan Basic Points began operating as a non-exclusive distributor for Emperor Jewelry.  However, Taiyuan Basic Points terminated this arrangement in July 2010 in order to focus its resources on sales of its primary products, CC, FENIX and Chow Tai Fook. Between July 2007 and July 2009, Taiyuan Basic Points operated as a non-exclusive distributor for Luk Fook Jewelry. In addition, between October 2007 and October 2008, Taiyuan Basic Points operated as non-exclusive distributor for Tommy Hilfiger clothing. However, Taiyuan Basic Points terminated the arrangements with these companies in order to focus its resources on sales of its CC, FENIX and Chow Tai Fook products.  We describe our products in more detail below in the Business section under the heading “Our Products.”

Contractual Arrangements

Due to restrictions under PRC law on foreign investment, we currently conduct all of our operations in China through Taiyuan Basic Points, our consolidated entity, and its subsidiaries. Taiyuan Basic Points and its subsidiaries have obtained all necessary licenses and permits from the PRC government to engage in the jewelry retail business.  Mr. Chen, our Chairman and Chief Executive Officer, owns 90% of Taiyuan Basic Points and Mr. Chen’s brother in-law, Mr. Yu, owns the remaining 10%. Taiyuan Basic Points, Mr. Chen, Mr. Yu and Chongqing entered into a series of contractual arrangements on July 6, 2010 through which we:

•      exercise effective control over our consolidated entity through, among other things, (i) exercising the shareholder rights of our consolidated entity pursuant to the power of attorney executed by such shareholders, (ii) directing its corporate governance and management by designating its key management members including its directors, supervisors, general manager and other senior management members, and (iii) exclusively providing services necessary for our consolidated entity's business operation;

•      receive substantially all of the economic benefits from our consolidated entity for the services provided by us, including without limitation, technology consulting services, marketing consulting services and general management services; and

•      have an exclusive option to purchase all of the equity interests in our consolidated entity when and to the extent permitted under PRC law.

As a result of these contractual arrangements, we are the primary beneficiary of Taiyuan Basic Points and its subsidiaries, and treat them as our variable interest entities under generally accepted accounting principles in the United States. We have consolidated the financial results of Taiyuan Basic Points and its subsidiaries into our consolidated financial statements in accordance with U.S. GAAP. As a result of consolidating the financial results of Taiyuan Basic Points, 100% of our revenue during the two years ended December 31, 2009 and the six months ended June 30, 2010 was derived from Taiyuan Basic Points and its subsidiaries.

The following descriptions summarize the contractual arrangements entered into between our wholly owned subsidiary, Chongqing, and Taiyuan Basic Points:

Exclusive Business Cooperation Agreement.  Pursuant to the exclusive business cooperation agreement entered into on July 6, 2010 between Chongqing and Taiyuan Basic Points, Chongqing provides technical and consulting services related to the business operations of Taiyuan Basic Points. As consideration for such services, Taiyuan Basic Points has agreed to pay to Chongqing a service fee equal to 100% of the profits of Taiyuan Basic Points, after deducting the working capital required to maintain the daily operations of Taiyuan Basic Points and any other short-term expenditures agreed upon.  The term of this agreement is 30 years from the date thereof. Taiyuan Basic Points may terminate the agreement upon Chongqing’s gross negligence or commission of a fraudulent act against Taiyuan Basic Points.  Chongqing may terminate the agreement at any time upon giving 30 days’ prior written notice to Taiyuan Basic Points.

The service fee to be paid by Taiyuan Basic Points to Chongqing has not yet been determined because the parties have agreed that the service fee is to be calculated based on the audited annual income of Taiyuan Basic Points, which can only be determined after the completion of the annual audit of Taiyuan Basic Points.  The parties will determine the amount of funds to be distributed by Taiyuan Basic Points to Chongqing from time to time based on a number of factors, including the operational results of, and financial needs of, Taiyuan Basic Points, and may adjust the fee accordingly.  Because all of the shareholders of Taiyuan Basic Points have provided a power of attorney (as described below) pursuant to which they grant Chongqing the power to act as their exclusive agent with respect to all matters related to their ownership of the equity in Taiyuan Basic Points, we, as the sole owner of Chongqing, may determine the profits to be paid by Taiyuan Basic Points to Chongqing as a service fee.  Taiyuan Basic Points must comply with applicable PRC laws, which require a company organized in the PRC to set aside at least 10% of its after-tax net profits based on PRC accounting standards each year to its statutory reserves until the accumulative amount of such reserves reaches 50% of its registered capital.

Exclusive Option Agreement.    Chongqing entered into an exclusive option agreement on July 6, 2010 with each of the shareholders of Taiyuan Basic Points, Messrs. Chen and Yu, as well as Taiyuan Basic Points itself, pursuant to which Chongqing has an exclusive option to purchase, or to designate another qualified person to purchase, to the extent permitted by PRC law and foreign investment policies, part or all of the equity interests in Taiyuan Basic Points owned by Messrs. Chen and Yu.  In addition, Chongqing has an exclusive option to purchase, or to designate another qualified person to purchase, the assets of Taiyuan Basic Points.  To the extent permitted by the PRC laws, the purchase price for the entire equity interest shall equal the actual price designated by Chongqing to the extent permitted by relevant laws and regulations. The exclusive option agreement has a 30 year term.

Power of Attorney.    Messrs. Chen and Yu each signed a power of attorney dated July 6, 2010 providing Chongqing the power to act as his exclusive agent with respect to all matters related to his ownership of Taiyuan Basic Points, including the right to attend shareholders’ meetings of Taiyuan Basic Points and the right to exercise voting rights to which he is entitled under PRC law.

Share Pledge Agreement.    Pursuant to separate share pledge agreements dated July 6, 2010, each of Mr. Chen and Mr. Yu pledged his equity interest in Taiyuan Basic Points to Chongqing to secure Taiyuan Basic Points’ obligations under the exclusive business cooperation agreement as described above. In addition, the shareholders of Taiyuan Basic Points agreed not to transfer, sell, pledge, dispose of or create any encumbrance on any equity interests in Taiyuan Basic Points that would affect Chongqing’s interests. The share pledge agreement will expire when Taiyuan Basic Points fully performs its obligations under the exclusive business cooperation agreement described above.  We are in the process of registering the share pledges with the local Administration of Industry and Commerce branch in the PRC.

However, as discussed under the heading “Risk Factors—Risks Related to Our Corporate Structure” above, there are numerous risks related to these contractual arrangements.  For example, there are uncertainties regarding the interpretation and application of the relevant PRC laws, rules and regulations. If a PRC government authority determines that our corporate structure, the contractual arrangements underlying our corporate structure or the reorganization we undertook to establish our current corporate structure violate any applicable PRC laws, rules or regulations, the contractual arrangements may become invalid or unenforceable, and we could be subject to strict penalties and be required to obtain additional governmental approvals from the PRC regulatory authorities. In addition, the contractual arrangements may not be as effective in providing operational control or enabling us to derive economic benefits as ownership of controlling equity interests.

Organizational Structure Chart

The following chart reflects our organizational structure since the date of the business combination between Square C and Super Champ:

Quanxiang Chen
Dan Yu
Yongxiang Chen
100%
100%
100%
Jinfan Commerce Company Limited (BVI limited liability company)
Sailstart Commerce Company Limited (BVI limited liability company)
Zongfan Commerce Company Ltd (BVI limited liability company)
Other Shareholders
67.5%
4.5%
4.5%
23.5%
CC Jewelry Co., Ltd. (formerly Super Champ Group Limited) (BVI limited liability company)
100%
Square. C Commerce Company Limited (BVI limited liability company)
100%
Massfit Corporation Limited (Hong Kong limited liability company)
100%
Quanxiang Chen
Dan Yu
Chongqing Yu Zhong Commerce Co., Ltd. (PRC wholly foreign owned enterprise)
Contractual Arrangements
90%
10%
Taiyuan Basic Points Commerce Co., Ltd. (PRC company)
100%
Shanxi Zhong Yao Commerce Co., Ltd. (PRC Company)
Shanxi Bo Ye Commerce Co., Ltd. (PRC Company)
Linfen Jimei Jewelry Co., Ltd. (PRC Company)
Yangquan Daoming Commerce Co., Ltd. (PRC Company)
Shanghai Zheng Yao Commerce Co., Ltd. (PRC Company)
100%
Changzhi Kamei Commerce Co., Ltd. (PRC Company)
Jincheng Kamei Commerce Co., Ltd. (PRC Company)
Datong Kamei Commerce Co., Ltd. (PRC Company)

BUSINESS

Overview

We are a fine jewelry retailer headquartered in Taiyuan City, Shanxi Province, PRC.  We believe that we are the leading fine jewelry retailer in Shanxi Province, China, as measured by sales volume, as our sales volume was ranked number one in Shanxi Province in 2008 and 2009 by the Shanxi Jewelry and Gems Trade Association. We also believe that our CC brand is one of the leading fine jewelry brands in Shanxi Province, China, as measured by name recognition, as our CC brand was named a “famous brand in the China jewelry industry” by the Gems and Jewelry Trade Association of China in each of the last three years.

As of October 31, 2010, we operated an aggregate of 56 fine jewelry stores and counters, which we refer to, collectively, as boutiques, and two clothing boutiques, located throughout the PRC, including several major cities in the PRC.  Specifically, we operated the following boutiques as of October 31, 2010:

•	twenty -four jewelry boutiques for our own CC brand;

•	twenty -two jewelry boutiques for our own FENIX brand;

•	nine jewelry boutiques for the Chow Tai Fook brand.

•	one jewelry boutique for the Chaumet brand; and

•	two clothing boutiques for the Calvin Klein brand.

Currently, the majority of our boutiques are located in northern China.  The remaining boutiques are located in other regions in China.  We intend to expand our industry position in the fine jewelry market in China by strengthening our presence in northern China and continuing to expand from northern China into other regions in China.

As a fine jeweler, most of our jewelry is constructed of gold, 18 karat gold or platinum, many of which hold precious gemstones such as diamonds, jade and emerald.  We place a significant emphasis on quality craftsmanship and novel, distinctive designs.

We employ six full-time designers who are responsible for designing approximately 15% of our CC and FENIX jewelry products in the aggregate.  The remaining 85% are designed by diamond, gold, platinum and precious stone jewelry manufacturers.  These designs are made exclusively for us, although some of the manufacturers own the intellectual property rights to these outsourced designs.  All of our products are manufactured by third party suppliers.

Our Growth Strategy

Our goal is to become one of the dominant fine jewelry retailers in China. The principal components of the business strategy we implemented to attempt to attain our goal include the following:

Expand the Coverage of Our Retail Network

We plan to continue to expand the coverage of our retail network through organic growth through opening new boutiques in selected locations and by acquiring potentially through acquisition as appropriate opportunities arise. Our retail network expanded from 20 boutiques, the vast majority of which were located in northern China, as of December 31, 2007 to 49 boutiques, which are more geographically diverse within the PRC, although still heavily concentrated in northern China, as of June 30, 2010.

Our retail network expanded from 20 boutiques as of December 31, 2007 to 49 as of June 30, 2010.  As a result, our revenues and net income grew from $32.4 million and $2.0 million, respectively, in 2007, to $58.0 million and $6.2 million respectively in 2009.  Our growth strategy includes opening an aggregate of 34 CC boutiques and 20 FENIX boutiques in the next two to three years in various regions throughout China, including Shanghai, Xi’an, Shenyang, Inner Mongolia, Chengdu, Wuhan, Beijing, Guangzhou and Chongqing, among others, in order to try to capture additional market share.

The costs involved in opening a new boutique include inventory, decoration and fixed asset purchases and spending on advertisements and store design.  The amount of cash required to open a new boutique varies according to numerous factors, including primarily the brand, location and size of the boutique.  We plan to use the proceeds from this offering, cash generated by our operations and bank loans to fund these expansion plans.

In 2008, we opened seven new counters, including three CC counters and four FENIX counters.  In 2009, we opened thirteen new counters, including six CC counters, six FENIX counters and one Chow Tai Fook counter.  We opened two new CC stores, two Chow Tai Fook stores, two Chow Tai Fook counters and three FENIX counters during the six months ended June 30, 2010.  We intend to open six new CC counters and five FENIX counters during the second half of 2010.  We expect our expansion in 2010 to cost approximately $7.8 million in the aggregate, which funds have been financed, and we expect to continue to finance, from short-term loans and cash flows generated by our operating activities.

We believe there is a large opportunity for growth in new markets that we have targeted for our new boutiques. Currently, our CC products are sold primarily in Shanxi Province, where our sales volume was ranked number one in 2008 and 2009 by the Shanxi Jewelry and Gems Trade Association. However, according to the National Bureau of Statistics of China, Shanxi Province accounted for only 2.2% of the PRC’s gross domestic product in 2009, raking 21st among 31 provinces and municipalities in China. In addition, according to this report, Taiyuan City has the 59th largest revenues of all Chinese cities, or approximately 10% the revenues of Shanghai. Therefore, if we successfully penetrate other regions in China, as we have in Shanxi, we have the potential to grow significantly.

We believe that our expansion will continue to broaden our revenue base, increase our gross margins and enhance our overall competitiveness. In evaluating potential locations for boutiques, we consider, among other factors, market size, household income levels, consumer spending habits and competition in the relevant region.

Enhance Brand Awareness

We plan to continue to enhance the appeal of our retail brand names, CC, FENIX and Chow Tai Fook through effective and systematic marketing campaigns. Although we believe that our economies of scale are significant in the Chinese fine jewelry sector, our market share remains relatively small due to the fragmented nature of the industry. We believe that our retail expansion strategy will create a unified fine jewelry retail chain under our own CC and FENIX brands, along with Chow Tai Fook. We plan to continue to market CC, FENIX and Chow Tai Fook as brands associated with high quality, reliability, credibility and value, which, based on our extensive experience and knowledge of our industry, we believe would set us apart from many products and stores in China’s jewelry industry.

Distribution of Additional High-End Fine Jewelry Brands

We plan to distribute additional high-end fine jewelry brands through our retail networks.  We are currently in discussions with jewelry manufacturers to develop distribution plans for these high-end products.  On July 1, 2010, Shanxi Bo Ye Commerce Co., Ltd., or Shanxi Bo, a subsidiary of Taiyuan Basic Points, entered into a boutique agreement with Chaumet International S.A., or Chaumet, and LVMH Watch & Jewelry Shanghai Commercial Co., Ltd.  Pursuant to this agreement, Shanxi Bo began operating a boutique for Chaumet in the fourth quarter of 2010 in Taiyuan, Shanxi Province.  Chaumet products sold in this boutique include watches, fine jewelry and luxury accessories.  The agreement expires on June 30, 2012 and can be renewed.  The Chaumet brand was established in 1780 and we believe that Chaumet has earned an excellent reputation in the industry internationally.  The revenues and profits to be generated from the initial boutique are not material to our overall business.  However, our plan is to open additional one or two Chaumet boutiques per year in each of the next three years in other locations in the PRC, including Xi’an, Beijing, Urumqi, Huhhot, Lanzhou and Yinchuan.

Competitive Advantages

Our management believes that the following competitive strengths differentiate us from other domestic and international competitors and are the key factors to our success:

We are taking advantage of industry trends

We believe that China’s fine jewelry market will continue to grow as China’s economy continues to develop. Because gold and diamonds have long been a symbol of wealth and prosperity in China, demand for jewelry is firmly embedded in the country’s culture. The fine jewelry market is currently benefiting from rising consumer spending and rapid urbanization of the Chinese population. We believe that we are well-positioned to build up our brands and capture an increasing share of China’s growing fine jewelry market.  Over the last few years, in order to take advantage of this industry trend, we have increased market share by introducing new high end fine jewelry brands and products, increasing the number of our boutiques, the number of employees, our geographic reach within the PRC and our brand awareness.

We believe that we are a leading fine jewelry retailer in northern China and we intend to  continue to expand

Based on our extensive experience in the industry, we believe that we are one of the leading fine jewelry retailers in Shanxi Province, China, as measured by sales volume. Our sales volume was ranked number one in Shanxi Province in 2008 and 2009 by the Shanxi Jewelry and Gems Trade Association.  In addition, our CC brand was named as a “famous brand in the China jewelry industry” by the Gems and Jewelry Trade Association of China in each of the last three years.  We have been expanding, and plan on continuing to expand, our operations throughout the PRC. As a result, our management anticipates a growing demand for our products.

We have rigorous quality control standards

We have a professional in-house quality control team that consists of eight full-time employees. Three of these employees are qualified to appraise diamond, gold and precious stones. All of our jewelry suppliers are required to provide us with a jewelry certificate along with each product, stating the name of the appraisal institute, the specifications and the appraisal opinions. Upon receiving the merchandise, our quality control team weighs each gold, platinum or other precious stone jewelry item and checks its appearance for any damage or stain.  In addition, our quality control team then appraises each item for carat, weight, clarity, color and cut. A camera is installed on the top of each worktable to record the complete process, from the opening of the package delivered by the suppliers to the completion of the appraisal for security purposes.

In addition to our in-house capabilities, we have entered into an agreement with the National Gemstone Testing Center, or the National Center, pursuant to which the National Center appraises our CC and FENIX precious stones, diamonds, precious metals and other jewelry, and issues national certificates for our products.  We paid approximately $50,000 and $60,000 for these services in 2008 and 2009, respectively.

We have an experienced management team

We believe that the strength of our management team differentiates us from our competitors. Under the leadership of our chairman, Mr. Quanxiang Chen, our company has grown significantly over the past several years. Mr. Chen and other senior management members have extensive experience in the Chinese fine jewelry industry, particularly with respect to retail distribution. We believe our management team provides our company with a significant advantage over our competitors in fine jewelry boutiques.  We have also recruited a highly motivated team of employees across China with a wide array of local business relationships and in depth understanding of local markets. In addition, we have instituted a management training program and hold annual management conferences to reward and motivate strong performers.

We believe that our products have achieved brand recognition and are comprised of novel designs

We believe that we differentiate ourselves because we have built a recognized brand name in the jewelry industry and because we offer superior product quality, timely delivery and high value. We design novel gold and precious stone jewelry that incorporates both Chinese and Western designs.  We have developed international training programs for our design team, which consists of six professional designers who incorporate Western aesthetics and design concepts.  We are committed to developing these novel designs, which enhances brand recognition and thereby maximizes our brand value. We focus on developing brands which incorporate aesthetic beauty with historical and philosophical symbols.

We have a sales channel advantage

We sell our products directly to retail consumers through our retail boutiques.  Almost all of our boutiques are located in high-quality malls and department stores in the PRC which attract significant numbers of middle and upper class individuals to whom we market our products. In this regard, we have established a cooperative relationship with the Hua Yu department store, which is popular among consumers and is strategically located in Taiyuan, Shanxi province.  We opened CC, FENIX and Chow Tai Fook boutiques in Hua Yu in 2000, 2002 and 2007, respectively.

Our Products

Over the last three fiscal years, we have been focused on selling jewelry and clothing to retail customers.  Our primary products include CC, FENIX and Chou Tai Fook jewelry, and Calvin Klein clothing, and are described in greater detail below.

We offer a large selection of distinctively designed, high quality merchandise at various price levels. Our merchandise includes designer jewelry, diamonds, gemstone and precious metal jewelry. Our three fine jewelry brands are CC, FENIX and Chow Tai Fook.  Each brand differentiates itself through a unique selection of products, many of which are exclusive to our boutiques, marketing store design and customer experience.  We also offer gold handicraft articles which include gold bullion, gold bars and gold coins.

c.comeliness

Our twenty one c.comeliness, or CC, boutiques, located in department stores and malls in major cities in the PRC, including Xi’an in Shanxi Province and Wuhan in Hubei Province, carry a large selection of CC brand name fine jewelry.  Our CC jewelry is sold exclusively in our boutiques.  Our CC product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from platinum, gold, diamond and precious stones.  Our CC brand emphasized unique and modern design and fashion, with a focus on diamonds.

CC jewelry is uniquely designed based on a combination of international trends and Chinese culture.  In addition, the CC items that are manufactured from red karat gold are unique because red karat gold jewelry is not commonly sold in the Chinese fine jewelry industry.

The geographic breakdown of our CC boutiques within the PRC is as follow: seventeen boutiques in northern China, three in the northwest and one in the south.

FENIX

Our seventeen FENIX boutiques, which are located in high-end department stores and malls in major cities in the PRC, including Shanghai, carry a large selection of FENIX brand name luxury jewelry.  Our FENIX jewelry is sold exclusively in our boutiques.  Our FENIX product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from diamonds and jade.  We sell our FENIX jewelry in high-end luxury department stores and malls.  For our FENIX jewelry, customers can request customized products by identifying the diamond specification, ring style or carving characters they want, and many of these products are designed with unique distinctions such as colorful diamonds.

The geographic breakdown of our FENIX boutiques within the PRC is as follow: six boutiques in northern China, two in the northeast, four in the northwest, two in eastern China and three in the southwest.

Chow Tai Fook

Our nine Chow Tai Fook boutiques, which are located in department stores and malls in major cities in the PRC, including Taiyuan, carry a large selection of fine jewelry designed by Chow Tai Fook.  Chow Tai Fook Jewelry (Shenzhen) Co., Ltd., a fine jewelry retailer owned by Chow Tai Fook Enterprises, has retail outlets in several countries, including over 150 retail outlets in mainland China.  We are a non-exclusive distributor of Chow Tai Fook products.  Pursuant to our arrangement with Chow Tai Fook, we are authorized to sell their products in boutiques located in Shanxi Province in northern China, which is where all nine of our Chow Tai Fook boutiques are located.  Our Chow Tai Fook product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from platinum, gold, diamond and precious stones.  Chow Tai Fook is a larger brand than our CC and FENIX brands, but Chow Tai Fook products generally lack the level of design in our CC products and are more focused on gold.

Other Products

We operate two Calvin Klein boutiques, which are located in department stores in the southwestern region of the PRC.  These boutiques carry a large selection of Calvin Klein designer clothing.  Revenue generated by these boutiques accounted for approximately 3% of our total revenue in 2009.

Until July 2009, we operated one counter for Luk Fook Jewelry and one counter for Emperor Jewelry, each of which is an independent jewelry company located in the PRC.  In July 2009, we terminated our arrangement with Emperor and in July 2010 we terminated our arrangement with Luk Fook in order to focus our resources on sales of our primary products.

On July 1, 2010, Shanxi Bo Ye Commerce Co., Ltd., or Shanxi Bo, a subsidiary of Taiyuan Basic Points, entered into a boutique agreement with Chaumet International S.A., or Chaumet, and LVMH Watch & Jewelry Shanghai Commercial Co., Ltd.  Pursuant to this agreement, Shanxi Bo will begin operating a boutique for Chaumet in the fourth quarter of 2010 in Taiyuan, Shanxi Province.  Chaumet products to be sold in this boutique include watches, fine jewelry and luxury accessories.  The agreement expires on June 30, 2012 and can be renewed.  The Chaumet brand was established in 1780 and we believe that Chaumet has earned an excellent reputation in the industry internationally.  The revenues and profits to be generated from the initial boutique are not material to our overall business.  However, our plan is to open additional Chaumet boutiques in the future in other locations in the PRC.

Store Operations

Our stores are designed to differentiate our brands, create an attractive environment, make shopping convenient and enjoyable, and maximize operating efficiencies, all of which enhance the customer experience. We focus on store layout, with particular focus on arrangement of display cases, lighting, and choice of materials to optimize merchandise presentation. Promotional displays are changed periodically to provide variety or to reflect seasonal events.

Each of our stores is led by a store manager who is responsible for store-level operations, including overall store sales and personnel matters. Administrative matters, including purchasing, distribution and payroll, are consolidated at the corporate level to maintain efficiency and lower operating costs. In addition to selling jewelry, each store also offers standard warranties and return policies, and provides extended warranty coverage that may be purchased at the customer's option.

We have implemented inventory control systems, extensive security systems and loss prevention procedures to maintain low inventory losses. We screen employment applicants and provide our store personnel with training in loss prevention. Despite such precautions, we experience theft losses from time to time, and maintain insurance to cover such external losses.

We believe it is important to provide knowledgeable and responsive customer service and we maintain a strong focus on connecting with the customer, both through advertising and in-store communications and service. Our goal is to form and sustain an effective relationship with the customer from the first sale by maintaining a customer connection.

We continue to focus on the level and frequency of our employee training programs, particularly with store managers and key jewelry consultants. We provide sales and merchandise product training for all store personnel. In addition, we provide management training for store managers.

We enter in sales counter contracts with malls in China from time to time.  These contracts range in length from six months to 32 months.  Contract renewals must be in writing, and may be applied for one to three months before the expiration of the agreement.  We provide products to the malls and assume all insurance and transportation fees.  We are required to guarantee that our products are of a quality acceptable to the malls, free of intellectual property issues and we are responsible for the after-sales service of the products.  Our customers do not pay us directly.  Rather, the malls receive the customer payments and forward payment to us.  The malls, generally, receive a percentage of our profits, with the actual percentage varying among product types and contracting parties.  If there is a discount offered on items sold at our sales counters we are required to bear the loss resulting from such discount.  We receive the remaining income from our sales by the mall within 15 days of our payment of value-added taxes.  The mall is required to provide us with a statement of revenues from the sales counters and we must then pay value-added tax based on that statement.

We share the cost of advertising and promotion with the malls.  These fees are determined on a case by case basis.  The malls must approve our sales and management team, consisting of one store manager and five shopping guides.  However, the malls may not increase or decrease our sales and management team without our consent.  We are responsible for the salary, benefits and training of the sales and management team.  We also pay additional annual fees relating to employee welfare, training and VIP cards.  We are required to maintain sufficient levels of insurance on the products being sold at the counters and we must charge equal prices for products in all malls where our products are sold.  If the mall discovers that our products are priced differently at another mall, we will be subject to a penalty.  If we plan to change the price of a product we must notify the mall so that they can adjust prices accordingly.  We are required to maintain our counter at the mall during the term of the contract and we may not withdraw without the mall’s consent.  If we withdraw without consent, we may be subject to a penalty equal to the lost income for the remainder of the contract period. We have adopted new display methods in our boutiques in order to reduce the amount of display space needed for our products without compromising the aesthetics of the display. This allows us to display a larger selection of jewelry to customers and we believe it will increase our sales.

The purchasing, inspection, labeling, and distribution of the products are completed by the main office in Taiyuan City, which insures fast turnover of the central inventory and timely and accurate distribution to the boutiques.

Competition

Jewelry retailing is a highly fragmented and competitive industry. We compete with a large number of independent regional and local jewelry retailers, as well as with other national jewelry chains. We also compete with other types of retailers who sell jewelry and gift items such as department stores, discounters, direct mail suppliers, online retailers and television home shopping programs. Certain of our competitors are non-specialty retailers, which are larger and have greater financial resources than we do. The malls where most of our stores are located typically contain competing national chains, independent jewelry stores and/or department store jewelry departments. We believe that we also are competing for consumers' discretionary spending dollars and, therefore, compete with retailers who offer merchandise other than jewelry or giftware. Therefore, we compete primarily on the basis of our reputation for high quality products, brand recognition, store location, distinctive and value-oriented merchandise, personalized customer service. Our success also is dependent on our ability to both create and react to customer demand for specific merchandise categories.

Segments of the fine jewelry industry include international jewelry brand name leaders such as Cartier, Tiffany and Bulgari; Hong Kong brands such as Chow Tai Fook and Luk Fook; traditional and local Chinese brands such as Caibai, Shanxi Yinxingjin, Shanxi Hongyi Jewelry, Shenyang Cuihua Gold Shop, and Nanjing Baoqing; and emerging Chinese jewelry brands such as CHJ Jewelry and Tesiro.

In major cities, such as Shanghai, Chengdu and Xi’an, rival Chow Tai Fook retailers, are the main competitors to our CC boutiques.  However, Chow Tai Fook focuses primarily on gold, whereas CC has a wide array of gold, platinum and precious stone products.  In the Shanghai, Suzhou and Xi’an markets, our FENIX products face competition from ENZO, a company established by a Shenzhen enterprise that targets high income customers.  In subordinate cities, local retailers are our primary competitors.

Seasonality

Our business is affected by the seasonal pattern common to most retailers.  The primary factors that affect the seasonal changes in our business operations are holidays and traditional Chinese festivals.  Historically, the months that generally generate the greatest revenues for us are December and January (approximately 19.4% in 2008 and 21.5% in 2009 of annual revenues), as a result of holidays and festivals that occur during those months.  Retailers often experience increased sales due to the week-long public holiday for Chinese National Day, as well as Christmas and New Year’s Day.  These months are also a peak season for marriages and the birth of newborns in China, which have historically resulted in higher sales.

Supplies and Merchandise Purchasing

Our principal materials are gold, platinum, diamonds and other precious stones. The gold industry as a whole is cyclical and, at times, pricing and availability of gold can be volatile due to numerous factors beyond our control, including general domestic and international economic conditions, industry, demand, inflation and expectations with respect to the rate of inflation, interest rates, gold sales by central banks, changes in investment trends and international monetary systems and the effect of changes in the supply and demand for gold in public and private markets. This volatility can significantly affect the availability and cost of gold materials for us.  See Risk Factor above, “Volatile gold prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if gold or precious stone prices decline or if we are unable to pass price increases on to our customers.”

We purchase our merchandise from a network of established suppliers and manufacturers located in the PRC. In 2009, we procured our merchandise from the following types of suppliers (percentages reflect total supplies, including all of our products in the aggregate):

•	approximately 37.7% from gold, platinum and precious stone wholesalers;

•	approximately 25.6% directly from gold, platinum and precious stone jewelry manufacturers;

•	approximately 21.1% from Chow Tai Fook;

•	approximately 13.1% from diamond suppliers; and

•	approximately 2.4% from Calvin Klein.

For our diamond, gold, precious stone and platinum merchandise, we generally either provide the manufacturers with designs and other specifications or contract with the manufacturers to design the merchandise.  The manufacturers in turn provide us with the merchandise in finished form.  All purchasing is done through buying offices at our headquarters in Taiyuan.

We also employ six full-time designers who are responsible for designing approximately 15% of our CC and FENIX jewelry products in the aggregate.  The remaining 85% are designed by diamond, gold, platinum and precious stone jewelry manufacturers.  These designs are made exclusively for us, although some of the manufacturers own the intellectual property rights to these outsourced designs.  All of our products are manufactured by third parties.

During 2008 and 2009, we purchased approximately 56.3% and 49.6%, respectively, of our finished merchandise from our top five vendors and almost all of our diamonds from our top five diamond suppliers.  If our supply with these top vendors were disrupted, particularly at certain critical times during the year, our sales could be adversely affected in the short term until alternative supply arrangements could be established.

Facilities

On August 1, 2008, we entered into a lease agreement with Quanxiang Chen, our Chairman and Chief Executive Officer, for office space located in Taiyuan City, Shanxi Province, with a total area of 1,656 square meters. The lease is for a ten year term, which terminates on August 1, 2018. The monthly rent is approximately $8,500.  We use this space as office space and our headquarters.  Management believes the lease terms are at least as favorable to us as we could have obtained from unaffiliated parties.

All of our boutiques are leased and are predominantly located in regional or super-regional malls or department stores. Our new boutique lease has a term ranging from six to thirty four months, and an average of approximately one year, with an option to renew for additional terms. These leases generally include a minimum base rent, a percentage rent payment based on store sales and certain other occupancy charges. As of June 30, 2010, the average remaining life of the leases for our boutiques was six month. While there can be no assurance, we expect generally to be able to renew desirable leases as they expire.

As of June 30, 2010, we operated a total of 13 stores and 36 counters.  The average size of a store is 290 square meters and the average size of a counter is 87.5 square meters.  In the aggregate, our boutiques are 6,925 square meters.

We consider the Changfeng Noble CC Store on Changfeng Road and the Kaihuasi Fashion CC Store on Kaihuasi Road, both in Taiyuan City, PRC, to be our primary CC stores because of their superior location, abundance of inventory and full selection of products.  Kaihuasi Fashion CC Store is currently our only boutique that is an independent store that is not located inside a mall or department store.

We do not lease any other properties, or own any land use rights or real property.  We believe that our current property rights are sufficient for our current operations.

The following table sets forth our boutiques, identified by brand, boutique size, city and province, as of June 30, 2010:

Location	Size (square meters)	Brand	Type of Boutique

859 Changfeng Street, Taiyuan, Shanxi Province	354.19	CC	Store

2 Kaihuasi Street, Taiyuan, Shanxi Province	740	CC	Store

6 Xinquan Road, Yangquan, Shanxi Province	420	CC	Store

No.233 of 2nd Floor, 45 Fuxi Street, Taiyuan, Shanxi Province	125	CC	Counter

A-212 of 1st Floor, Block A, Fengzhan Shopping Mall, Jincheng, Shanxi Province	92.6	CC	Store

Southeast of 1st Floor, 2 West Avenue, Hualong Tower, Changzhi, Shanxi Province	330.2	CC	Store

2 West Avenue, Hualong Tower, Changzhi, Shanxi Province		Chow Tai Fook	Store

No.103 of 1st Floor, 221 Shanyang Street, Shuozhou, shanxi Province	187	CC	Store

1st Floor, 99 Qinxian Street, Taiyuan, Shanxi Province	170	CC	Counter

1st Floor, Hualin Department Store, West Xiaonan Street, Datong, Shanxi Province	316	CC	Counter

1 Sipailou, Datong, Shanxi Province	800	CC	Store

1st Floor, Hualin Xintiandi Shopping Mall, West Xiaonan Street, Datong, Shanxi Province	384	CC	Store

1st Floor, Qunguang Plaza, 6 Luoyu Road, Hongshan District, Wuhan, Hubei Province	53.5	CC	Counter

1st Floor, Xingzhengyuan Shopping Mall, No.1 Luomashi of East Revenue, Xi’an, Shanxi Province	67	CC	Counter

1st Floor, 189 Qinxian Street, Taiyuan, Shanxi Province	120	CC	Store

1st Floor, 99 South Liuxiang Road, Yingze District, Taiyuan, Shanxi Province	180	CC	Store

1st Floor, 208 West Revenue, Xi’an, Shanxi Province	80	CC	Counter

Kaiyuan Mall, 6 Jiefang Market, Xi’an, Shanxi Province	26	CC	Counter

1st Floor, Guidu Mall, 19 South Liuxiang Road, Taiyuan, Shanxi Province	88	CC	Counter

Meite Guomao Shopping Mall, 208 Renmin Road, Handan, Heibei Province	62	CC	Counter

1st Floor, Hengda Department Store, 33 West Jiefang Road, Linfen, Shanxi Province	240	CC	Counter

Hua Yu International Shopping Mall, 169 Fuxi Street, Taiyuan, Shanxi Province	57.2	CC	Counter

1st Floor Hualin Department Store, West Xiaonan Road, Datong, Shanxi Province	121.0	Chow Tai Fook	Store

1st Floor, Fengzhan Plaza, 858 West Xinshi Street, Jincheng, Shanxi Province	79.0	Chow Tai Fook	Counter

1st Floor, 99 Qinxian Street, Taiyuan, Shanxi Province	95	Chow Tai Fook	Store

1st Floor, 99 South Liuxiang Street, Yingze District, Taiyuan, Shanxi Province	148	Chow Tai Fook	Counter

1st Floor, 87 Kaihuasi Street, Taiyuan, Shanxi Province	90	Chow Tai Fook	Counter

1st Floor, 189 Qinxian Street, Taiyuan, Shanxi Province	70	Chow Tai Fook	Store

1st Floor, Guidu Mall, 19 South Liuxiang Road, Taiyuan, Shanxi Province	60	Chow Tai Fook	Counter

1st Floor, Jiahui Shopping Mall, Changzhi, Shanxi Province	60	Chow Tai Fook	Counter

1st Floor, 7-1 Beijing Street, Shenhe District, Shenyang, Liaoning Province	27	FENIX	Counter

1255 Chongqing Road, Changchun, Jilin Province	36	FENIX	Counter

2nd Floor, 1 South Renmin Road, Chengdu, Sichuan Province	60	FENIX	Store

1st Floor, 2 Zongfu Road, Chengdu, Sichuan Province	55	FENIX	Counter

1st Floor, 268 Wangdun Road, Suzhou Industrial Park, Suzhou, Jiangshu Province	38	FENIX	Counter

1st Floor, 33 Keji Road, Hi-Tech Industrial Development Zone, Xi’an, Shanxi Province	47	FENIX	Counter

Ground Floor, Gulou Plaza, 1 West Revenue, Xi’an, Shanxi Province	50	FENIX	Counter

No. F-12, 1st Floor, Sunshine Shopping Mall, Qingdao, Shandong Province	46	FENIX	Counter

1st Floor, Century Ginwa, Fengcheng Five Road, Economic Development Zone, Xi’an, Shanxi Province	110	FENIX	Counter

100 Zourong Road, Yuzhong District, Chongqing City	100	FENIX	Counter

3rd Floor, 30 South Avenue, Xi’an Shanxi Province	100	FENIX	Counter

2nd Floor, 95 Xinjian Road, Taiyuan, Shanxi Province	43.5	FENIX	Counter

1st Floor, 189 Qinxian Street, Taiyuan, Shanxi Province	70	FENIX	Counter

1st Floor, 87 Kaihuasi Street, Taiyuan, Shanxi Province	65	FENIX	Counter

1st Floor, 99 Qinxian Street, Taiyuan, Shanxi Province	100	FENIX	Counter

2nd Floor, 1618 West Nanjing Street, Shanghai	68	FENIX	Counter

Beiguo Xiantianxia Plaza, 58 Yucai Street, Changan District, Shijiazhuang, Hebei Province	101	FENIX	Counter

2nd Floor, Guanghua Store of Renhe Spring Shopping Mall, Second Section of West 2nd Ring Road, Chengdu, Sichuan Province	124	Calvin Klein	Counter

2nd Floor, 15 Zongfu Road, Chengdu, Sichuan Province	110	Calvin Klein	Counter

The following table sets forth information for the boutiques that we opened between July 1, 2010 and November 30, 2010:

Location	Size (square meters)	Brand	Type of Boutique

1st Floor, 380 Middle Beijing Road, Jinfeng District, Yinchuan, Nixia Province	88	CC	Counter

05A, L3 Floor, Starlight 68 Plaza, 68 North Jianxin Road, Jiangbei District, Chongqing	51	FENIX	Counter

1st Floor, 380 Middle Beijing Road, Jinfeng District, Yinchuan, Nixia Province	91	FENIX	Counter

2nd Floor, Chicony Plaza, Jingjiang District, Chengdu, Sichuan Province	71	CC	Counter

2nd Floor, Chicony Plaza, Jingjiang District, Chengdu, Sichuan Province	71	FENIX	Counter

2nd Floor, Guanya Grand Ocean Department Store, 286 North Eight-One-Seven Road, Gulou District, Fuzhou, Fujian Province	92	FENIX	Counter

East of 1st Floor, Parkson Department Store, 101 West Avenue, Xi’an, Shanxi Province	53	CC	Counter

B111, B1 Floor, Mix C Shopping Mall, 701 Fuchun Road, Jianggan District, Hangzhou, Zhejiang Province	66.18	FENIX	Counter

1st Floor, 99 Qinxian Street, Xiaodian District, Taiyuan, Shanxi Province	150	Chaumet	Counter

Retail Operations, Marketing and Sales Training

Retail Operations

We believe we are distinguished from many of our competitors because we offer a selection of distinctive high quality merchandise, a large percentage of which is sold exclusively in our boutiques, at a wide range of price points. We keep the majority of our inventory on display in our stores. Although each store stocks a representative selection of jewelry, certain inventory is tailored to meet local tastes and historical merchandise sales patterns of specific stores.

We believe that our boutiques’ elegant surroundings and distinctive merchandise displays play an important role in providing an atmosphere that encourages sales. We pay careful attention to detail in the design and layout of each store, particularly lighting, colors, choice of materials and placement of display cases. We also use window displays as a means of attracting walk-in traffic and reinforcing our distinctive image. Window displays are frequently changed to provide variety and to reflect seasonal events such as holidays.

Customer Self-Service Sales System

We created a new sales intranet website in 2009 and have utilized this system in all of our boutiques since November 2009. This system enables customers to browse all of the products in stock in all of our boutiques.  Customers can choose to purchase any product available in any of our boutiques or to design customized products. Any selected products which are not in stock in the boutique in which a customer makes a purchase are delivered directly to the customer’s home.  By enabling customers to select products stored in any of our boutiques from any location and delivering the products to their homes, we expect to increase our customers’ brand loyalty without having to expend significant resources to increase inventory levels at our boutiques.

Advertising and Promotion

We market our products through the following channels:

•            Media.  We advertise our products in newspapers and magazines, on television and radio, using outdoor advertising, such as advertisements painted on motor vehicles and other new media sources such as the internet, focus media, and Multi Messaging Service. These media are often used to target particular customers, such as high income consumers in business and financial magazines for our FENIX products.  In 2008 and 2009, media advertising comprised approximately 50% of our total marketing budget.

•            VIP memberships.  We have a private customer service program in which we analyze characteristics of our largest purchasers and provide customized service in order to increase these customers’ brand loyalty. In 2008 and 2009, investment in VIP memberships comprised approximately 25% of our total marketing budget.

•            In-store promotions.  We hold promotional activities in department stores, such as discounts on merchandise during holidays, based on our sales targets and the demands of our customers. The promotions generally last up to five days and have generated positive results with limited investment. In 2008 and 2009, these activities accounted for approximately 10% of our total marketing budget.

•            Publicity events.  When promoting a new product or operating a new counter or store, we generally sponsor a publicity event to increase our brand’s influence, such as parties with celebrity guests. Publicity events accounted for approximately 10% of our total marketing budget in 2008 and 2009.

•            Cross-industry cooperation.  We cooperate with companies in other industries with the same customer base. For example, customers may receive vouchers or discounts on our FENIX products when they purchase merchandise from a high-end clothing manufacturer. These activities accounted for approximately 5% of our total marketing budget in 2008 and 2009.

In 2008 and 2009, our total marketing budget was $1.6 million and $1.2 million, respectively.  As of June 30, 2010, there were 26 employees in our marketing department.

Personnel and Training

We place substantial emphasis on the professionalism of our sales force to maintain our position as a leading fine jeweler. We strive to hire only highly motivated, professional and customer-oriented individuals. All new sales professionals attend an intensive training program where they are trained in technical areas of the jewelry business, specific sales and service techniques and our commitment to client service. Management believes that attentive personal service and knowledgeable sales professionals are key components to our success.

Our Customers

We generate all of our revenues domestically from sales to retail customers at our boutiques in the PRC. During the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, approximately 16.1%, 25.6% and 31.6%, respectively, of our sales were generated from our boutiques located in Hua Yu, which is a department store and the largest business group in Shanxi Province. The largest markets for our products are in the Shanxi Province, Chengdu City of the Sichuan Province and Shenyang City of the Liaoning Province.

Information Technology

We have developed a logistics network and management system through years of iterative design and adaptation. We have tailored this system for our business needs and the particularities of China’s fine jewelry sector. We can deliver products to any of the cities in which any of our boutiques is located, typically within 48 hours. We have capitalized on our economies of scale by centralizing our logistics management to serve our retail distribution network. Our logistics system administers procurement, inventory, warehouse and transportation management, product and order tracking, reporting, and other services. This integrated system allows us to respond quickly to product demand in multiple markets while increasing efficiency and minimizing costs.

Our information management systems are updated regularly and are designed to minimize handling and administrative costs, as well as ensure prompt ordering and timely arrival of our products. The system delivers real-time updates on sales of each specific stock-keeping unit, enabling us to fine-tune merchandise allocation and pricing in response to rapidly changing market demands. Our detailed sales information allows us to evaluate the impact of advertisements and promotional events by region, product and price. This information also helps us develop effective marketing activities and minimize costs.

Our technology systems provide information necessary for (i) store operations; (ii) inventory control; (iii) profitability monitoring; (iv) customer care; (v) expense control programs; and (vi) overall management decision support. Significant data processing systems include point-of-sale reporting, purchase order management, replenishment, inventory management, merchandise planning and control, payroll, general ledger, sales audit, and accounts payable. Bar code ticketing and scanning are used at all point-of-sale terminals to ensure accurate sales and margin data compilation and to provide for inventory control monitoring. Information is made available online to merchandising staff on a timely basis, thereby increasing the merchants' ability to be responsive to changes in customer behavior. We are also improving the connectivity between stores and our headquarters to enhance operating effectiveness.

Our information technology systems and processes allow management to monitor, review and control operational performance on a daily, monthly, quarterly and annual basis for each store and each transaction. Senior management can review and analyze activity by store, amount of sale, terms of sale or employees who sell the merchandise.

Research and Development

We have a research and development staff comprised of six employees.  Our research and development budget was nominal in the past three years.

We regularly train the members of our research and development department in order to consistently enhance our research and development capabilities in the field of jewelry design. We have developed a business model that involves a very close interrelationship between our research and development department and our product development and marketing departments. As a result, we focus our research and development activities on projects that would enable us to branch out our products into new desired markets and increase our market share in existing markets, such as attending international jewelry shows in the PRC.

We believe that our research and development activities for jewelry are effective because we combine fashion with tradition in design, we appoint and cultivate designers who specialize in jewelry design and we design products which appeal to various customer bases and various price points.

Intellectual Property

We rely on a combination of trademarks and confidentiality agreements to protect our intellectual property.

With respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce, we rely on, among other things, trade secret protection and confidentiality agreements to safeguard our interests.  Our employees generally enter into a confidentiality agreement with us as part of their employment agreement by which our employees have agreed that we hold the IP rights to the inventions, designs and technologies developed by the employee during their employment. Intellectual property protection and confidentiality terms are inserted in all of our processing contracts with manufacturers. We are not aware of any material infringement of our intellectual property rights.

Trademarks

We have been granted exclusive licenses to use two trademarks, both of which are registered trademarks in the PRC.  The owner of the trademarks, Man Yu, is the wife of Mr. Chen, our Chairman and Chief Executive Officer.  Pursuant to the licensing agreement between Ms. Yu and Chongqing, we have the exclusive right to these trademarks.  We also have a non-exclusive license to use the Chow Tai Fook trademark.

The following table provides the name, PRC trademark number and expiration date of the trademarks that we license exclusively:

Name of Trademark	Trademark No.	Expiration Date
c.comeliness	3123742	December 20, 2013
FENIX	3396432	August 20, 2014

The CC and FENIX trademarks have also been recognized internationally.  The CC trademark has been registered in Switzerland and is in effect until March 2019.  The FENIX trademark has been registered in France and is in effect until May 31, 2016.

Governmental Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Chongqing’s business license permits it to design, manufacture, sell and market jewelry products to department stores throughout the PRC.  Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Value added tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Furthermore, when exporting goods, the exporter is entitled to a portion, or in some instances all, of the VAT refund that the exporter previously paid.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, and trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may buy, sell and/or remit foreign currencies only at those banks authorized to conduct foreign exchange business, after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, SAFE and the State Reform and Development Commission.

Mandatory statutory reserve and dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends out of their accumulated profits only, if any, as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year for its general reserve until the cumulative amount of such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

As of July 31, 2010, we had 804 full-time employees. The following table shows the breakdown in numbers of employees by department as of each of the dates indicated:

Functions	December 31, 2009	December 31, 2008	December 31, 2007

Research and Development	5	4	2
Quality Control	22	17	10
General Administration	46	46	33
Purchasing	6	6	2
Sales	624	560	424
Marketing	54	55	37
Total	757	686	508

Our sales force increased in each of 2008 and 2009 in order to assist with our efforts to increase the recognition of our CC and FENIX brands, respectively.  Our administrative staff increased from 2008 to 2009 in order to assist with the management of our newly opened and soon-to-be-opened boutiques.

We have not experienced any significant labor disputes and consider our relationship with our employees to be good. Our employees are not covered by any collective bargaining agreement.

We have established an employee welfare plan in accordance with the relevant PRC laws and regulations. Our total expenses for this plan was approximately $410,000 and $190,000 in 2009 and 2008, respectively.

As we continue to expand our business, we believe it is critical to hire and retain top talent, especially in the areas of marketing, sales and brand management. We believe we have the ability to attract and retain high quality talent in China based on our competitive salaries, annual performance-based bonus system, and equity incentive program for senior employees and executives.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings arising in the ordinary course of business. We are not currently a party to any such claims or proceedings which, if decided adversely to us, would either, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or cash flows.

Material Contracts

Loans and Guarantees

We enter into loan agreements from time to time with local banks. These loans are short-term and are used for capital during production and operation. The term of each loan is one year. We must obtain the consent of the bank to change the specified usage of the loans. The bank sets the interest rate at the time of the distribution of the loan and it will not be adjusted during the term. The loans are expected to be repaid from operating income. We are obligated to provide the bank with financial statements during the term and we may not prepay the loan without consent from the bank. If we engage in a contracted lease, restructuring, joint operation, merger, acquisition, joint venture, decrease in capital contribution or transfer of material assets, we must inform the bank. We are limited by the bank to the amount of dividends we may pay, and we are prohibited, unless we receive the bank’s permission, from applying for other credit, repaying other long term debt, amending existing credit agreements or providing debt guarantees to third parties. If we do not use the loan as specified in the loan agreement, the bank may terminate the loan and require payment in full. If we pay the full principal of the loan before the end of the term, the bank may charge the interest rate agreed for the full term of the loan.

Our loans are guaranteed by certain related entities. See the section entitled “Certain Relationships and Related Party Transactions” for a description of the loan guarantees.

Lease Agreement

We entered into a lease agreement on August 1, 2008 with Quanxiang Chen.  The term of lease is ten years.  The lease is for office space at a monthly rent of approximately $8,250.  During the term of the lease, we must obtain the consent of Mr. Chen in order to sub-lease the rented property.  At the conclusion of the lease we have the option, with three months written notice, to negotiate a lease renewal.

Employment Agreement

We have entered into an employment agreement with Mr. Quanxiang Chen, dated October 1, 2008.  See the section entitled “Management-Employment Agreement” for a description of the employment agreement.

PRC GOVERNMENT REGULATIONS

This section sets forth a summary of the material regulations or requirements that affect our business activities in China. Certain of these regulations and requirements, such as those relating to tax, foreign currency exchange, dividend distribution, regulation of foreign exchange in certain offshore investment transactions, and new mergers and acquisitions rules, may affect our shareholders’ right to receive dividends and other distributions from us.

Tax

Under the new PRC Enterprise Tax Law, a resident enterprise is subject to an enterprise income tax at a rate of 25% on its global taxable income, and a non-resident enterprise with any institution or establishment within China is subject to an income tax rate of 25% on taxable income derived by such institution or establishment from within China as well as on taxable income earned outside of China but which as a de facto connection with such institution or establishment. In addition, non-resident enterprises without any institution or establishment within China, or non-resident enterprises whose income has no connection to its institution or establishment inside China, must pay a withholding income tax at the rate of 20% on taxable income derived from inside China. Dividends payable by a FIE to its foreign investors are not expressly exempted from the income tax on dividends under the new PRC enterprise tax law. The new tax law empowers the State Council of the PRC to promulgate appropriate implementation rules and regulations.  As of November 28,2007, the State Council passed the Implementation Rules concerning PRC Enterprise Tax Law was effective as of January 1, 2008.

Under the PRC Enterprise Income Tax Law, enterprises established under the laws of foreign countries or regions whose “de facto management organs” are located within the PRC territory are considered resident enterprises and will normally be subject to the enterprise income tax at the rate of 25% on their global income. Pursuant to Article 4 of the Implementation Rules concerning PRC Enterprise Tax Law, de facto management organs refer to the institutions substantially and fully governing and managing the production and business, personnel, accounts, assets, etc. of the enterprise.

Due to the fact that substantially all of our operational management is currently based in the PRC, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income.

For risks and uncertainties related to the PRC Enterprise Income Tax Law, see “Risk Factors — Risks Related to Doing Business in China.”

Dividend Distribution

We are a wholly foreign-owned enterprise. The principal regulations governing distribution of dividends of wholly foreign-owned enterprises include the Wholly Foreign-owned Enterprise Law (1986), as amended by the Decision on Amending the Law of the People’s Republic of China on Wholly Foreign-owned Enterprise (2000), and the Implementing Rules of the Wholly Foreign-owned Enterprise Law (1990), as amended by the Decision of the State Council on Amending the Implementing Rules of the Law of the People’s Republic of China on Wholly Foreign-owned Enterprise (2001).

Under these regulations, wholly foreign owned enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with China’s accounting standards and regulations. In addition, wholly foreign owned enterprises in China are required to set aside at least 10% of their respective after-tax profits based on PRC accounting standards each year, if any, to fund its general reserves fund, until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of each of our PRC subsidiaries, each of which is a wholly foreign owned enterprise, has the discretion to allocate a portion of its after-tax profits to its staff welfare and bonus funds, which is likewise not distributable to its equity owners except in the event of a liquidation of the foreign-invested enterprise. Foreign owned enterprises can not distribute profits before making up the loss of the previous fiscal years. The previously undistributed profits can be distributed together with the current distributable profits.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the SAFE issued a regulation entitled “Circular on Certain Issues Concerning Foreign Exchange Regulation of Fund Raising and Roundtrip Investments by Domestic Residents through Offshore Special Purpose Companies,” or SAFE Notice No. 75, which became effective as of November 1, 2005. Under SAFE Notice No. 75, domestic residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to the time they establish or take control of an offshore special purpose company for the purpose of overseas equity financing based on onshore assets or equity interests held by them. The term “domestic legal person residents” as used in SAFE Notice No. 75 refers to those entities with legal person status or other economic organizations established within the territory of China. The term “domestic natural person residents” as used in SAFE Notice No. 75 includes all Chinese citizens and all other natural persons who habitually reside in China for economic interest.

Domestic residents are required to complete amended registrations with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore special purpose company and (ii) subsequent overseas equity financing by such offshore special purpose company. Domestic residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore special purpose company without involving roundtrip investment, such as changes in share capital, share transfers and long-term equity or debt investments and providing security for debt. Domestic residents who have already incorporated or gained control of offshore special purpose companies that have made onshore investment in China before SAFE Notice No. 75 became effective must make such registration with the local SAFE branch on or before March 31, 2006.

Under SAFE Notice No. 75, Domestic residents are further required to repatriate back into China all of their dividends, profits or capital gains obtained from their shareholdings in the offshore special purpose company within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under SAFE Notice No. 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

On May 29, 2007, SAFE issued a notice, which we refer to as SAFE Notice No. 106, clarifying the implementation of SAFE Notice No. 75. With respect to a special purpose company that has completed the round-trip investment (that is, the onshore FIE has obtained its foreign exchange certificate) but has missed the registration deadline of March 31, 2006, the relevant domestic residents may submit a retroactive registration application, provided that there has been no payment of any funds by the onshore FIE to the offshore special purpose company since April 21, 2005 in the form of a dividend, proceeds of share transfer, liquidation proceeds, capital reduction or loan repayment. In the event such a payment has occurred, SAFE may impose penalties on the controlling persons and/or the onshore FIE for the violation of the foreign exchange laws and regulations.

SAFE Notice No. 106 further requires that the employee share option plans and share incentive plans of the offshore special purpose company shall also be filed with SAFE. Employee share incentive plans may be filed with SAFE through trust in accordance with the procedures of overseas investment registration, and employee share option plans must be filed with SAFE together with the registration for the establishment of the offshore special purpose company. After the employees exercise their options, they must amend their registrations with SAFE.

The business operations of our subsidiaries and Taiyuan Basic Points and its subsidiaries, which are subject to the foreign currency exchange regulations, have all been in accordance with these regulations.  We will take steps to ensure that the future operations of these PRC entities are in compliance with these regulations.

Regulation of Overseas Investments and Listings and the New Merger and Acquisition Rules

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and SAFE, jointly adopted the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the new M&A rule, which became effective on September 8, 2006. This regulation includes provisions that purport to require offshore special purpose companies, controlled directly or indirectly by PRC companies or individuals contemplating listing on an overseas stock exchange their operating companies or assets located in China, to obtain the approval of the CSRC prior to the listing and trading of their securities on any overseas stock exchange.

On September 21, 2006, the CSRC published on its official website a notice specifying documents and materials required to be submitted to the CSRC relating to overseas listings by special purpose companies. The new M&A rule was revised by MOFCOM on June 22, 2009.

The application of the new M&A rule with respect to overseas listings of special purpose companies remains unclear, with no consensus currently among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

DeHeng Law Offices, our PRC counsel, has advised us that CSRC approval is not required in connection with the establishment of our wholly owned PRC subsidiaries because the contractual control arrangement hereof does not fall in the definitions regulated by CSRC under the current new M&A rule.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, positions and a brief description of the business experience of each of our directors, executive officers and key employees as of the date of this prospectus.

Name	Age	Position(s)
Quanxiang Chen	38	Chairman and Chief Executive Officer
Xiaolin Mao	43	Chief Financial Officer and Director
Xiaoguo Cui	31	Vice President, Human Resources and Director
Yingyan Guo	33	Vice President, Brand Development
Guixia Cui	33	Director
Sen Liu	45	Director
Xiaobin Hong	37	Director
Peng Liu	35	Director

There are no family relationships between any of our directors or senior management. There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management.

The address of each of our directors and executive officers is: c/o CC Jewelry Co., Ltd. 186 Pingyang Road, 6th Floor, Taiyuan City, Shanxi, 030006, People’s Republic of China.

Executive Officers and Directors

Mr. Quanxiang Chen founded Taiyuan Basic Points in 2002 and was appointed as our Chairman and Chief Executive Officer following our business combination.  Mr. Chen entered the market operation of the gems and jewelry industry in 1997, when China began to issue business certificates to gold retailers. From 1997 until 2002, Mr. Chen was involved in the distribution of jewelry, including CC jewelry, which brand he created in 2000.  Mr. Chen graduated from the College of Electric Power at Taiyuan Institute of Technology and obtained his degree in power generation and distribution. Mr. Chen attended the Pearl Diamond Gem and Jewelry Laboratory of the China National Pearl Diamond Gem and Jewelry Import and Export Corporation and National Jewelry Quality Supervision and Inspection Center of China. Mr. Chen obtained a certificate in jewelry appraisal from the National Jewelry Import and Export Corporation Laboratory, and he was qualified to analyze gold ornaments by the National Jewelry Testing Center.

Ms. Xiaolin Mao was appointed as a director and as our Chief Financial Officer following our business combination.  From 2006 to 2010, she also served as the CFO of Taiyuan Basic Points Trading Co., Ltd. From 2003 to 2006, Ms. Mao was as an auditor with the Shanxi Huaxing accounting firm. Prior to that, from 1984 to 2003, she worked as section chief of the accounting section at Linfen Iron & Steel Group, at the large state-owned steel enterprise. Ms Mao graduated from Shanxi University of Finance and Accounting and obtained her degree in accounting.  She is a Chinese certified public accountant and senior accountant.

Mr. Xiaoguo Cui was appointed as a director and as our Vice President, Human Resources following the business combination. From 2005 until that time, Mr. Cui served as the Manager of Human Resources of Taiyuan Basic Points. From 2001 to 2005, Mr. Cui served as Manager of Human Resources Department of Jiangnan Catering Group, a restaurant group in the Shanxi province. He graduated from the Shanxi University of Finance & Economics with a degree in Human Resources

Ms. Yingyan Guo was appointed as our Vice President, Brand Development following our business combination.  Ms. Guo is responsible for the sales and boutique management of our company. From 2005 until the business combination, Ms. Guo served as the Manager of Brand Development of Taiyuan Basic Points. From 2003 to 2006, Ms. Yingyan worked at the Parkson Shopping Center as the sales floor manager, where she was responsible for managing the jewelry counters and sales. Prior to that, from 1998 to 2003, she worked at the Huayu Shopping Center as the sales floor manager, where she was also responsible for managing jewelry counters and sales. Ms. Yingyan graduated from the Shanxi Finance and Taxation College with a degree in Financial Accounting.

Mr. Guixia Cui has been one of our directors since September 2010.  Mr. Cui has worked as an Appraiser at the Gem and Jewelry Trade Association of Shanxi Province since 2003. From 1999 until 2003, Mr. Cui was Floor Manager at Hua Yu Department Store in Shanxi Province where he was responsible for gem and jewelry sales, promotions, quality control and management functions.  In 2004 Mr. Cui obtained a Profession Certificate of Senior Gem and Jewelry Appraisal.  Mr. Cui graduated from Shanxi University.

Mr. Sen Liu has been one of our directors since September 2010.  Mr. Liu has served as Vice Director of Quality Review of Crowe Horwath China CPAs Co., Ltd. since 2008. From October 2005 until September 2008, Mr. Liu was a partner of the Shanxi branch of Wanlong CPAs Co., Ltd.  Prior to joining Wanlong CPAs Co., Ltd., from June 2005 until September 2005, Mr. Liu was the Vice Chief Financial Officer of Shanxi Deaniler Corporation Group. From 2001 until 2005, Mr. Liu worked in various positions at Yuhua CPAs Co., Ltd.  Mr. Liu graduated from Shaxi University of Technology where he received a bachelor’s degree in math.  He obtained his CPA in 2001.

Mr. Xiaobin Hong has been one of our directors since September 2010.  Mr. Hong has served as Business Director of the banking department of Everbright Securities Co., Ltd. since 2006. From 2003 until 2006, Mr. Hong was General Manager in the financial consulting department of Everbright Securities Co., Ltd.  Prior to joining Everbright Securities Co., Ltd., from 2001 until 2003, Mr. Hong was a Senior Researcher at Guotai Junan Securities Co., Ltd. Mr. Hong graduated from Renmin University of China where he received a master’s degree in law.

Mr. Peng Liu has been one of our directors since September 2010.  Mr. Liu has served as Vice General Manager and Secretary of the Board of Directors of Shyndec Pharmaceutical Co., Ltd. since 2009. From 2005 until 2009, Mr. Liu was Manager of Plan & Development at Shenhua Group Co., Ltd., where he worked on investment strategy.  Prior to joining Shenhua Group Co., Ltd., from 2001 until 2002, Mr. Liu was the Deputy Manager of the Investment Banking department at Beijing Securities Co., Ltd. (Shanghai). From 1997 until 2001, Mr. Liu was a Project Manager in the Investment Banking department of China Southern Securities Co., Ltd (Shanghai).  Mr. Liu graduated from Shaxi University of Finance and Economics where he received both a bachelor’s degree in investment management and a master’s degree in industrial economics.  He received a doctoral degree in industrial economics from Shanghai Academy of Social Sciences.

Each of our directors will serve as a director until our next annual general meeting and until his successor is duly elected and qualified.

Board of Directors

Board Composition and Terms of Directors and Officers

Our board of directors currently consists of seven directors.  Messrs. Cui, Hong, Sen Liu and Peng Liu qualify as independent directors under Nasdaq marketplace rules.

Pursuant to our memorandum and articles of association, the business of our company is managed by our board of directors. Commencing with the first annual meeting of the shareholders, directors are elected for a term of office to expire at the next succeeding annual meeting of the shareholders after their election.  Each director holds office until the expiration of his or her term of office and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal by resolution of shareholders or a resolution of directors in accordance with the memorandum and articles of association.

The directors may at any time by resolution of directors appoint any person to be a director to fill a vacancy.  There is a vacancy if a director dies or otherwise ceases to hold office as a director.  The directors may not appoint a director to fill a vacancy for a term exceeding the term that remained when the person ceasing to be a director ceased to hold office.

Our officers are appointed by resolution of our directors and hold office until removed from office by our directors, whether or not a successor is appointed.

Committees of the Board of Directors

We have established three committees of the Board of Directors: an audit committee, a compensation committee and a corporate governance and nominating committee. In addition, our board of directors has determined that Sen Liu is qualified as an audit committee financial expert within the meaning of SEC regulations. In compliance with Rule 5605 of the Marketplace Rules of the Nasdaq Stock Market, which we refer to as the Nasdaq rules, a majority of the members of our audit committee will be required to be independent directors during the 90 day transition period after our ordinary shares are listed on the Nasdaq Global Market, and all of the members of our audit committee will be required to be independent directors within one year of listing.  We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.  In addition, since we are a foreign private issuer, the Nasdaq Marketplace Rules will generally permit us, with certain exceptions, to follow our home country rules in lieu of certain requirements.

Audit Committee. Our audit committee consists of Messrs. Cui, Sen Liu and Peng Liu, each of whom satisfies the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 5605 of the Nasdaq rules. The audit committee will oversee our accounting and financial reporting processes and audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting our independent auditors and pre-approving all audit and non-audit services permitted to be performed by our independent auditors;

•	reviewing with our independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•	discussing our annual audited financial statements with management and our independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

•	meeting separately and periodically with management and our independent auditors.

Compensation Committee. Our compensation committee consists of Messrs. Cui, Hong and Peng Liu, each of whom satisfies the independence requirements of Rule 5605 of the Nasdaq rules. The compensation committee will assist the Board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving the total compensation package for our senior executives; and

•	reviewing periodically, and approving, any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee consists of Messrs. Cui, Hong and Peng Liu, each of whom satisfies the independence requirements of Rule 5605 of the Nasdaq rules. The corporate governance and nominating committee will assist the Board in selecting individuals qualified to become members of our Board and in determining the composition of the Board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•
identifying and recommending to the board qualified candidates to be nominated for the election or re-election to the board of directors and committees of the board of directors, or for appointment to fill any vacancy;

•
reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us; and

•
advising the board of directors periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with these laws and practices, and making recommendations to the board of directors on all matters of corporate governance and on any remedial actions to be taken, if needed.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics. The Code of Ethics is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the company files or submits to the Securities and Exchange Commission and others. Employees are prohibited from engaging in transactions that pose a conflict of interest with their duties to our company, taking corporate opportunities from our company, as well as other illegal activities, including insider trading and bribery. Any waiver of the code of conduct may be made only by our Corporate Governance and Nominating Committee. Our Chief Executive Officer is to administer the Code of Ethics. A copy of the Code of Ethics is included as Exhibit 99.1 to the registration statement of which this prospectus forms a part.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly, in good faith and in what they believe to be in the best interests of our company. See “Description of Share Capital — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum of association and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	appointing officers and determining the term of office of the officers;

•	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

•	exercising the borrowing powers of the company and mortgaging the property of the company;

•	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

•	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

We have not entered into a director service contract with any of our directors.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. After becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into, a director must promptly disclose such interest to all other directors. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Appointment of Directors

The directors are appointed by the shareholders of our company for such term as our shareholders may determine.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

A director is not required to hold shares as a qualification to office.

Limitation on Liability and Other Indemnification Matters

British Virgin Islands law does not limit the extent to which a company’s memorandum of association and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum of association and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Terms of Directors and Officers

Except as otherwise provided by law, vacancies on our board may be filled by the affirmative vote of a majority of the directors then in office, or by our shareholders.

Director Compensation

Our directors do not currently receive any cash compensation for their service as members of the board of directors.

Executive Compensation

Prior to the business combination, no executive officer of Super Champ had received any cash compensation for services rendered to Super Champ.

The following table shows information concerning the annual compensation to executive officers of CC Jewelry:

Name	Year	Salary	Bonus	Total compensation
Quanxiang Chen	2009	$10,525	–	$10,525
	2008	$10,342	–	$10,342
Yingyan Guo	2009	$19,997	$3,508	$23,506
	2008	$13,272	$2,241	$15,512
Xiaolin Mao	2009	$18,419	$3,508	$21,927
	2008	$10,342	$2,241	$12,582
Xiaoguo Cui	2009	$14,033	$3,508	$17,542
	2008	$9,997	$2,241	$12,238

We currently have no outstanding stock options or long-term compensation plans.

Employment Agreement

We have entered into an employment agreement with Quanxiang Chen.  Mr. Chen is employed as Chief Executive Officer of our Company.  The term of his agreement is from October 1, 2008 until December 31, 2011.  We compensate Mr. Chen at an annual rate of $10,639.  We may terminate the employment agreement as specified in the agreement.  Mr. Chen may terminate the employment agreement as specified in the agreement.  Mr. Chen has agreed to hold in confidence any confidential information obtained while employed by us.

According to the employment agreement and the Labor Law of People’s Republic of China effective January 1, 2008, the Company has to pay compensation to Mr. Chen upon termination of the employment agreement by Mr. Chen if he terminates the agreement because the Company fails to provide the labor protection or working conditions specified, or fails to pay contribution and social insurance, or if the Company terminates the employment agreement upon 30 days prior written notice where it believes that Mr. Chen is incompetent or that there is a major change in the objective circumstances relied upon at the conclusion of the employment agreement and other circumstances specified by the Labor Law.

Compensation of Directors and Executive Officers

For the year ended December 31, 2009, the aggregate cash compensation that we paid to our executive officers and directors was approximately $73,500. There are no service contracts between us and any of our directors, except for those directors who are also our executive officers.

Nasdaq Requirements for Director Independence

Under the Nasdaq rules, a majority of our directors must meet the definition of “independence” contained in those rules within one year of our listing on the Nasdaq Global Market. Our Board has determined that four of our directors, Messrs. Cui, Hong, Sen Liu and Peng Liu, meet the independence standards contained in the Nasdaq rules. We do not believe that any of these directors have any relationships that would preclude a finding of independence under these rules and, in reaching its determination, our Board determined that any other relationships that these directors have with us do not and would not impair their independence. Consistent with the Nasdaq rules, a majority of our Board will be independent within twelve months from the date of this prospectus.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of September 24, 2010, as adjusted to reflect the sale of our ordinary shares in this offering, by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power. The information under the column “Shares Beneficially Owned After Offering” gives effect to the issuance and sale of [    ] of our ordinary shares by us in this offering, assuming an initial public offering price of $[    ] per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the underwriters do not exercise their over-allotment option and there is no other change to the number of ordinary shares sold by us as set forth on the cover page of this prospectus. Ownership is based on 12,000,000 ordinary shares outstanding as of September 24, 2010 and [     ] ordinary shares outstanding upon the completion of this offering.

As of September 24, 2010, we were not aware of any U.S. persons that were holders of record of our ordinary shares.

None of our existing shareholders currently has different voting rights from other shareholders, and none of our existing shareholders will have different voting rights after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change in control of our company.

Unless otherwise noted below, the address for each listed shareholder, director or executive officer is 186 Pingyang Road, 6th Floor, Taiyuan City, Shanxi, 030006, People’s Republic of China.

	Shares Beneficially Owned Prior to Offering(1)		Shares Beneficially Owned After Offering		Shares Beneficially Owned Assuming Exercise of an Option Granted to the Underwriters to Purchase Additional Shares
Name	Number	Percent	Number	Percent	Number	Percent

Directors, Executive Officers and 5% Shareholders:
Quanxiang Chen	8,100,000	67.5%	8,100,000
Xiaolin Mao	-	-	-
Xiaoguo Cui	-	-	-
Yingyan Guo	-	-	-

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership of each listed person prior to this offering is based on ordinary shares outstanding as of the date of this prospectus, including ordinary shares convertible from all outstanding preferred shares, and the ordinary shares underlying any options and warrants exercisable by such person within 60 days of the date of this prospectus. There are currently no preferred shares, options or warrants outstanding. Percentage of beneficial ownership of each listed person after this offering is based on ordinary shares outstanding immediately after the closing of this offering and the ordinary shares underlying any options and warrants exercisable by such person within 60 days of the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Contractual Arrangements

Mr. Chen, our Chairman and Chief Executive Officer, owns 90% of Taiyuan Basic Points and Mr. Chen’s brother in-law, Mr. Yu, owns the remaining 10%. Taiyuan Basic Points, Mr. Chen and Mr. Yu and Chongqing entered into a series of contractual arrangements on July 6, 2010 that provide Chongqing with effective control over the operations of Taiyuan Basic Points and of the related economic benefits of Taiyuan Basic Points in consideration for the services provided by Chongqing.   See Contractual Arrangements in the section entitled Corporate Structure and Organization above for a detailed description of these arrangements.

Issuance of Shares to Related Parties

On April 9, 2010, Square C issued 67.5% of its equity to Mr. Chen, our chairman and the owner of 90% of the equity of Taiyuan Basic Points. Mr. Chen received 8,100,000 shares in our company in exchange for his shares in Square C pursuant to the terms of the business combination.

On April 9, 2010, Square C issued 4.5% of its equity to an entity owned by Dan Yu, who is the brother in-law of Mr. Chen and general manager of Taiyuan Basic Points, our Chairman and Chief Executive Officer, and the owner of 10% of the equity of Taiyuan Basic Points. Mr. Yu received 540,000 shares in our company in exchange for his shares in Square C pursuant to the terms of the business combination.

On April 9, 2010, Square C issued 4.5% of its equity to an entity owned by Yongxiang Chen, who is the brother of Mr. Chen, our Chairman and Chief Executive Officer.  Quanxiang Chen received 540,000 shares in our company in exchange for his shares in Square C pursuant to the terms of the business combination.

Loans Made by a Related Party

From time to time, we have borrowed funds from Quanxiang Chen, our chairman, pursuant to interest-free unsecured loans, for the purpose of satisfying our working capital needs. At June 30, 2010, December 31, 2009, December 31, 2008 and December 31, 2007, we owed approximately $10.9 million, $5.4 million, $8.2 million and $7.0 million, respectively, to Mr. Chen.  As of December 30, 2010, we owed approximately $6.9 million pursuant to this loan.  The largest amount outstanding under this loan since January 1, 2007 was $9.4 million.

Management believes the these loans were made on terms at least as favorable to us as we could have obtained from unaffiliated parties.

Due From Employees and Related Parties

From time to time we reimburse our employees for costs incurred in connection with their responsibilities as an employee of our company.  Approximately $0.5 million of such payments was outstanding as of December 31, 2008 and 2009.

Guo Mao is a jewelry store owned by the wife of our chairman, Mr. Chen.  At June 30, 2010, December 31, 2009, December 31, 2008 and December 31, 2007, Guo Mao owed us approximately $0.7 million, $0.7 million, $1.0 million and $0.6 million, respectively, for accounts receivable.  As of December 30, 2010, we were owed approximately $0.7 pursuant to this arrangement.  The largest amount outstanding under this loan since January 1, 2007 was $1.3 million.
Datong Tian is a jewelry store in which we have a 20% equity interest and which used to be a distributor of ours in Datong, Shanxi Province.  The balances due from Datong Tianfu represent receivables arising from advances from Datong Tianfu to purchase our jewelry.  The balances due to Datong Tianfu represent payment advances made by Datong Tianfu for our jewelry.  We sold jewelry in the aggregate amount of $2,574,898 and $1,673,092 through Dating Tianfu during the years ended December 31, 2009 and 2008, respectively.

Shanxi Biaopu is a dormant company that may in the future operate as a pawn store, in which we own an 80% equity interest. Shanxi Biaopu has not commenced operations and is accounted for as a long-term prepaid expense. The balances due from Shanxi Biaopu represent advances to Shanxi Biaopu to meet the cash needs for maintaining Shanxi Biaopu’s business license and paying various administrative expenses to the local government.  At June 30, 2010, December 31, 2009, December 31, 2008 and December 31, 2007, balances due from Shanxi Biaopu were approximately $58,000, $58,000, $0.4 million and $44,600, respectively.

Office Lease

On August 1, 2008, we entered into a lease agreement with Quanxiang Chen, our Chairman and Chief Executive Officer, for office space located in Taiyuan City, Shanxi Province, with a total area of 1,656 square meters. The lease is for a ten year term, which terminates on August 1, 2018. The monthly rent is approximately $8,500.  We use this space as office space and our headquarters.  Management believes the lease terms are at least as favorable to us as we could have obtained from unaffiliated parties.

Trademark Licenses

We have been granted a license to use two trademarks, both of which are registered trademarks in the PRC.  The owner of the trademarks, Man Yu, is the wife of Mr. Chen, our Chairman and Chief Executive Officer.  Pursuant to the licensing agreement between Ms. Yu and Chongqing, we have the exclusive right to these trademarks.

Guarantees

During the years ended December 31, 2008 and 2009, each of Shanxi Zhong Yao, Shanxi Bo Ye, Quanxiang Chen and Dan Yu, provided guarantees for certain our short-term bank loans. Shanxi Zhong Yao guaranteed loans in the aggregate amounts of $2.9 million and $1.5 million in 2009 and 2008, respectively.  Shanxi Bo Ye, Dan Yu and Quanxiang Chen each guaranteed loans in the amounts of $1.5 million and $1.5 million in 2009 and 2008, respectively.

In 2009 and 2008, Taiyuan Basic Points, Shanxi Bo Ye and Quanxiang Chen each guaranteed loans of Shanxi Zhong Yao in the amounts of $0.9 million and $1.0 million, respectively.

The purpose of these loans is to fund our working capital.  Local banks have required guaranties pursuant to their standard regulations.  The terms of the loans were twelve months.

DESCRIPTION OF SHARE CAPITAL

We are a British Virgin Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association and the BVI Business Companies Act, 2004 (as amended from time to time) which is referred to as the BVI Act below.

As of September 10, 2010, we are authorized to issue 100,000,000 ordinary shares, of which 12,000,000 shares are issued and outstanding and fully paid.

We have adopted an amended and restated memorandum and articles of association.  The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

Certificates representing our ordinary shares are issued in registered form. Our shareholders who are nonresidents of the British Virgin Islands may freely hold and vote their shares. We are currently authorized to issue 100,000,000 ordinary shares.  We do not have the power to issue bearer shares.

Charter

Our charter documents consist of our amended and restated memorandum of association and our amended and restated articles of association, or the memorandum and articles of association.  We may amend our memorandum and articles of association generally by a special resolution of our shareholders.

The following description of certain provisions of our memorandum and articles of association does not propose to be complete and is qualified in its entirety by our memorandum and articles of association included as Exhibits 3.1 and 3.2 to this prospectus.

Corporate Powers

Super Champ was incorporated under the BVI Act on January 5, 2010.  Pursuant to our memorandum of association, the objects for which we were established are unrestricted and we have full power and authority to carry out any objects not prohibited by the BVI Act, as the same may be revised from time to time, or any other law of the British Virgin Islands, except that we have no power to carry on banking or trust business, business as an insurance or reinsurance company, insurance agent or insurance broker, the business of company management, the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands, or business as a mutual fund, mutual fund management or mutual fund administrator, unless we obtain certain licenses under the laws of the British Virgin Islands.

Board Composition

Pursuant to our memorandum and articles of association, the business of our company is managed by our board of directors.  Commencing with the first annual meeting of the shareholders, directors are elected for a term of office to expire at the next succeeding annual meeting of the shareholders after their election.  Each director will hold office until the expiration of his or her term of office and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal by the shareholders or a resolution passed by the majority of the remaining directors.

In the interim between annual meetings of shareholders, or special meetings of shareholders called for the election of directors, any vacancy on the board of directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. A director elected to fill a vacancy resulting from death, resignation or removal of a director will serve for the remainder of the full term of the director whose death, resignation or removal will have caused such vacancy and until his successor will have been elected and qualified.

There is no cumulative voting by shareholders for the election of directors.  We do not have any age-based retirement requirement and we do not require our directors to own any number of shares to qualify as a director.

Board Meetings

Board meetings may be held at the discretion of the directors at such times and in such manner as the directors may determine upon not less than three days notice having been given to all directors. Decisions made by the directors at meetings shall be made by a majority of the directors.  There must be at least a majority of the directors (with a minimum of two) at each meeting.

Directors Interested in a Transaction

A director must, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by us, disclose such interest to the board of directors.  A director who is interested in a transaction entered into, or to be entered into, by the company, may vote on a matter related to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum and sign a document on behalf of the company, or do any other thin in his capacity as a director, that relates to the transaction.  A director is not required to disclose his interest in a transaction or a proposed transaction to our board of directors if the transaction or proposed transaction is between the director and us, or the transaction or proposed transaction is or is to be entered into the ordinary course of our business and on usual terms and conditions.

The directors may exercise all powers of our company to borrow money, mortgage or charge our undertakings and property, issue debentures, debenture shares and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Our directors may, by resolution, fix the compensation of directors in respect of services rendered or to be rendered in any capacity to us.

A director may attend and speak at any meeting of the shareholders and at any separate meeting of the holders of any class of our shares.

Rights of Shares

We are currently authorized to issue 100,000,000 ordinary shares.  The shares are made up of one class and one series, namely ordinary shares with a par value of $0.01 per share.  The ordinary shares have one vote each and have the same rights with regard to dividends paid by the company and distributions of the surplus assets of the company.

We may purchase, redeem or acquire our shares, provided that we obtain the consent of the member whose shares are being purchased, redeemed or otherwise acquired.

Issuance of Shares; Variation of Rights of Shares

Our articles of association provide that directors may, without limiting or affecting any right of holders of existing shares, offer, allot, grant options over or otherwise dispose of our unissued shares to such persons at such times and for such consideration and upon such terms and conditions as the directors may determine.

Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, we may issue shares, with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise, as the directors from time to time may determine.

If we issue shares of more than one class, we will further amend and restate our Memorandum and Articles of Association to reflect the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) as may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by such variation.  The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Shareholders Meetings

Under our memorandum and articles of association, we are required to hold an annual meeting of shareholders each year at such date and time determined by our directors.  Meetings of shareholders may be called pursuant to board resolution or the written request of shareholders holding more than 30% of the votes of our outstanding voting shares.  Written notice of meetings of shareholders must be given to each shareholder entitled to vote at a meeting not fewer than 10 days prior to the date of the meeting, with certain limited exceptions.  The written notice will state the place, time and business to be conducted at the meeting.  The shareholders listed in our share register on the date prior to the date the notice is given shall be entitled to vote at the meeting, unless the notice provides a different date for determining the shareholders who are entitled to vote.

A meeting of shareholders held without proper notice will be valid if shareholders holding 90% majority of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90% of the votes of each class or series of shares where shareholders are entitled to vote thereon as a class or series, together with an absolute majority of the remaining votes, have waived notice of the meeting and, for this purpose, presence of a shareholder at the meeting is deemed to constitute a waiver.  The inadvertent failure of the directors to give notice of a meeting to a shareholder, or the fact that a shareholder has not received notice, will not invalidate a meeting.

Shareholders may vote in person or by proxy.  No business may be transacted at any meeting unless a quorum of shareholders is present.  A quorum consists of the presence in person or by proxy of holders entitled to exercise at least 50% of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.

Changes in the Maximum Number of Shares the Company is Authorized to Issue

Subject to the provisions of the BVI Act, we may, by a resolution of shareholders, amend our memorandum and articles of association to increase or decrease the number of shares authorized to be issued.  Our directors may, by resolution, authorize a distribution by us at a time, of an amount, and to any shareholders they think fit if they are satisfied, on reasonable grounds, that we will, immediately after the distribution, satisfy the solvency test as set forth in the BVI Act, which requires that the value of a company’s assets exceeds its liabilities, and the company is able to pay its debts as they fall due.

Indemnification

Subject to the provisions of the BVI Act, we may indemnify any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of our company; or (b) is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings.

History of Securities Issuances

Ordinary Shares

Since September 10, 2010, on which date we amended our memorandum and articles of association in connection with our business combination, we are authorized to issue 100,000,000 ordinary shares, par value $0.01 per share.

Super Champ issued 50,000 shares to its original shareholder.  These shares were subsequently increased to 5,000,000 upon the change in the par value of our shares from $1.00 to $0.01 on September 10, 2010.  These 5,000,000 shares were sold to the former shareholders of Square C pursuant to the business combination.  In addition, we issued 7,000,000 new ordinary shares on September 10, 2010 to the former shareholders of Square C pursuant to the business combination.

Material Differences Between U.S. Corporate Law and British Virgin Islands Corporate Law

The BVI Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the BVI Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands. The corporate statutes of the State of Delaware and the British Virgin Islands are similar, and the flexibility available under British Virgin Islands law has enabled us to adopt memorandum of association and articles of association that will provide shareholders with rights that do not vary in any material respect from those they would enjoy if we were incorporated under the Delaware General Corporation Law, or Delaware corporate law. Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, the nature of the company, the nature of the decision, the position of the director and the nature of his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. Under British Virgin Islands law, no article or regulation shall be amended, rescinded or altered, and no new article shall be made, without the approval of the members pursuant to a special resolution, unless the memorandum of association and articles of association provide otherwise.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote. Under British Virgin Islands law, directors’ consents need only a majority of directors signing to take effect.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of stockholders of a corporation, may be taken by written consent of the holders of outstanding ordinary shares having not less than the minimum number of votes that would be necessary to take such action at a meeting. As permitted by British Virgin Islands law, shareholders’ consents need only a majority of shareholders signing to take effect. Our memorandum of association and articles of association provide that, other than changes to our memorandum of association and articles of association, shareholders may approve corporate matters by way of a resolution consented to at a meeting of shareholders or in writing by a majority of shareholders entitled to vote thereon. Changes to our memorandum of association and articles of association require the approval of 66 2/3% of the votes of shareholders.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum of association and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Sale of Assets

Under Delaware corporate law, a vote of the stockholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the British Virgin Islands, shareholder approval is required when more than 50% of the company’s total assets by value are being disposed of or sold.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by British Virgin Islands law and our memorandum of association and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities and we are able to pay our debts as they fall due.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option or at the option of the holders of such stock provided there remains outstanding shares with full voting power. Such stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of such stock. As permitted by British Virgin Islands law, and our memorandum of association and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. Our directors must determine that immediately following the redemption or repurchase we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, and our memorandum of association and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the consent in writing of holders of not less than three-fourths of the issued shares of that class and holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by the variation.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate provides otherwise. As permitted by British Virgin Islands law and our memorandum of association and articles of association, directors may be removed by resolution of directors or resolution of shareholders, with or without cause.

Mergers

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merger or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Under the BVI Act, members, upon giving written notice to us, are entitled to inspect the register of members, the register of directors and minutes of resolutions of members, and to make copies of these documents and records.

Conflict of Interest

The BVI Act provides that a director shall forthwith, after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company. A transaction entered into by us, in respect of which a director is interested, is voidable by us unless the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed. A transaction is not voidable if the material facts of the director’s interest are known by the members entitled to vote or if the transaction is approved or ratified by a resolution of members. As permitted by British Virgin Islands law and our memorandum of association and articles of association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered, and sign documents on our behalf which relate to the transaction.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

British Virgin Islands law has no comparable provision.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the British Virgin Islands, but our memorandum of association and articles of association do not provide for cumulative voting.

Anti-takeover Provisions in Our Memorandum of association and articles of association

Some provisions of our memorandum of association and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares.

Nasdaq Stock Market Listing

We are in the process of applying to list our ordinary shares for quotation on the Nasdaq Global Market. There is no guarantee that our application to list our ordinary shares on Nasdaq will be accepted.  If our application is rejected, our ordinary shares may not be listed on a national securities exchange following this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. Future sales of substantial amounts of our shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares.

Upon the closing of this offering, we will have [    ] ordinary shares outstanding. Of these shares, our shares being sold in this offering, which comprise [    ]% of the total number of shares outstanding, will be freely tradable in the open market.

The remaining ordinary shares outstanding will be held by [        ], which will hold [    ]%, and our directors and executive officers, who will hold [    ]% in the aggregate. These shares will be “restricted securities”, as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rules 144 or 701 under the Securities Act, which are described below.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell a number of shares that does not exceed the greater of:

•	1% of the number of our ordinary shares then outstanding which will equal approximately million shares immediately after this offering; and

•
the average weekly trading volume of our ordinary shares on the exchange on which we are listed at the time during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Because we were a shell company prior to our business combination, which occurred in September 2010, under SEC rules Rule 144 will be unavailable to our shareholders until September 2011.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements.

TAXATION

The following summary of the material British Virgin Islands, PRC and U.S. tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. The discussion is based on information provided to us by our legal counsel, whose legal opinions have been filed as exhibits to the registration statement of which this prospectus forms a part.  The discussion is not intended to be, nor should it be construed as, legal or tax advice to any prospective purchaser and is not exhaustive of all possible tax considerations. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local, non-U.S., non-PRC, and non-British Virgin Islands tax laws. You should consult your own tax advisors with respect to the consequences of the acquisition, ownership and disposition of our ordinary shares.

To the extent that the discussion relates to matters of British Virgin Islands tax law, it represents the opinion of Withers BVI, our British Virgin Islands counsel. Based on the facts and subject to the limitations set forth herein, the statements of law under the caption "—U.S. Federal Income Taxation" constitute the opinion of Kramer Levin Naftalis & Frankel LLP, our special U.S. counsel, as to the material U.S. federal income tax consequences of an investment in our ordinary shares.  Based on the facts and subject to the limitations set forth herein, the statements of law under "—People’s Republic of China Taxation" constitute the opinion of DeHeng Law Offices, our special PRC counsel, as to the material PRC tax consequences of an investment in our ordinary shares

British Virgin Islands Taxation

All dividends, interests, rents, royalties, compensations and other amounts paid by us are exempt from all forms of taxation in the British Virgin Islands and any capital gains realized with respect to any of our shares, debt obligations, or other securities are not subject to any form of taxation in the British Virgin Islands. No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable under BVI law by persons who are not persons resident in the British Virgin Islands with respect to any of our shares, debt obligation or other securities. There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to us or our shareholders. Currently, there is no income tax treaty, convention or reciprocal tax treaty regarding withholdings currently in effect between the United States and the British Virgin Islands.  We will only be liable to pay payroll tax with respect to employees employed and working in the British Virgin Islands.  We do not currently have, and do not intend to have in the near future, any employees in the British Virgin Islands.

People’s Republic of China Taxation

Under the former Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from PRC withholding tax. In addition, any dividends payable, or distributions made, by us to holders or beneficial owners of our shares would not be subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and were not otherwise subject to PRC tax.

On March 16, 2007, the PRC National People’s Congress approved and promulgated a new PRC Enterprise Income Tax Law, which took effect as of January 1, 2008. Under the new tax law, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” are located in China are considered “resident enterprises” for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the new tax law, “de facto management body” is defined as the body that has material and overall management control over the business, personnel, accounts and properties of an enterprise. In April 2009, the PRC State Administration of Taxation promulgated a circular to clarify the definition of “de facto management body” for enterprises incorporated overseas with controlling shareholders being PRC enterprises.  It remains unclear how the tax authorities will treat an overseas enterprise invested or controlled by another overseas enterprise and ultimately controlled by PRC individual residents as is in our case. We are currently not treated as a PRC resident enterprise by the relevant tax authorities. Since substantially all of our management is currently based in China and may remain in China in the future, we may be treated as a “resident enterprise” for the PRC tax purposes, in which case, we will be subject to PRC income tax as to our worldwide income at a uniform income tax rate of 25%. In addition, the new tax law provides that dividend income between qualified “resident enterprises” is exempt from income tax.

Moreover, the new tax law provides that an income tax rate of 10% is normally applicable to dividends payable for earnings derived since January 1, 2008 to non-PRC investors who are “non-resident enterprises,” to the extent such dividends are derived from sources within China. We are a British Virgin Islands holding company and substantially all of our income is derived from dividends, if any, we receive from our subsidiaries located in China. Thus, dividends payable to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered as a “non-resident enterprise” under the new tax law.

Under the currently available guidance of the new tax law, dividends payable by us to our shareholders should not be deemed to be derived from sources within China and therefore should not be subject to withholding tax at 10%, or a lower rate if reduced by a tax treaty or agreement. However, what will constitute income derived from sources within China is currently unclear. In addition, gains on the disposition of our shares should not be subject to PRC withholding tax.  However, these conclusions are not entirely free from doubt. In addition, it is possible that these rules may change in the future, possibly with retroactive effect.

U.S. Federal Income Taxation

The following is a discussion of the material U.S. federal income tax considerations that may apply to an investor with respect to the acquisition, ownership and disposition of our ordinary shares. This discussion does not purport to address all of the tax consequences of owning our ordinary shares with respect to all categories of investors that acquire our ordinary shares, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, grantor trusts, persons who own, directly or indirectly under applicable constructive ownership rules, 10% or more (by voting power) of our ordinary shares, certain former citizens and long-term residents of the United States, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase our ordinary shares and hold such ordinary shares as a capital asset (i.e., for investment). Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. You should consult your own tax advisors regarding the tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law with respect to the ownership of our ordinary shares.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual U.S. citizen or resident, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any political subdivision thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (x) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A beneficial owner of our ordinary shares (other than a partnership) that is not a U.S. Holder is referred to below as a “Non-U.S. Holder.”

If a U.S. partnership, or an entity treated for U.S. federal income tax purposes as a partnership, such as a U.S. limited liability company, holds our ordinary shares, the tax treatment of a partner will depend on the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership holding our ordinary shares, you should consult your tax advisor.

U.S. Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion of Passive Foreign Investment Companies, or PFICs, below, distributions made by us with respect to our ordinary shares to a U.S. Holder will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our ordinary shares, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Subject to the discussion of PFICs below, dividends paid on our ordinary shares that are received by U.S. Holders that are individuals, estates or trusts will be taxed at the rate applicable to long-term capital gains (a maximum rate of 15% for taxable years beginning on or before December 31, 2010), provided that such dividends meet the requirements of "qualified dividend income." For this purpose, qualified dividend income includes dividends paid by a non-U.S. corporation if certain holding period and other requirements are met, and the stock of the non-U.S. corporation with respect to which dividends are paid is readily tradable on an established securities market in the U.S. (such as the Nasdaq Global market).  Dividends that fail to meet such requirements, and dividends received by corporate U.S. Holders, are taxed at ordinary income rates. No dividend received by a U.S. Holder will be a qualified dividend (i) if the U.S. Holder held the ordinary share with respect to which the dividend was paid for less than 61 days during the 121-day period beginning on the date that is 60 days before the ex-dividend date with respect to such dividend, excluding for this purpose, under the rules of  Code Section 246(c), any period during which the U.S. Holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, is the grantor of a deep-in-the-money or otherwise nonqualified option to buy, or has otherwise diminished its risk of loss by holding other positions with respect to, such ordinary share (or substantially identical securities); or (ii) to the extent that the U.S. Holder is under an obligation (pursuant to a short sale or otherwise) to make related payments with respect to positions in property substantially similar or related to the ordinary share with respect to which the dividend is paid.  If we were to be a "passive foreign investment company" (as such term is defined in the Code) for any taxable year, dividends paid on our ordinary shares in such year or in the following taxable year would not be qualified dividends.  In addition, a non-corporate U.S. Holder will be able to take a qualified dividend into account in determining its deductible investment interest (which is generally limited to its net investment income) only if it elects to do so; in such case the dividend will be taxed at ordinary income rates.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion of PFICs below, a U.S. Holder will recognize taxable gain or loss upon a sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the disposition. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Tax Consequences If We Are A Passive Foreign Investment Company

We will be a passive foreign investment company (a “PFIC”) if either:

•
75% or more of our gross income in a taxable year consists of “passive income” (including dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties); or

•	at least 50% of our assets in a taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

We do not believe that we will be a PFIC for our 2010 taxable year based upon our estimates of income, the expected composition of our assets and the expected value of our assets as determined based on our anticipated market capitalization after this offering. However, because PFIC status is based on the composition of our income and assets for the entire taxable year and because of possible fluctuations in our market capitalization, it is not possible at this time to determine whether we will become a PFIC for our 2010 taxable year until after the close of the taxable year. Therefore, we may become a PFIC for our 2010 taxable year or in any future taxable year.

If we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning our stock for purposes of the PFIC rules would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions (i.e., the portion of any distributions received by the U.S. Holder on our ordinary shares in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ordinary shares) and on any gain from the disposition of our ordinary shares, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Holder’s holding period of our ordinary shares.

The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely “qualified electing fund” (“QEF”) election for all taxable years that the holder has held our ordinary shares and that we were a PFIC. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year that we are a PFIC to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long term capital gain, regardless of whether we have made any distributions of the earnings or gain. The U.S. Holder’s basis in our ordinary shares will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the ordinary shares and will not be taxed again once distributed. A U.S. Holder making a QEF election would recognize capital gain or loss on the sale, exchange or other taxable disposition of our ordinary shares. If we determine that we are a PFIC for any taxable year, we may provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Alternatively, if we were to be treated as a PFIC for any taxable year and provided that our ordinary shares are treated as “marketable stock” (e.g., “regularly traded” on the Nasdaq Global Market) a U.S. Holder may make a mark-to-market election. Under a “mark-to-market” election, in any taxable year that we are a PFIC, any excess of the fair market value of the ordinary shares at the close of any taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares is included in the U.S. Holder’s income as ordinary income. In addition, the excess, if any, of the U.S. Holder’s adjusted tax basis at the close of any taxable year over the fair market value of the ordinary shares is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder’s tax basis in its ordinary shares would be adjusted to reflect any such income or loss. For any taxable year that we are a PFIC, gain realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. There can be no assurances that there will be sufficient trading volume with respect to the ordinary shares for the ordinary shares to be considered “regularly traded,” or that our ordinary shares will continue to trade on the Nasdaq Global Market.  Accordingly, there are no assurances that the ordinary shares will be marketable stock for these purposes.

A U.S. Holder who holds our ordinary shares during a period when we are a PFIC will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder’s holding of our ordinary shares, even if we cease to be a PFIC, subject to certain exceptions for U.S. Holders who made a timely mark-to-market or QEF election. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules in the event that we are a PFIC, including as to the advisability and consequences of making a QEF or mark-to-market election.

U.S. Federal Income Taxation of Non-U.S. Holders

Non-U.S. Holders will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our ordinary shares unless the income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (“effectively connected income”) (and, if an income tax treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or, in the case of an individual, the income is attributable to a fixed place of business).

Non-U.S. Holders will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our ordinary shares, unless either:

•
the gain is effectively connected income (and, if a treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or, in the case of an individual, the income is attributable to a fixed place of business); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

Effectively connected income may be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders, unless exempt under an applicable income tax treaty. In addition, effectively connected income of a corporate Non-U.S. Holder may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders may be subject to tax in jurisdictions other than the United States on dividends received from us on our ordinary shares and on any gain realized upon the sale, exchange or other disposition of our ordinary shares. Non-U.S. Holders should consult with their own tax advisors regarding such other jurisdictions.

Backup Withholding and Information Reporting

U.S. Holders (other than exempt recipients such as corporations) may be subject to information reporting requirements with respect to dividends paid in the United States on, or proceeds from the disposition of, our ordinary shares. In addition, a U.S. Holder may be subject, under certain circumstances, to backup withholding at a rate of up to 28% with respect to dividends paid on, or proceeds from the disposition of, our ordinary shares unless the U.S. Holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of our ordinary shares who provides an incorrect taxpayer identification number may be subject to penalties imposed by the IRS.

Non-U.S. Holders are not subject to information reporting or backup withholding with respect to dividends paid on, or proceeds from the disposition of, our ordinary shares, provided that the Non-U.S. Holder provides its taxpayer identification number, certifies to its foreign status, or establishes another exemption to the information reporting or back-up withholding requirements.

Stamp Taxes

If you purchase our ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

UNDERWRITING

We are offering the ordinary shares described in this prospectus through [__________]. [________] is acting as sole manager of the offering.  We have entered into an underwriting agreement dated, 2010 with the underwriter.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Name	Number of Shares

Total

The underwriter is committed to purchase all the ordinary shares offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares.  The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement.  Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

The underwriter proposes to offer the ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $ per share.  Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $ per share from the initial public offering price.  After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us(	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $ ..

We have granted a 45-day option to the underwriter to purchase up to an additional $        of ordinary shares (or ordinary shares) sold on the date hereof, at the same price as the initial shares offered).  If the underwriter fully exercises this option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $ , $ and $ , respectively.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering.  The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We intend to apply for listing of our ordinary shares on the NASDAQ Global Market and, if approved, our ordinary shares will trade under the symbol “[____].”

In connection with this offering, the underwriter may engage in stabilizing transactions, which involve making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress.  These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriter of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts or may be “naked” shorts.  The underwriter may close out any covered short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering.  To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M promulgated under the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids.  This means that if the representatives of the underwriter purchase ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time.  The underwriter may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

In determining the public offering price, we and the underwriter expects to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded ordinary shares of generally comparable companies; and

•	other factors deemed relevant by the underwriter and us.

Neither we, nor the underwriter can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the public offering price.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.  In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction..

Foreign Regulatory Restrictions on Purchase of the Ordinary Shares

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required.  Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the ordinary shares to certain institutions or accredited persons in the following countries:

United Kingdom.  No offer of ordinary shares has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter:  (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area.  In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ordinary shares has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ordinary shares may be made to the public in that Relevant Member State at any time:  (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.  For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany.  Any offer or solicitation of ordinary shares within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG).  The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt fr Finanzdienstleistungsaufsicht — BaFin).  This prospectus has not been and will not be submitted for approval to the BaFin.  This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz).  This prospectus and any other document relating to the ordinary shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the ordinary shares to the public in Germany, any public marketing of the ordinary shares or any public solicitation for offers to subscribe for or otherwise acquire the ordinary shares.  The prospectus and other offering materials relating to the offer of the ordinary shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece.  This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents.  The ordinary shares have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new ordinary shares being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy.  This offering of the ordinary shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended.  Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other document relating to the ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus.  Each of the Underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the ordinary shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus.  Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the ordinary shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland.  This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations.  The ordinary shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations.  Neither this document nor any other offering materials relating to the ordinary shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the ordinary shares of in Switzerland.

Norway.  This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the ordinary shares are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana.  We hereby represent and warrant that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the ordinary shares to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong.  The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Colombia.  The ordinary shares may not be offered or sold in the Republic of Colombia.

Costa Rica.  The ordinary shares described in this prospectus have not been registered with the Superintendencia General de Valores de Costa Rica, nor any other regulatory body of Costa Rica.  This Prospectus is intended to be for your personal use only, and is not intended to be a Public Offering of Securities, as defined under Costa Rican law.

Panama.  The ordinary shares have not been registered with the National Securities Commission, nor has the offer, sale or transactions thereof been registered.  The ordinary shares are not under the supervision of the National Securities Commission.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is:  (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ordinary shares under Section 275 except:  (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China.  This prospectus has not been and will not be circulated or distributed in the PRC, and ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.  For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel.  This Prospectus does not constitute an offer to sell the ordinary shares to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority.  In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors.  Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).  The issue of ordinary shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.  The ordinary shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC.  The ordinary shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.  Management of the Company, and the representatives represent and warrant that the ordinary shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman. For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”).  Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.  This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the ordinary shares within Oman.  No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman.  The Underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman.  The Underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.  Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice.  This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action.  You should consult with an appropriate professional for specific advice on the basis of your situation.  Any recipient of this memorandum and any purchaser of the ordinary shares pursuant to this memorandum shall not market, distribute, resell, or offer to resell the ordinary shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made.  Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority.  Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

where required by law, that the purchaser is purchasing as principal and not as agent;

the purchaser has reviewed the text above under Resale Restrictions; and

the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available upon request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation.  The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities.  The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities.  If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us.  In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability.  In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon.  These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser.  The foregoing is a summary of the rights available to an Ontario purchaser.  Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons.  All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our ordinary shares being registered. All amounts shown are estimates except for the SEC registration fee, the Nasdaq Stock Market listing fee and the FINRA filing fee.

	Amount to be Paid
SEC registration fee		$1,426
FINRA filing fee		2,500
Nasdaq Stock Market listing fee		25,000
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Roadshow expenses
Transfer agent and registrar fees
Miscellaneous fees and expenses
Total	$

LEGAL MATTERS

Certain legal matters, including the validity of our ordinary shares offered by this prospectus and BVI tax matters, will be passed upon for us by Withers BVI, located at 3rd Floor, Little Denmark, Main Street, Road Town, Tortola, British Virgin Islands.  Certain legal matters in connection with this offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, located at 1177 Avenue of the Americas, New York, New York 10036, and for the underwriters by [_________________].  Legal matters as to PRC law will be passed upon for us by DeHeng Law Offices, located ate 12th Floor, Tower B Focus Place No.19, Finance Street Beijing, China, 100033, and for the underwriters by [_________________________].

EXPERTS

Our consolidated financial statements as of December 31, 2009, and 2008 and for the fiscal years ended December 31, 2009, and 2008, included herein, have been audited by Sherb & Co., LLP, independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing and their consent and authorization.

The offices of Sherb & Co., LLP are located at 805 Third Avenue, New York, NY 10022.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any other documents we have filed with the Securities and Exchange Commission without charge at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The Securities and Exchange Commission also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are also available to the public through this website at http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of these requirements by filing reports with the Securities and Exchange Commission. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements. Our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

We are a “foreign private issuer” within the meaning of the rules promulgated under the Securities Exchange Act of 1934 as amended, or the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

However, we intend to file with the Securities and Exchange Commission, after the end of each fiscal year, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent public accounting firm.  In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the stock exchanges on which our ordinary shares are listed.  Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

CC JEWELRY CO., LTD. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS	PAGES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008	F-2

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008	F-3 - 4

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008	F-5

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008	F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008	F-7 - 8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008	F-9 – 39

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009	Q-1 - 2

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)	Q-3

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)	Q-4 - 5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)	Q-6 - 37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

To the Shareholders and Directors
CC Jewelry Co., Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of CC Jewelry Co., Ltd. and its Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CC Jewelry Co., Ltd. and its Subsidiaries as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, New York
September 13, 2010

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalent	$1,540,673	$759,785
Accounts receivable, net	7,185,529	4,328,572
Notes receivable	838,801	827,756
Inventories	31,508,537	25,987,230
Advances to suppliers	540,138	334,413
Prepaid expenses	1,017,437	695,416
Other receivables	256,248	260,806
Due from employees	566,598	547,991
Due from related parties	688,333	1,568,670
Total Current Assets	$44,142,294	$35,310,639
Noncurrent Assets
Prepaid expense – long-term	1,755,105	1,750,752
Investment in unconsolidated entity – cost method	526,531	525,225
Property, plant and equipment, net	4,114,063	3,175,079
Construction in progress	230,463	78,017
Total Noncurrent Assets	$6,626,162	$5,529,073
TOTAL ASSETS	$50,768,456	$40,839,712

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans	$8,190,487	$3,933,355
Accounts payable	4,577,868	4,395,695
Notes payable	754,855	795,350
Taxes payable	3,625,946	1,472,015
Other payables and accrued expenses	710,608	1,177,379
Due to shareholder	5,387,303	8,162,935
Total Current Liabilities	$23,247,067	$19,936,729
TOTAL LIABILITIES	$23,247,067	$19,936,729

Shareholders' Equity
Ordinary shares, at $0.01 par value, 100,000,000 shares authorized, 12,000,000 shares issued and outstanding, respectively	120,000	120,000
Additional paid-in capital	3,798,548	3,432,901
Statutory reserve	3,406,574	2,472,571
Retained earnings	19,036,160	13,772,712
Accumulated other comprehensive income	1,160,107	1,104,799
TOTAL SHAREHOLDERS' EQUITY	$27,521,389	$20,902,983
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$50,768,456	$40,839,712

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2009	2008

REVENUE	$63,182,817	$63,178,550
COST OF GOODS SOLD	41,180,014	44,148,820
GROSS PROFIT	22,002,803	19,029,730
Operating Expenses:
Department store sales commissions	4,262,398	3,410,780
Selling expenses	5,103,750	5,946,222
Advertising expense	1,216,275	1,591,568
General and administrative expenses	1,979,296	2,590,548
Total Operating Expenses	$12,561,719	$13,539,118
INCOME FROM OPERATIONS	$9,441,084	$5,490,612
Other Income Expenses:
Interest expenses, net	(957,643)	(1,051,180)
Other expenses, net	(85,970)	(47,048)
Total Other Expenses	(1,043,613)	(1,098,228)
INCOME BEFORE INCOME TAXES	8,397,471	4,392,384
INCOME TAXES	(2,170,785)	(1,179,861)
NET INCOME	6,226,686	3,212,523
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	55,309	1,166,695
COMPREHENSIVE INCOME	$6,281,995	$4,379,218

BASIC AND DILUTED EARNINGS PER SHARE	$0.52	$0.27
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	12,000,000	12,000,000

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Ordinary Shares, $0.01 Per Value		Additional Paid-in	Statutory	Accumulated other comprehensive	Retained
	Number of shares	Amount	Capital	Reserves	income	Earnings	Total
Balance, December 31, 2007	1 2,000,000	$120,000	$3,359,953	$1,990,693	$(61,897)	$11,280,592	$16,689,341

Capital contribution	-	-	72,948				72,948

Net income	-	-	-	-	-	3,212,523	3,212,523

Transfer to statutory reserves	-	-	-	481,878	-	(481,878)	-

Dividend distribution	-	-	-	-	-	(238,524)	(238,524)

Foreign currency translation adjustment	-	-	-	-	1,166,695	-	1,166,695

Balance, December 31, 2008	1 2,000,000	120,000	3,432,901	2,472,571	1,104,798	13,772,713	20,902,983

Capital contribution	-	-	365,647	-	-	-	365,647

Net income	-	-	-	-	-	6,226,686	6,226,686

Transfer to statutory reserves	-	-	-	934,003	-	(934,003)	-

Dividend distribution	-	-	-	-	-	(29,236)	(29,236)

Foreign currency translation adjustment	-	-	-	-	55,309	-	55,309

Balance, December 31, 2009	1 2,000,000	$120,000	$3,798,548	$3,406,574	$1 ,160,107	$19,036,160	$27,521,389

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,226,686	$3,212,523
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,174,253	1,467,333
Loss on retirement of property, plant and equipment	151,794	749,369
Provision for bad debts	13,625	716,144
Changes in operating assets and liabilities:
(Increase) Decrease in assets:
Accounts receivable	(2,870,582)	1,963,683
Inventories	(5,521,307)	(10,980,236)
Advances to suppliers	(205,725)	345,531
Prepaid expenses	(322,021)	(130,245)
Other receivables	4,558	(18,917)
Due from employees	(18,607)	(293,962)
Due from related parties	880,337	(180,039)
Increase (Decrease) in liabilities:
Accounts payable	182,173	2,085,952
Taxes payable	2,153,931	1,201,241
Other payables and accrued expenses	(466,771)	10,153
Due to shareholder	(2,775,632)	1,673,344
Net cash (used in) provided by operating activities	(1,393,288)	1,821,874

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(257,342)	(1,224,883)
Proceeds from disposal of property, plant and equipment	-	177,873
Payment for construction in progress	(2,185,693)	(1,831,044)
Increase in notes receivable	(76,325)	(242,083)
Collection of notes receivable	65,280	145,896
Increase in long-term prepaid expense	-	(416,555)
Net cash used in investing activities	$(2,454,080)	$(3,390,796)

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	$365,647	$72,948
Proceeds from short-term bank loans	8,565,914	4,175,541
Repayment of short-term bank loans	(4,308,782)	(3,851,653)
Proceeds from notes payable	15,661,400	18,302,833
Repayment of notes payable	(15,618,927)	(17,672,681)
Cash dividend paid to shareholder	(29,235)	(238,524)
Net cash provided by financing activities	4,636,017	788,464

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	788,649	(780,458)
Effect of exchange rate changes on cash	(7,761)	756,418
Cash and cash equivalents at beginning of year	759,785	783,825
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,540,673	$759,785

SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid during the year:
Income taxes paid	$21,699	$15,148
Interest paid	$686,772	$793,714

Non-cash transactions:
Transfer from construction in progress to property, plant and equipment	$2,033,247	$1,753,027
Appropriation of statutory reserve	$934,003	$481,878

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Super Champ Group Limited, or Super Champ, is a British Virgin Islands limited liability company organized on January 5, 2010 under the BVI Business Companies Act, 2004 (the “BVI Act”).  Super Champ was a blank check company formed for the purpose of acquiring, through a share exchange, asset acquisition or other similar business combination, an operating business.

Business Combination

On September 10, 2010, Super Champ and its sole shareholder entered into a share exchange agreement with Square C, a British Virgin Islands limited liability company organized on April 9, 2010 under the BVI Act, and the shareholders of Square C.  Pursuant to the share exchange agreement, Super Champ acquired from the shareholders of Square C all of the issued and outstanding shares of Square C, in exchange for an aggregate of 7,000,000 newly issued ordinary shares issued by Super Champ to the shareholders of Square C.  In addition, the sole shareholder of Super Champ sold all of the 5,000,000 ordinary shares of Super Champ that were issued and outstanding prior to the business combination (the “share sale”), to the shareholders of Square C for cash, at a price of $0.03 per share.  Super Champ will not receive the proceeds of this transaction as this is a private transaction between the shareholders of Super Champ and Square C.  As a result, the individuals and entities that owned shares of Square C prior to the business combination acquired 100% of the equity of Super Champ, and Super Champ acquired 100% of the equity of Square C.  Square C is now a wholly owned subsidiary of Super Champ.  In conjunction with the business combination, Super Champ filed an amended charter, pursuant to which Super Champ changed its name to CC Jewelry Co., Ltd., changed its fiscal year end to December 31, changed the par value of its ordinary shares to $0.01 per share and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, Super Champ ceased to be a shell company.  CC Jewelry, together with its subsidiaries, is referred to as the “Company,” unless specific reference is made to a company or entity.  The Company is a supplier and retailer of fine jewelry in the People’s Republic of China, or the PRC.

The effect of the share exchange and the share sale is such that effectively a reorganization of the entities has occurred for accounting purposes and is deemed to be a reverse acquisition. Subsequent to the share exchange the financial statements presented are those of a combined Square C and its subsidiaries, including their variable interest entities (“VIE’s”), as if the share exchange had been in effect retroactively for all periods presented

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Business Combination

The share exchange acquisition will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Square C and their subsidiaries and VIE’s, will have effective control of Super Champ.  For accounting purposes, Square C will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Super Champ, i.e., a capital transaction involving the issuance of shares by Super Champ for the shares of Square C.  Accordingly, the combined assets, liabilities and results of operations of Square C, and its subsidiaries and VIE’s,  became the historical financial statements of Super Champ at the closing of the share exchange, and Super Champs assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with those of Square C beginning on the share exchange date.  No step-up in basis or intangible assets or goodwill will be recorded in this transaction.  As this transaction is being accounted for as a reverse acquisition, all direct costs of the transaction will be charged to additional paid-in capital.  All professional fees and other costs associated with transaction will be charged to additional paid-in-capital.  The 12,000,000 shares of Super Champ, subsequent to the September 10, 2010 share exchange, are presented as if they are outstanding for all periods presented, as these are held 100% by the equity owners of Square C as of the share exchange and the share sale.

The Company’s Shareholders

Mr. Quanxiang Chen, CC Jewelry’s Chairman and Chief Executive Officer, owns 100% of the equity in Jin Fan Commerce Company Limited, a British Virgin Island company, which owned 67.5% of the equity of Square C prior to the business combination, and owns 67.5% of the Company’s equity since the business combination. Dan Yu, the brother in-law of Mr. Chen, owns 100% of the equity in Sail Start Commerce Company Limited, a British Virgin Islands company, which owned 4.5% of the equity of Square C prior to the business combination and owns 4.5% of the Company’s equity since the business combination.  Yongxiang Chen, the brother of our chairman, Quanxiang Chen, owns 100% of the equity in Zong Fan Commerce Company Limited, a British Virgin Islands company, which owned 4.5% of the equity of Square C prior to the business combination and owns 4.5% of the Company’s equity since the business combination.

The holders of the remaining 23.5% of the Company’s shares are investors that are residents of the PRC and are unaffiliated with CC Jewelry Co., Ltd.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Organization:

The Company’s Subsidiaries

Offshore Holding Company Subsidiaries

Square C, the Company’s wholly owned subsidiary, was incorporated on April 9, 2010 under the laws of the British Virgin Islands.  CC Jewelry acquired all of the capital stock of Square C pursuant to the business combination on September 10, 2010.  On June 25, 2010, Square C acquired all of the outstanding equity of Massfit Corporation Ltd., or Massfit, a limited liability company formed on March 17, 2010 under the laws of Hong Kong.  On June 9, 2010, Massfit established a wholly owned subsidiary, Chongqing Yu Zhong Commerce Co., Ltd., or Chongqing, a wholly foreign owned enterprise formed under the laws of the PRC.  Square C, Massfit and Chongqing are holding companies.  As a result of these transactions, each of Square C, Massfit and Chongqing is a wholly owned subsidiary of CC Jewelry.

PRC Operating Companies

Taiyuan Basic Points is a PRC company formed on February 28, 2002.  Mr. Chen and Mr. Yu together own 100% of Taiyuan Basic Points, which operates all of CC Jewelry’s business operations in the PRC through its branches and subsidiaries.  Mr. Chen owns 90% of Taiyuan Basic Points and Mr. Yu owns 10%.

The following table provides a description of each of the subsidiaries of Taiyuan Basic Points:

Name of Subsidiary	Operating activities
Taiyuan Basic Points Commerce Co., Ltd. (“Taiyuan BPCC”)	Operating CC brand and managing CC counters and stores
Shanxi Zhong Yao Commerce Co., Ltd. (“Shanxi Zhongyao”)	Operating Chow Tai Fok brand and managing Chow Tai Fok counters and stores
Shanxi Bo Ye Commerce Co., Ltd. (“Shanxi Boye”)	Operating FENIX brand and managing FENIX counters and stores
Linfen Jimei Jewelry Co., Ltd. (“Linfen Jimei”)	Operating and managing CC store in Linfen
Yangquan Daoming Commerce Co., Ltd. (“Yangquan Daoming”)	Operating and managing CC store in Yangquan
Shanghai Zhong Yao Commerce Co., Ltd. (“Shanghai Zhongyao)	Operating FENIX brand and managing FENIX counters in regions outside of Shanxi Province

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Principle Activities:

We are a leading jewelry brand which designs and retails fine jewelry in China, with headquarters in Taiyuan City, Shanxi Province, PRC.  We offer a large selection of distinctively designed, high quality merchandise at various price levels. Our merchandise includes designer jewelry, diamonds, gemstone and precious metal jewelry. Our three fine jewelry brands are CC, FENIX and Chow Tai Fook.  Each brand differentiates itself through a unique selection of products, many of which are exclusive to our boutiques, marketing store design and customer experience. We also offer gold handicraft articles which include gold bullion, gold bars and gold coins.  We operated an aggregate of forty seven fine jewelry stores and counter, which we refer to, collectively, as boutiques, located in several major cities in the PRC.

C.Comeliness

We began selling C.Comeliness, or CC products in Shanxi Province in 2000 and registered CC trademark in 2003. Our twenty one C.Comeliness, or CC boutiques, located in department stores and malls in major cities in the PRC, including Xi’an in Shanxi Province and Wuhan in Hubei Province, carry a large selection of CC brand name fine jewelry that we design. Our CC jewelry is sold exclusively in our boutiques.  Our CC product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from platinum, gold, diamond and precious stones.  We market our CC jewelry as a middle-class to high-end fine jewelry brand.

CC jewelry is uniquely designed based on a combination of international trends and Chinese culture.  In addition, those CC items that are manufactured from red karat gold are unique because red karat gold jewelry is not commonly sold in the Chinese fine jewelry industry. Our CC brand was named as a “famous brand in the China jewelry industry” by the Gems and Jewelry Trade Association of China in each of the last three years.  The geographic breakdown of our CC boutiques within the PRC is as follow: seventeen boutiques in northern China, three in the northwest and one in the south.

FENIX

In order to attract high income consumers, we created the FENIX brand in 2003 and registered the FENIX trademark in 2004.  Our seventeen FENIX boutiques, which are located in high-end department stores and malls in major cities in the PRC, including Shanghai, carry a large selection of FENIX brand name luxury jewelry that we design.  Our FENIX jewelry is sold exclusively in our boutiques. Our FENIX product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from diamonds and jade.  We market our FENIX jewelry as a high-end luxury jewelry brand. FENIX jewelry is designed with unique distinctions such as colorful diamonds.  The geographic breakdown of our FENIX boutiques within the PRC is as follow: six boutiques in northern China, two in the northeast, four in the northwest, two in eastern China and three in the southwest.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Chow Tai Fook

We began operating as a non-exclusive distributor for Chow Tai Fook in Shanxi Province in 2004. Our nine Chow Tai Fook boutiques, which are located in department stores and malls in major cities in the PRC, including Taiyuan, carry a large selection of fine jewelry designed by Chow Tai Fook.  Chow Tai Fook Jewelry (Shenzhen) Co., Ltd., a fine jewelry retailer owned by Chow Tai Fook Enterprises, has retail outlets in several countries, including over 150 retail outlets in mainland China.  We are a non-exclusive distributor of Chow Tai Fook products.  Pursuant to our arrangement with Chow Tai Fook, we are authorized to sell their products in boutiques located in Shanxi Province in northern China, which is where all nine of our Chow Tai Fook boutiques are located. Our Chow Tai Fook product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from platinum, gold, diamond and precious stones.  Chow Tai Fook jewelry is marketed as a middle-class jewelry brand.

Other Products

We operate two Calvin Klein boutiques, which are located in department stores in the southwestern region of the PRC.  These boutiques carry a large selection of Calvin Klein designer clothing.  Revenue generated by these boutiques accounted for approximately 3% of our total revenue in 2009.  Until July 2009, we operated one counter for Luk Fook Jewelry and one counter for Emperor Jewelry, each of which is an independent jewelry company located in the PRC.  In July 2009, we terminated our arrangement with Emperor and in July 2010 we terminated our arrangement with Luk Fook in order to focus our resources on sales of our primary products.

The Company mainly operates boutiques in department stores.  The Company has operational agreements with department stores in various cities as mentioned above with a major concentration in northwest China.  Major department stores include Shanxi Huayu, Jincheng Fengzhan, Taiyuan Baisheng, Taiyuan Wangfujing, Taiyuan Maoye, Datong Hualin, Shuozhou Meilian and etc.  Sales within departments store boutiques in China represent 79% and 80% of revenues for the years ended December 31, 2009 and 2008.  Sales transacted at these retail locations are recognized at the “point of sale”.  The department store operator (i) provides and maintains boutique facilities; (ii) acts for the Company in the sale of merchandise; and (iii) in very limited circumstances, provides retail staff and bears the risk of inventory loss.  The Company (i) owns and manages the merchandise; (ii) establishes retail prices; (iii) has merchandising, marketing and display responsibilities, (iv) bears general inventory risk and physical inventory loss and (v) is the primary obligor of the arrangement.  The Company pays the department stores a percentage commission fees based on sales generated in these locations.  Sales commissions paid to department stores were $4,262,398 and $3,410,780 in the years ended December 31, 2009 and 2008.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of Square C Commerce Company Ltd. and its wholly owned subsidiaries Massfit, Chongqing, Taiyuan BPCC, Shanxi Boye, Shanxi Zhongyao, Shanghai Zhongyao, Yangquan Daoming, Zhangzhi Kamei and Linfen Jimei.  Intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made.  Actual results could differ from those estimates.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“US$” or “$”), while the functional currency of the Company is Renminbi (“RMB”), as determined based on the criteria of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 830 “Foreign Currency Matters”. The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses.  Capital accounts are translated at their historical exchange rates when the capital transactions occurred.  The resulting transaction adjustments are recorded as a component of other comprehensive income with in shareholders’ equity.  Gains and losses from foreign currency transactions are included in net income.

	2009	2008
Year ended RMB: US$ exchange rate	6.8372	6.8542
Average yearly RMB: US$ exchange rate	6.8409	6.9622

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Wholesale revenues are recognized upon delivery and acceptance of merchandise by the customers while retail revenues are recognized at the “point of sale”, which occurs when merchandise is taken in an “over-the-counter” transaction, provided that all of the following criteria are met:

●	Persuasive evidence of an arrangement exists,
●	Delivery has occurred or services have been rendered,
●	The seller’s price to the buyer is fixed or determinable, and
●	Collectability is reasonable assured.

The Company reports its retail revenues on gross basis in accordance with FASB ASC 605-45-45 because it has earned revenue as a principal from the sale of the goods as the Company is the primary obligor in the arrangement, bears general inventory risk and physical inventory risk loss, has credit risk, has latitude in establishing price and etc.  The related cost deducted by the department stores based on percentage of our revenues is reported as department store sales commission in the consolidated income statement.

Cost of Sales

Cost of sales includes cost of raw materials and processing fees.

Selling Expenses

Selling and marketing expenses include store operating expenses such as labor, rent, depreciation and utilities, advertising, travel and entertainment, amortization of cost for insurance expenses, amortization of cost for franchise fees, and business taxes.

General and Administrative (“G&A”) Expenses

General and administrative expenses include management and office salaries and employee benefits, deprecation for office facility and office equipment, travel and entertainment, rent, legal and accounting, consulting fees, workers’ compensation insurance, and other office expenses.

Advertising Expense

Advertising expense is generally expensed when the advertisement is utilized.  The Company incurred $1,216,275 and $1,591,568 advertising expense for the years ended December 31, 2009 and 2008, respectively.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Value-Added Tax (“VAT”)

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value-added tax in accordance with the People’s Republic of China (“PRC”) laws.  The standard value-added tax rate is 17% of the gross sales price and the Company records its revenue net of VAT.  A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Company’s comprehensive income includes net income and foreign currency translation adjustments.  Accumulated other comprehensive income consists of changes in unrealized gains and losses on foreign currency adjustments.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.  The Company maintains no bank account in the United States of America.  The Company maintains its bank accounts in China.  Balances at financial institutions or state-owned banks within the PRC are not covered by insurance.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

FASB ASC 820 (formerly Statement of Financial Accounting Standard (“SFAS”) No. 157 Fair Value Measurements) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market

These tiers include:

•	Level 1—defined as observable inputs such as quoted prices in active markets;

•	Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, notes receivable, other receivables, short-term bank loans, accounts payable, notes payable, other payables and accrued expenses and due to related parties, approximate their fair values because of the short maturity of these instruments.

Accounts Receivable

Accounts receivable are carried at net realizable value.  An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors.  Accounts are written off after exhaustive efforts at collection.  If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expense.  Balance of allowance of doubtful accounts was $729,769 and $716,144 at December 31, 2009 and 2008, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal.  Specific identification method is used for diamond, gemstones and other precious metals product.  Weighted-average method is used for prime gold products.  At December 31, 2009 and 2008, the Company has no reserve for inventories.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advances to Suppliers

Prepayments for goods represent cash paid in advance to suppliers for purchases of raw materials or equipment.  The balance of advances to suppliers was $540,138 and $334,413 at December 31, 2009 and 2008, respectively.

Prepaid Expenses – Short-term

Prepaid expenses mainly relate to the prepaid franchise expenses, rental expenses, management fees, property insurance and advertising cost to department stores, insurance companies and advertising companies.  The prepayment is expensed over the contract period.

Property, Plant, and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives are as follows:

Leasehold improvements	3~5 years
Furniture and office equipment	2~3 years
Machinery and equipment	2~3 years
Motor vehicles	5 years

Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease terms. When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.  The cost of maintenance and repairs is charged to statement of operations as incurred, whereas significant renewals and betterments are capitalized.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.  The factors considered by management in performing these assessments include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.  Based on these assessments there was no impairment at December 31, 2009 and 2008.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Construction in Progress

Construction in progress represents direct costs of construction or acquisition, interest and design fees incurred. No interest was capitalized for the years ended December 31, 2009 and 2008.  Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed.  No depreciation is provided until it is completed and ready for intended use.  Construction in progress as of December 31, 2009 and 2008 was $230,463 and $78,017, respectively.

Impairment of Long-Lived Assets

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in FASB ASC 360 (formerly SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets).  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  There were no impairments for the years ended December 31, 2009 and 2008.

Investments

The Company applies FASB ASC 323 “Investments - Equity Method and Joint Ventures” in accounting for its equity investments.  Under FASB ASC 323 equity method is used for investments in entities in which the Company has the ability to exercise significant influence but does not own a majority equity interest or otherwise control.  The cost method is used for investments over which the Company does not have the ability to exercise significant influence or control.

For investments in an investee over which the Company does not have significant influence, the Company carries the investment at cost and only adjusts for other-than-temporary declines in fair value and distributions of earnings.  The management regularly evaluates the impairment of the cost method investment based on performance and the financial position of the investee as well as other evidence of market value.  Such evaluation includes, but is not limited to, reviewing the investee’s cash position, recent financings, projected and historical financial performance, cash flow forecasts and financing needs.  An impairment loss is recognized in earnings equal to the difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made. The fair value of the investment would then become the new cost basis of the investment.  The Company did not incur impairment losses relating to investment – cost method during the years ended December 31, 2008 and 2009.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship.  A related party may be any of the followings: a) affiliate, a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) principle owner, the owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; d) other parties that has ability to significant influence the management or operating policies of the entity.  This item is discussed in further detail in Note 10 – Related Party Transactions.

Earnings per Share

The Company calculates earnings per share in accordance with FASB ASC 260, “Earnings per Share.”  Basic earnings per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange.  The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

In June 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168, the FASB ASC and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162).  ASC 105-10 establishes the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied in preparation of financial statements in conformity with generally accepted accounting principles in the United States of America.  The adoption of this standard has no impact on the Company’s consolidated financial statements.  However, reference to specific accounting standards have been changed to refer to appropriate section of the ASC.  Subsequent revisions to GAAP by the FASB will be incorporated into ASC through issuance of Accounting Standards Updates (“ASU”).

Effective January 1, 2009, the Company adopted ASC 805 (formerly SFAS No. 141 R, Business Combinations).  ASC 805 requires an acquirer to measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired.  The adoption of ASC 805 did not have any effect on the Company’s consolidated financial statements.

Effective January 1, 2009, the Company adopted ASC 810-10 (formerly SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements).  This Statement establishes accounting and reporting standards that require the ownership interests in subsidiaries’ non-parent owners be clearly presented in the equity section of the balance sheet; requires the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; requires that changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently; requires that when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value and the gain or loss on the deconsolidation of the subsidiary be measured using the fair value of any non-controlling equity; requires that entities provide disclosures that clearly identify the interests of the parent and the interests of the non-controlling owners.  The adoption of ASC 810-10 did not have a significant effect on the Company’s consolidated financial statements.

On April 1, 2009, the FASB approved ASC 805 (formerly FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies), which amends Statement 141R and eliminates the distinction between contractual and non-contractual contingencies.  Under ASC 805, an acquirer is required to recognize at fair value an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, the acquirer applies the recognition criteria in SFAS No. 5, Accounting for Contingencies and Interpretation 14, “Reasonable Estimation of the amount of a Loss – and interpretation of FASB Statement No. 5,” to determine whether the contingency should be recognized as of the acquisition date or after it.  The adoption of ASC 805 did not have a material effect on the Company’s consolidated financial statements.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ASC 320-10 (formerly FSP FAS 115-2 and FAS 124-2) amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.  It did not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. We are required to adopt ASC 320-10 for our interim and annual reporting periods ending after June 15, 2009.  ASC 320-10 does not require disclosures for periods presented for comparative purposes at initial adoption.  ASC 320-10 requires comparative disclosures only for periods ending after initial adoption.  The adoption of ASC 320-10 did not have a material effect on the Company’s consolidated financial statements.

On April 9, 2009, the FASB also approved ASC 825-10 (formerly FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments ) to require disclosures about fair value of financial instruments in interim period financial statements of publicly traded companies and in summarized financial information required by APB Opinion No. 28, Interim Financial Reporting.  We are required to adopt ASC 825-10 for our interim and annual reporting periods ending after June 15, 2009.  ASC 825-10 does not require disclosures for periods presented for comparative purposes at initial adoption. ASC 825-10 requires comparative disclosures only for periods ending after initial adoption.  The adoption of ASC 825-10 did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” as incorporated into FASB ASC 820, “Fair Value Measurements and Disclosures”. The guidance relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales.  It reaffirms what FASB ASC 820 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions.  Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.  This guidance is effective for interim and annual periods ended after June 15, 2009, but entities may early adopt this guidance for the interim and annual periods ended after March 15, 2009. The adoption of such standard did not have a material impact on the Company’s consolidated financial statements.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In August 2009, the FASB issued FASB ASU 2009-05, “Measuring Liabilities at Fair Value”. FASB ASU 2009-05 amends FASB ASC 820, “Fair Value Measurements”.  Specifically, FASB ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of FASB ASC 820 of the Accounting Standards Codification (e.g. an income approach or market approach).  FASB ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability.  The adoption of such standard did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, (FASB ASC 855-10”) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements.  The statement is effective for interim and annual periods ended after June 15, 2009.  The standard was subsequently amended by FASB ASU 2010-09 which exempts an entity that is an SEC filer from the requirement to disclose the date through which subsequent events have been evaluated.

In September 2009, the Emerging Issues Task Force reached final consensus on FASB ASU 2009-13, “Revenue Arrangements with Multiple Deliverables”.  FASB ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting.  This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.  The adoption of such standard did not have a material impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued FASB ASU 2009-17, Consolidation (“FASB ASC 810): Improvements to Financial Reporting by Enterprises involved with Variable Interest Entities.  This ASU amends the FASB Accounting Standards Codification for statement No.167.  In June 2009, the FASB issued SFAS No.167, Amendments to FASB Interpretation No. 46(R), which requires an enterprise to perform an analysis and ongoing reassessments to determine whether the enterprises variable interest or interests give it a controlling financial interest in a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprises involvement in a variable interest entity.  SFAS No.167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 and for all interim reporting periods after that, with early application prohibited. The adoption of such standard did not have a material impact on the Company’s consolidated financial statements.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In January 2010, the FASB issued Accounting Standards Update 2010-05 (ASU 2010-05), “Compensation – Stock Compensation (Topic 718)”.  This standard codifies EITF Topic D-110 Escrowed Share Arrangements and the Presumption of Compensation and is effective immediately. The provisions of ASU 2010-05 did not have a material effect on the Company’s consolidated financial statements and is effective immediately.

In January 2010, the FASB issued Accounting Standards Update 2010-06 (ASU 2010-06), “Fair Value Measurements and Disclosures (Topic 820)”: Improving Disclosures about Fair Value Measurements.  This amendment to Topic 820 has improved disclosures about fair value measurements on the basis of input received from the users of financial statements.  This is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Early adoption is permitted.  The provisions of ASU 2010-06 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), "Subsequent Events (Topic 855)."  The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP.  ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010.  The provisions of ASU 2010-09 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-10 (ASU 2010-10), "Consolidation (Topic 810)."  The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity's interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies.  An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20.  The deferral is primarily the result of differing consolidation conclusions reached by the International Accounting Standards Board ("IASB") for certain investment funds when compared with the conclusions reached under Statement 167.  The deferral is effective as of the beginning of a reporting entity's first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167.  Early application is not permitted.  The provisions of ASU 2010-10 are effective for the Company beginning in 2010. The adoption of ASU 2010-10 did not have a material impact on the Company’s consolidated financial statements.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 2010, the FASB issued Accounting Standards Update 2010-11 (ASU 2010-11), "Derivative and Hedging (Topic 815)."  All entities that enter into contracts containing an embedded credit derivative feature related to the transfer of credit risk that is not only in the form of subordination of one financial instrument to another will be affected by the amendments in this Update because the amendments clarify that the embedded credit derivative scope exception in paragraph 815-15-15-8 through 15-9 does not apply to such contracts.  ASU 2010-11 is effective at the beginning of the reporting entity's first fiscal quarter beginning after June 15, 2010.  The provisions of ASU 2010-11 did not have a material effect on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13 (ASU 2010-13), "Compensation—Stock Compensation (Topic 718)." This Update provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The provision of ASU 2010-13 are not expected to have a material effect on the Company’s consolidated financial statements.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 3 – CONCENTRATION

Concentration of major customers and suppliers

	Years ended December 31,
	2009	2008
Major customer with revenues of more than 10% of the Company’s sales
Sales to major customer	$15,103,755	$18,859,795
Percentage of sales	25.63%	31.56%
Number	1	1

Major suppliers with purchases of more than 10% of the Company's purchases
Purchases from major suppliers	$15,376,177	$18,705,319
Percentage of purchase	32.95%	34.12%
Number	2	2

Accounts receivable related to the Company’s major customer comprised 48.49% and 27.65% of all accounts receivable as of December 31, 2009 and 2008, respectively.

Accounts payable related to the Company’s major suppliers comprised 1.36% and 1.00% of all accounts payable as of December 31, 2009 and 2008, respectively.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for doubtful accounts.  Changes in the allowance for doubtful accounts are as follows:

	December 31,
	2009	2008
Beginning balance	$716,144	$-
Allowance for doubtful accounts	13,625	716,144
Ending balance	$729,769	$716,144

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 5 – NOTES RECEIVABLE

	December 31,
	2009	2008
Ma Jian
Principle	$353,946	$353,068
Interest receivable	133,704	93,262
	$487,650	$446,330
Yang Peng
Principle	15,801	15,761
Interest receivable	8,985	4,082
	$24,786	$19,843
Zheng Qihai
Principle	-	49,701
Interest receivable	-	10,746
	$-	$60,447
Yuncheng City Longda Industrial Trading Co., Ltd.
Principle	248,640	248,023
Interest receivable	77,725	53,113
	$326,365	$301,136
	$838,801	$827,756

In 2005, Ma Jian, a third party individual, entered into an agreement with the Company to borrow money on a short term period.  The note receivable is interest bearing with a 11.21% interest rate per annum, unsecured, due on demand and has no fixed repayment term.

In 2005, Yang Peng, a third party individual, entered into an agreement with the Company to borrow money on a short term period.  The note receivable is interest bearing with a 18% interest rate per annum, unsecured, due on demand and has no fixed repayment term.

In 2005, Zheng Haiqi, a third party individual, entered into an agreement with the Company to borrow money on a short term period.  The note receivable is interest bearing with a 18% interest rate per annum, unsecured and due on demand.  The balance with Zheng Haiqi was settled as of December 31, 2009.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 5 – NOTES RECEIVABLE (CONTINUED)

In 2006, Yuncheng City Longda Industrial Trading Co., Ltd., a third party company, entered into an agreement with the Company to borrow money on a short term.  The note receivable is interest bearing with a 9.71% interest rate per annum, unsecured, due on demand and has no fixed repayment term.

The notes receivable were provided to these third party individuals and companies to satisfy their working capital needs.  The above individuals and companies are not related to the Company.  Interest income, which is included in interest expenses, net in the statements of operations, was $74,227 and $75,096 for the years ended December 31, 2009 and 2008, respectively.

NOTE 6 – INVENTORIES

	December 31,
	2009	2008
Raw Materials	$824,654	$760,589
Finished Goods	29,123,853	24,822,425
Work-in-Process	1,560,030	404,216
	$31,508,537	$25,987,230

Finished goods pledged as collateral for bank loans was $6,852,307 and $135,776 at December 31, 2009 and 2008. See Note 11.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,
	2009	2008
Leasehold Improvements	$5,508,937	$4,200,070
Furniture and Office Equipment	776,238	582,360
Machinery and Equipment	45,752	34,163
Motor Vehicles	500,976	499,734
	6,831,903	5,316,327
Less: Accumulated depreciation
Leasehold Improvements	(1,995,976)	(1,735,481)
Furniture and Office Equipment	(482,149)	(272,373)
Machinery and Equipment	(31,009)	(22,646)
Motor Vehicles	(208,706)	(110,748)
	(2,717,840)	(2,141,248)
Property, plant and equipment, net	$4,114,063	$3,175,079

Depreciation expense for the years ended December 31, 2009 and 2008 was $1,174,253 and $1,467,333, respectively.  As of December 31, 2009 and 2008, no property, plant and equipment was pledged as collateral for the Company’s debts.

The net book value of $151,794 and $749,369 of leasehold improvements was retired during the years ended December 31, 2009 and 2008, respectively.  Loss on retirement of leasehold improvements were included in other expenses, net in the consolidated income statements.

NOTE 8 – PREPAID EXPENSE – LONG-TERM

In 2007, the Company through its wholly-owned subsidiaries Taiyuan Basic Points and Shanxi Zhongyao purchased an 80% interest in Shanxi Biaopu Pawn Store Co., Ltd. (“Shanxi Biaopu”) in consideration of RMB 12,000,000 (approximately $1,640,667). During the year ended December 31, 2008 the Company contributed an additional $416,555 to Shanxi Biaopu. As of December 31, 2009 Shanxi Biaopu has not commenced operations, accordingly the Company has decided not to consolidate Shanxi Biaopu in the consolidated financial statements as of December 31, 2009 and 2008 and for the years then ended. The Company has accounted for Shanxi Biaopu as a long-term prepaid expense until such time as it can determine what operations if any Shanxi Biaopu will be conducting.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 9 – INVESTMENT

	December 31,
	2009	2008
Investment in unconsolidated subsidiary – cost method:
Datong Tianfu Jewelry Co., Ltd.	$526,531	$525,225

In 2006, the Company through its wholly-owned subsidiary Taiyuan Basic Points purchased 20% of Datong Tianfu Jewelry Co., Ltd. (“Datong Tianfu”) in consideration of RMB 1,600,000 (approximately $204,669).  In 2008, the Company increased its investment in Datong Tianfu in consideration of RMB 2,000,000 (approximately $291,792), which brings to the total amount of investment to RMB 3,600,000 (approximately $525,225), while the percentage of ownership remains 20% as Datong Tianfu increased its registered capital from RMB 8,000,000 to RMB 18,000,000 in 2008.  As of December 31, 2009 and 2008, although the Company has 20% in the investment, the Company has no representation on Datong Tianfu’s board of directors and therefore, does not exercise significant influence over the investee’s operation.  The Company accounts for the investment under the cost method. Investment income is recognized by the Company when the investee declares a dividend.  The Company did not receive dividend income from Datong Tianfu for the years ended December 31, 2009 and 2008.

NOTE 10 – RELATED PARTY TRANSACTIONS

(I)	Due to Shareholder:

	December 31,
	2009	2008
Due to shareholder	$5,387,303	$8,162,935

Mr. Chen Quanxiang is the chief executive officer and controlling interest shareholder of the Company.  From time to time, Mr. Chen paid on behalf of the Company for business purposes.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 10 – RELATED PARTY TRANSACTIONS (CONTINUED)

(II)	Due from Employees

	December 31,
	2009	2008
Due from employees	$566,598	$547,991

Due from employees are interest-free, unsecured and have no fixed repayment term.  The amounts of due from employees primarily represent the net amount of advances to sales personnel from the Company for business and travelling related expenses.

(III)	Due from / to Related Parties

Due from related parties consists of the followings:

	December 31,
	2009	2008
Guo Mao	$675,143	$1,023,528
Shanxi Biaopu	57,902	394,241
Datong Tianfu	(44,712)	150,901
	$688,333	$1,568,670

Guo Mao is a jewelry store owned by Mr. Chen Quanxiang’s wife, Ms. Yu Man.  The balances of due from Guo Mao primarily represent the receivable arising from jewelry sales of the Company.  The Company made sales with Guo Mao for the amount of $143,572 and $1,478,522 for the years ended December 31, 2009 and 2008.

Datong Tian is a jewelry store that the Company owns 20% of its equity interest at cost.  The balances of due from / to Datong Tianfu primarily represent the receivables arising from jewelry sales of the Company or advances from Datong Tianfu to purchase jewelry.  The Company made sales with Datong Tianfu for the amount of $2,574,898 and $1,673,092 for the years ended December 31, 2009 and 2008.

Shanxi Biaopu is a business proposed to be operating as a pawn store, in which the Company owns an 80% interest. Shanxi Biaopu has not commenced operations and is accounted for as a long-term prepaid expense. The balances of due from Shanxi Biaopu primarily represent advances to Shanxi Biaopu to meet the cash needs for maintaining Shanxi Biaopu’s business license and paying various administrative expenses to the local government.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 11 – SHORT-TERM BANK LOANS

Short-term bank loans are summarized as follows:

		Interest per	December 31,
	Bank Name	Annum	2009	2008
Due November 18, 2010, guaranteed by Shanxi Small Business Underwriting Co., Ltd., a third party company, and collateralized by the Company’s inventory	Shanxi Trust Co; Ltd.	6.9030%	$1,755,104	$-

Due August 25, 2010, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye, subsidiaries of the Company, and the shareholders of the Company	Industrial Bank, Taiyuan Branch	6.9030%	438,776	-

Due August 23, 2010, subsequently repaid on due date, guaranteed by Taiyuan Small Business Underwriting Co., Ltd., a third party company and collateralized by the Company’s inventory, further guaranteed by Taiyuan BPCC, Shanxi Boye, subsidiaries of the Company, and a shareholder of the Company	Taiyuan Commercial Bank Wucheng Branch	7.9650%	511,905	-

Due August 15, 2010, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye, subsidiaries of the Company, and the shareholders of the Company	Industrial Bank Taiyuan Branch	6.9030%	585,035	-

Due August 10, 2010, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye, subsidiaries of the Company, and the shareholders of the Company	Industrial Bank Taiyuan Branch	6.9030%	438,776	-

Due July 17, 2010, subsequently repaid on due date, guaranteed by Taiyuan Small Business Underwriting Co., Ltd. and collateralized by the Company’s inventory, further guaranteed by Taiyuan BPCC, Shanxi Boye, subsidiaries of the Company, and a shareholder of the Company	China Everbright Bank Xinjian Branch	10.5000%	365,647	-

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 11 – SHORT-TERM BANK LOANS (CONTINUED)

		Interest per	December 31,
	Bank Name	Annum	2009	2008
Due April 23, 2010, subsequently repaid on due date, guaranteed by Shanxi Small Business Underwriting Co., Ltd., a third party company and collateralized by the Company’s inventory	Shanxi Trust Co., Ltd.	6.9030%	$1,170,070	$-

Due April 7, 2010, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, a subsidiary of the Company	Taiyuan Rural Cooperative Credit Union	6.9030%	1,462,587	-

Due January 14, 2010, subsequently repaid on due date, guaranteed by Shanxi Changtong Science and Trading Group Co., Ltd., a third party company	Industrial Bank Taiyuan Branch	6.9030%	1,462,587	-

Due August 14, 2009, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye, subsidiaries of the Company, and the shareholders of the Company	Industrial Bank Taiyuan Branch	9.7110%	-	$437,688

Due July 17, 2009, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye, subsidiaries of the Company, and the shareholders of the Company	Industrial Bank Taiyuan Branch	9.7110%	-	437,688

Due July 13, 2009, subsequently repaid on due date, guaranteed by Taiyuan Small Business Underwriting Co., Ltd., a third party company, and collateralized by the Company’s inventory, further guaranteed by Taiyuan BPCC, Shanxi Boye, subsidiaries of the Company, and a shareholder of the Company	Taiyuan Commercial Bank Wucheng Branch	11.2050%	-	577,748

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 11 – SHORT-TERM BANK LOANS (CONTINUED)

		Interest per	December 31,
	Bank Name	Annum	2009	2008
Due July 3, 2009, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye , subsidiaries of the Company, and the shareholders of the Company	Industrial Bank Taiyuan Branch	9.7110%	$-	$583,584

Due March 5, 2009, subsequently repaid on due date, guaranteed by Shanxi Changtong Science and Trading Group Co., Ltd., a third party company	Industrial Bank Taiyuan Branch	12.3696%	-	1,458,959

Due January 7, 2009, subsequently repaid on due date, guaranteed by Taiyuan Small Business Underwriting Co., Ltd., a third party company, further guaranteed by Taiyuan BPCC, Shanxi Boye, subsidiaries of the Company, and a shareholder of the Company	China Everbright Bank Xinjian Branch	10.8000%	-	437,688
			$8,190,487	$3,933,355

Short-term bank loans are obtained from local banks in China.  All the short-term bank loans are repayable within one year.  The weighted average annual interest rate of the short-term bank loans was 8.43% and 12.23% as of December 31, 2009 and 2008, respectively.  Interest expense was $511,361 and $470,855 for the years ended December 31, 2009 and 2008, respectively.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 12 – NOTES PAYABLES

Notes payable consists of the followings:

	Interest per	December 31,
	Annum	2009	2008
Shenzhen Jinbaitai Jewelry Co., Ltd.	24.00%	$155,339	$-
Shenzhen Yuehao Jewelry Co., Ltd.	21.60%	488,315	-
Shenzhen Jinlong Jewelry Co., Ltd.	14.40%	2,743	-
Shenzhen Yidalong Jewelry Co.,Ltd.	18.00%	108,458	-
Shenzhen Jinbaitai Jewelry Co., Ltd.	24.00%	-	247
Shenzhen Yuehao Jewelry Co., Ltd.	21.60%	-	213,959
Shenzhen Tongxin Jewelry Co., Ltd.	21.60%	-	2,947
Shenzhen Jinlong Jewelry Co., Ltd.	14.40%	-	4,013
Huang Wenjing	21.60%	-	542,577
Shenzhen Yidalong Jewelry Co.,Ltd.	18.00%	-	31,607
		$754,855	$795,350

The notes payable were issued to the above third parties, companies and individual, for purchasing merchandise.  These notes bear interest varying from 14.40% to 24.00% per annum.  Interest expense was $104,164 and $290,464 for the years ended December 31, 2009 and 2008, respectively.  These notes are unsecured, due on demand and have no fixed repayment term.

NOTE 13 – OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses consist of the following:

	December 31,
	2009	2008

Advance from customers	$20,006	$265,499
Accrued payroll and bonuses	406,131	504,578
Accrued store operating expenses	68,659	100,474
Accrued advertising expense	82,469	139,871
Accrued rental expense	13,324	125,852
Accrued interest expense	32,717	-
Other accrued expenses	83,149	3,632
Other payables	4,153	37,473
	$710,608	$1,177,379

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 14 – INCOME TAX

Square C Commerce Company Ltd. (“Square C”) is incorporated and registered in British Virgin Islands and is exempt from income tax.

Massfit (HK) Corporation Limited (“Massfit”) is incorporated and registered in Hong Kong and is free of income tax as long as they do not operate in Hong Kong under the local tax law.  Since Massfit does not have operations for the years ended December 31, 2009 and 2008, they did not have any income tax expense for the years ended December 31, 2009 and 2008.

On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008.  Prior to January 1, 2008, the CIT rate applicable to our subsidiaries in the PRC is 33%.  After January 1, 2008, under the New CIT Law, the corporate income tax rate applicable to our Chinese subsidiaries is 25%.

In accordance with the New CIT Law, enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income.  The definition of “place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business process, personnel, accounting and properties of an enterprise.  As of December 31, 2009, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of December 31, 2009, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear.  If the Company’s non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the New CIT Law.  The Company has analyzed the applicability of this law, as of December 31, 2009, and the Company has not accrued for PRC tax on such basis.  The Company will continue to monitor changes in the interpretation or guidance of this law.  Taxes payable was $3,625,946 and $1,472,015 at December 31, 2009 and 2008, respectively.

The New CIT Law also imposes a 10% withholding income tax, subject to reduction based on tax treaty where applicable, for dividends distributed by a foreign invested enterprise to its immediate holding company outside China.  Such dividends were exempted from PRC tax under the previous income tax law and regulations.  The foreign invested enterprise is subject to the withholding tax starting from January 1, 2008.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 14 – INCOME TAX (CONTINUED)

Income tax expenses consist of the following:

	Years Ended December 31,
	2009	2008

Current	$2,170,785	$1,179,861
Deferred	-	-
Total	$2,170,785	$1,179,861

Reconciliation from the expected income tax expenses calculated with reference to the statutory tax rate in the PRC of 25% for 2009 and 2008 is as follows:

	Years Ended December 31,
	2009	2008

Computed “expected” income taxes	$2,099,368	$1,098,096
Permanent differences:
Non-deductible entertainment fees	6,232	14,867
Non-deductible interest expense	28,329	52,142
Other non-deductible expenses	36,856	14,756
	$2,170,785	$1,179,861

The Company uses FASB ASC 740 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”)). – AN INTERPRETATION OF FASB STATEMENT NO. 109, ACCOUNTING FOR INCOME TAXES.  The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FASB ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  At December 31, 2009 and 2008, the Company did not have a liability for unrecognized tax benefits.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 15 – DIVIDEND DISTRIBUTION

On February 4, 2008 and April 24, 2008, the Company through its wholly-owned subsidiary, Shanxi Zhongyao, paid $94,891 (RMB 660,643) and $143,633 (RMB 1,000,000) cash dividends to the Company’s shareholders.  On July 22, 2009, the Company through its wholly-owned subsidiary, Shanxi Zhongyao, paid $29,236 (RMB 200,000) cash dividends to the Company’s shareholders.

NOTE 16 – COMMITMENTS

Operating Lease

The Company rents certain retail and office spaces under operating leases that generally range from 3 to 10 years and may contain minimum rent escalations.  The Company recognizes the minimum rent payments on a straight-line basis over the term of the lease.  Rental expense, which is included in both selling and general and administrative expenses, was $912,275 and $761,941 for the years ended December 31, 2009 and 2008, respectively.  A summary of the future minimum annual rental commitments under the operating leases is as follows:

Year ending December 31,	Annual Minimum Rental Payment
2010	$1,082,138
2011	891,155
2012	970,448
2013	683,325
2014	741,834
Thereafter	4,153,222
Total minimum payment	$8,522,122

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 17 – GEOGRAPHICAL SALES AND SEGMENT

Information for the Company’s gross sales by geographical area for the years ended December 31, 2009 and 2008 are as follows:

	Years ended December 31,
	2009	2008
Northern China	$55,848,822	$58,713,310
Northwest China	3,168,394	1,894,064
Southwest China	2,404,142	961,823
Central China	667,416	769,355
Eastern China	520,500	21,417
Northeast China	573,543	818,581
	$63,182,817	$63,178,550

The Company operates one business segment for the years ended December 31, 2009 and 2008.  All of the Company’s sales are generated in the PRC and substantially all the Company’s assets are located in PRC.

NOTE 18 – RESTRICTED NET ASSETS

Regulations in the PRC permit payments of dividends by the Company’s PRC VIEs only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Subject to certain cumulative limit, a statutory reserve fund requires annual appropriations of at least 10% of after-tax profit, if any, of the relevant PRC VIE’s and subsidiary.  The statutory reserve funds are not distributable as cash dividends. As a result of these PRC laws and regulations, the Company’s PRC VIE’s and subsidiary are restricted in their abilities to transfer a portion of their net assets to the Company.  Foreign exchange and other regulation in PRC may further restrict the Company’s PRC VIEs and subsidiary from transferring funds to the Company in the form of loans and/or advances.

As of December 31, 2009 and 2008, all of the Company’s net assets are attributable to the PRC VIE’s and subsidiary. Accordingly, the Company’s restricted net assets were approximately $50,768,000 and $40,840,000, respectively.

NOTE 19 – SUBSEQUENT EVENTS

We have evaluated all events or transactions that occurred after December 31, 2009 up through the date we issued the consolidated financial statements.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalent	$3,706,448	$1,540,673
Accounts receivable, net	8,930,288	7,185,529
Notes receivable	847,416	838,801
Inventories	35,426,514	31,508,537
Advances to suppliers	378,632	540,138
Prepaid expenses	999,459	1,017,437
Other receivables	2,226,742	256,248
Due from employees	681,550	566,598
Due from related parties	-	688,333
Total Current Assets	53,197,049	44,142,294
Noncurrent Assets
Investment in unconsolidated entity – cost method	528,743	526,531
Prepaid expense – long-term	1,762,477	1,755,105
Property, plant and equipment, net	4,716,887	4,114,063
Construction in progress	419,180	230,463
Total Noncurrent Assets	7,427,287	6,626,162
TOTAL ASSETS	$60,624,336	$50,768,456

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans	$9,106,130	$8,190,487
Accounts payable	8,319,517	4,577,868
Notes payable	-	754,855
Taxes payable	5,290,855	3,625,946
Other payables and accrued expenses	972,793	710,608
Due to related parties	814,788	-
Due to shareholder	10,912,189	5,387,303
Total Current Liabilities	35,416,272	23,247,067
TOTAL LIABILITIES	35,416,272	23,247,067

Shareholders' Equity
Common stock at $0.01 par value, 100,000,000 shares
authorized, 12,000,000 shares issued and outstanding, respectively	120,000	120,000
Additional paid-in capital	1,277,294	3,798,548
Statutory reserve	4,140,963	3,406,574
Retained earnings	18,388,784	19,036,160
Accumulated other comprehensive income	1,281,023	1,160,107
TOTAL SHAREHOLDERS' EQUITY	25,208,064	27,521,389
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$60,624,336	$50,768,456

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	FOR THE SIX MONTHS ENDED JUNE 30,
	2010	2009

REVENUES	$51,139,674	$31,287,440
COST OF GOODS SOLD	35,167,772	20,492,386
GROSS PROFIT	15,971,902	10,795,054
Operating Expenses:
Department store sales commissions	2,594,903	2,128,190
Selling expenses	3,866,924	1,929,908
Advertising expense	1,011,084	684,964
General and administrative expenses	1,426,628	830,968
Total Operating Expenses	8,899,539	5,574,030
INCOME FROM OPERATIONS	7,072,363	5,221,024
Other Income (Expenses):
Interest expenses, net	(549,188)	(455,642)
Other income/(expenses), net	19,914	(190,014)
Total Other Expenses	(529,274)	(645,656)
INCOME BEFORE INCOME TAXES	6,543,089	4,575,368

INCOME TAXES	(1,647,163)	(1,151,086)
NET INCOME	4,895,926	3,424,282
OTHER COMPREHENSIVE INCOME
Foreign currency translation gain, net of tax	120,916	27,922
COMPREHENSIVE INCOME	$5,016,842	$3,452,204
BASIC AND DILUTED EARNINGS PER SHARE	$0.41	$0.29

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	12,000,000	12,000,000

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,895,926	$3,424,282
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	691,197	449,446
Retirement of property, plant and equipment	44,734	116,295
Changes in operating assets and liabilities:
(Increase) Decrease in assets:
Accounts receivable	(1,747,824)	(3,067,194)
Inventories	(3,917,977)	(357,940)
Advances to suppliers	161,506	24,542
Prepaid expenses	17,979	212,309
Other receivables	(1,970,495)	(39,661)
Due from employees	(114,952)	75,477
Due from related parties	688,333	710,813
Increase (Decrease) in liabilities:
Accounts payable	3,741,649	(2,051,566)
Taxes payable	1,664,909	1,139,371
Other payables and accrued expenses	262,185	(640,197)
Due to shareholder	3,003,631	(721,470)
Due to related parties	814,788	-
Net cash provided by/(used in) operating activities	8,235,589	(725,493)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(261,269)	(114,836)
Payment for construction in progress	(1,237,505)	(1,291,948)
Increase in notes receivable	(34,466)	(40,970)
Collection of notes receivable	25,851	65,984
Net cash used in investing activities	$(1,507,389)	$(1,381,770)

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2010	2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	3,524,954	4,455,937
Repayment of short-term bank loans	(2,609,310)	(1,893,851)
Proceeds from notes payable	-	9,532,387
Repayment of notes payable	(754,856)	(9,843,460)
Cash dividend paid to shareholder	(4,808,913)	-
Net cash (used in)/provided by financing activities	(4,648,125)	2,251,013

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,080,075	143,750
Effect of exchange rate changes on cash	85,700	25,779
Cash and cash equivalents at beginning of year	1,540,673	759,785
CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,706,448	$929,314

SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid during the year:
Income taxes paid	$3,794	$13,475
Interest paid	$387,969	$314,681

Non-cash transactions:
Transfer from construction in progress to property, plant and equipment	$1,048,789	$1,037,736
Appropriation of statutory reserve	$734,389	$513,642

See accompanying notes to the consolidated financial statements

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Super Champ Group Limited, or Super Champ, is a British Virgin Islands limited liability company organized on January 5, 2010 under the BVI Business Companies Act, 2004 (the “BVI Act”).  Super Champ was a blank check company formed for the purpose of acquiring, through a share exchange, asset acquisition or other similar business combination, an operating business.

Business Combination

On September 10, 2010, Super Champ and its sole shareholder entered into a share exchange agreement with Square C, a British Virgin Islands limited liability company organized on April 9, 2010 under the BVI Act, and the shareholders of Square C.  Pursuant to the share exchange agreement, Super Champ acquired from the shareholders of Square C all of the issued and outstanding shares of Square C, in exchange for an aggregate of 7,000,000 newly issued ordinary shares issued by Super Champ to the shareholders of Square C.  In addition, the sole shareholder of Super Champ sold all of the 5,000,000 ordinary shares of Super Champ that were issued and outstanding prior to the business combination (the “share sale”), to the shareholders of Square C for cash, at a price of $0.03 per share.  Super Champ will not receive the proceeds of this transaction as this is a private transaction between the shareholders of Super Champ and Square C.  As a result, the individuals and entities that owned shares of Square C prior to the business combination acquired 100% of the equity of Super Champ, and Super Champ acquired 100% of the equity of Square C.  Square C is now a wholly owned subsidiary of Super Champ.  In conjunction with the business combination, Super Champ filed an amended charter, pursuant to which Super Champ changed its name to CC Jewelry Co., Ltd., changed its fiscal year end to December 31, changed the par value of its ordinary shares to $0.01 per share and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, Super Champ ceased to be a shell company.  CC Jewelry, together with its subsidiaries, is referred to as the “Company,” unless specific reference is made to a company or entity.  The Company is a supplier and retailer of fine jewelry in the People’s Republic of China, or the PRC.

The effect of the share exchange and the share sale is such that effectively a reorganization of the entities has occurred for accounting purposes and is deemed to be a reverse acquisition.  Subsequent to the share exchange the financial statements presented are those of a combined Square C and its subsidiaries, including their variable interest entities (“VIE’s”), as if the share exchange had been in effect retroactively for all periods presented

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Business Combination

The share exchange acquisition will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Square C and their subsidiaries and VIE’s, will have effective control of Super Champ.  For accounting purposes, Square C will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Super Champ, i.e., a capital transaction involving the issuance of shares by Super Champ for the shares of Square C.  Accordingly, the combined assets, liabilities and results of operations of Square C, and its subsidiaries and VIE’s,  became the historical financial statements of Super Champ at the closing of the share exchange, and Super Champs assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with those of Square C beginning on the share exchange date.  No step-up in basis or intangible assets or goodwill will be recorded in this transaction.  As this transaction is being accounted for as a reverse acquisition, all direct costs of the transaction will be charged to additional paid-in capital.  All professional fees and other costs associated with transaction will be charged to additional paid-in-capital. The 12,000,000 shares of Super Champ, subsequent to the September 10, 2010 share exchange, are presented as if they are outstanding for all periods presented, as these are held 100% by the equity owners of Square C as of the share exchange and the share sale.

The Company’s Shareholders

Mr. Quanxiang Chen, CC Jewelry’s Chairman and Chief Executive Officer, owns 100% of the equity in Jin Fan Commerce Company Limited, a British Virgin Island company, which owned 67.5% of the equity of Square C prior to the business combination, and owns 67.5% of the Company’s equity since the business combination. Dan Yu, the brother in-law of Mr. Chen, owns 100% of the equity in Sail Start Commerce Company Limited, a British Virgin Islands company, which owned 4.5% of the equity of Square C prior to the business combination and owns 4.5% of the Company’s equity since the business combination.  Yongxiang Chen, the brother of the company’s chairman, Quanxiang Chen, owns 100% of the equity in Zong Fan Commerce Company Limited, a British Virgin Islands company, which owned 4.5% of the equity of Square C prior to the business combination and owns 4.5% of the Company’s equity since the business combination.

The holders of the remaining 23.5% of the Company’s shares are investors that are residents of the PRC and are unaffiliated with CC Jewelry Co., Ltd.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Organization:

The Company’s Subsidiaries

Offshore Holding Company Subsidiaries

Square C, the Company’s wholly owned subsidiary, was incorporated on April 9, 2010 under the laws of the British Virgin Islands.  CC Jewelry acquired all of the capital stock of Square C pursuant to the business combination on September 10, 2010.  On June 25, 2010, Square C acquired all of the outstanding equity of Massfit Corporation Ltd., or Massfit, a limited liability company formed on March 17, 2010 under the laws of Hong Kong.  On June 9, 2010, Massfit established a wholly owned subsidiary, Chongqing Yu Zhong Commerce Co., Ltd., or Chongqing, a wholly foreign owned enterprise formed under the laws of the PRC.  Square C, Massfit and Chongqing are holding companies.  As a result of these transactions, each of Square C, Massfit and Chongqing is a wholly owned subsidiary of CC Jewelry.

PRC Operating Companies

Taiyuan Basic Points is a PRC company formed on February 28, 2002.  Mr. Chen and Mr. Yu together own 100% of Taiyuan Basic Points, which operates all of CC Jewelry’s business operations in the PRC through its branches and subsidiaries.  Mr. Chen owns 90% of Taiyuan Basic Points and Mr. Yu owns 10%.

The following table provides a description of each of the subsidiaries of Taiyuan Basic Points:

Name of Subsidiary	Operating activities
Taiyuan Basic Points Commerce Co., Ltd. (“Taiyuan BPCC”)	Operating CC brand and managing CC counters and stores
Shanxi Zhong Yao Commerce Co., Ltd. (“Shanxi Zhongyao”)	Operating Chow Tai Fok brand and managing Chow Tai Fok counters and stores
Shanxi Bo Ye Commerce Co., Ltd. (“Shanxi Boye”)	Operating FENIX brand and managing FENIX counters and stores
Linfen Jimei Jewelry Co., Ltd. (“Linfen Jimei”)	Operating and managing CC store in Linfen
Yangquan Daoming Commerce Co., Ltd. (“Yangquan Daoming”)	Operating and managing CC store in Yangquan
Shanghai Zhong Yao Commerce Co., Ltd. (“Shanghai Zhongyao)	Operating FENIX brand and managing FENIX counters in regions outside of Shanxi Province

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Principle Activities:

The company is a leading jewelry brand which designs and retails fine jewelry in China, with headquarters in Taiyuan City, Shanxi Province, PRC.  The Company offers a large selection of distinctively designed, high quality merchandise at various price levels. The company’s merchandise includes designer jewelry, diamonds, gemstone and precious metal jewelry. The company’s three fine jewelry brands are CC, FENIX and Chow Tai Fook.  Each brand differentiates itself through a unique selection of products, many of which are exclusive to the company’s boutiques, marketing store design and customer experience. The company also offers gold handicraft articles which include gold bullion, gold bars and gold coins.  The company operated an aggregate of forty seven fine jewelry stores and counter, which the company refers to, collectively, as boutiques, located in several major cities in the PRC.

C.Comeliness

The company began selling C.Comeliness, or CC products in Shanxi Province in 2000 and registered CC trademark in 2003. The company’s twenty one C.Comeliness, or CC boutiques, located in department stores and malls in major cities in the PRC, including Xi’an in Shanxi Province and Wuhan in Hubei Province, carry a large selection of CC brand name fine jewelry that the company designs. The company’s CC jewelry is sold exclusively in its boutiques.  The company’s CC product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from platinum, gold, diamond and precious stones.  The company markets its CC jewelry as a middle-class to high-end fine jewelry brand.

CC jewelry is uniquely designed based on a combination of international trends and Chinese culture.  In addition, those CC items that are manufactured from red karat gold are unique because red karat gold jewelry is not commonly sold in the Chinese fine jewelry industry. The company’s CC brand was named as a “famous brand in the China jewelry industry” by the Gems and Jewelry Trade Association of China in each of the last three years.  The geographic breakdown of the company’s CC boutiques within the PRC is as follow: seventeen boutiques in northern China, three in the northwest and one in the south.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

FENIX

In order to attract high income consumers, the company created the FENIX brand in 2003 and registered the FENIX trademark in 2004.  The company’s seventeen FENIX boutiques, which are located in high-end department stores and malls in major cities in the PRC, including Shanghai, carry a large selection of FENIX brand name luxury jewelry that the company designs.  The company’s FENIX jewelry is sold exclusively in its boutiques. The company’s FENIX product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from diamonds and jade.  The company markets its FENIX jewelry as a high-end luxury jewelry brand. FENIX jewelry is designed with unique distinctions such as colorful diamonds.  The geographic breakdown of the company’s FENIX boutiques within the PRC is as follow: six boutiques in northern China, two in the northeast, four in the northwest, two in eastern China and three in the southwest.

Chow Tai Fook

The company began operating as a non-exclusive distributor for Chow Tai Fook in Shanxi Province in 2004. The company’s nine Chow Tai Fook boutiques, which are located in department stores and malls in major cities in the PRC, including Taiyuan, carry a large selection of fine jewelry designed by Chow Tai Fook.  Chow Tai Fook Jewelry (Shenzhen) Co., Ltd., a fine jewelry retailer owned by Chow Tai Fook Enterprises, has retail outlets in several countries, including over 150 retail outlets in mainland China.  The company is a non-exclusive distributor of Chow Tai Fook products.  Pursuant to its arrangement with Chow Tai Fook, the company is authorized to sell their products in boutiques located in Shanxi Province in northern China, which is where all nine of the company’s Chow Tai Fook boutiques are located. The company’s Chow Tai Fook product offering includes rings, wedding bands, necklaces, bracelets, brooches and pendants made from platinum, gold, diamond and precious stones.  Chow Tai Fook jewelry is marketed as a middle-class jewelry brand.

Other Products

The company operates two Calvin Klein boutiques, which are located in department stores in the southwestern region of the PRC.  These boutiques carry a large selection of Calvin Klein designer clothing.  Revenue generated by these boutiques accounted for approximately 3% of the company’s total revenue in 2009.  Until July 2009, the company operated one counter for Luk Fook Jewelry and one counter for Emperor Jewelry, each of which is an independent jewelry company located in the PRC.  In July 2009, the company terminated its arrangement with Emperor and in July 2010 the company terminated its arrangement with Luk Fook in order to focus the company’s resources on sales of its primary products.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

The Company mainly operates boutiques in department stores.  The Company has operational agreements with department stores in various cities as mentioned above with a major concentration in northwest China.  Major department stores include Shanxi Huayu, Jincheng Fengzhan, Taiyuan Baisheng, Taiyuan Wangfujing, Taiyuan Maoye, Datong Hualin, Shuozhou Meilian and etc.  Sales within departments store boutiques in China represent 53% and 79% of net sales for the six months ended June 30, 2010 and 2009.  Sales transacted at these retail locations are recognized at the “point of sale”.  The department store operator (i) provides and maintains boutique facilities; (ii) acts for the Company in the sale of merchandise; and (iii) in very limited circumstances, provides retail staff and bears the risk of inventory loss.  The Company (i) owns and manages the merchandise; (ii) establishes retail prices; and (iii) has merchandising, marketing and display responsibilities, (iv) bears general inventory risk and physical inventory loss and (v) is the primary obligor of the arrangement.  The Company pays the department stores a percentage commission fees based on sales generated in these locations.  Sales commission paid to department stores were $2,128,190 for the six months ended June 30, 2010 and 2009, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation of Financial Statements

The unaudited consolidated financial statements of Square C Commerce Company Ltd. and subsidiaries (the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations.  Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year.  The consolidated balance sheet as of December 31, 2009 has been derived from the audited consolidated financial statements included in the Company’s Annual Report on Form F-1.  These interim financial statements should be read in conjunction with that report.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the accounts of Square C Commerce Company Ltd. and its wholly owned subsidiaries Massfit, Chongqing, Taiyuan BPCC, Shanxi Boye, Shanxi Zhongyao, Shanghai Zhongyao, Yangquan Daoming, Zhangzhi Kamei and Linfen Jimei.  Intercompany accounts and transactions have been eliminated upon consolidation.

ASC 810 requires a VIE entity, or Taiyuan BPCC, to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Variable interest entities are those entities in which the Company, through contractual arrangements, bears the risk of, and enjoys the rewards normally associated with, ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made.  Actual results could differ from those estimates.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“US$” or “$”), while the functional currency of the Company is Renminbi (“RMB”), as determined based on the criteria of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 830 “Foreign Currency Matters”. The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses.  Capital accounts are translated at their historical exchange rates when the capital transactions occurred.  The resulting transaction adjustments are recorded as a component of other comprehensive income with in shareholders’ equity.  Gains and losses from foreign currency transactions are included in net income.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	For the Six Months Ended June 30
	2010	2009
Quarter ended RMB: US$ exchange rate	6.8086	6.8448
Average yearly RMB: US$ exchange rate	6.8347	6.8432

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Revenue Recognition

Wholesale revenues are recognized upon delivery and acceptance of merchandise by the customers while retail revenues are recognized at the “point of sale”, which occurs when merchandise is taken in an “over-the-counter” transaction, provided that all of the following criteria are met:

●	Persuasive evidence of an arrangement exists,
●	Delivery has occurred or services have been rendered,
●	The seller’s price to the buyer is fixed or determinable, and
●	Collectability is reasonable assured.

The Company reports its retail revenues on gross basis in accordance with FASB ASC 605-45-45 because it has earned revenue as a principal from the sale of the goods as the Company is the primary obligor in the arrangement, bears general inventory risk and physical inventory risk loss, has credit risk, has latitude in establishing price and etc.  The related cost deducted by the department stores based on percentage of our revenues is reported as department store sales commission in the consolidated income statement.

Cost of Sales

Cost of sales includes cost of raw materials and processing fees.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Selling Expenses

Selling and marketing expenses include store operating expenses such as labor, rent, depreciation and utilities, advertising, travel and entertainment, amortization of cost for insurance expenses, amortization of cost for franchise fees, and business taxes.

General and Administrative (“G&A”) Expenses

General and administrative expenses include management and office salaries and employee benefits, deprecation for office facility and office equipment, travel and entertainment, rent, legal and accounting, consulting fees, workers’ compensation insurance, and other office expenses.

Advertising Expense

Advertising expense is generally expensed when the advertisement is utilized.  The Company incurred $1,011,084 and $684,964 advertising expense for the six months ended June 30, 2010 and 2009, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Value-Added Tax (“VAT”)

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value-added tax in accordance with the People’s Republic of China (“PRC”) laws.  The standard value-added tax rate is 17% of the gross sales price and the Company records its revenue net of VAT.  A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Company’s comprehensive income includes net income and foreign currency translation adjustments.  Accumulated other comprehensive income consists of changes in unrealized gains and losses on foreign currency adjustments.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.  The Company maintains no bank account in the United States of America.  The Company maintains its bank accounts in China.  Balances at financial institutions or state-owned banks within the PRC are not covered by insurance.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Fair Value of Financial Instruments

FASB ASC 820 (formerly Statement of Financial Accounting Standard (“SFAS”) No. 157 Fair Value Measurements) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market

These tiers include:

•  Level 1—defined as observable inputs such as quoted prices in active markets;

•  Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•  Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, notes receivable, other receivables, short-term bank loans, accounts payable, notes payable, other payables and accrued expenses and due to related parties, approximate their fair values because of the short maturity of these instruments.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

Accounts receivable are carried at net realizable value.  An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors.  Accounts are written off after exhaustive efforts at collection.  If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expense.  Balance of allowance of doubtful accounts was $732,834 and $729,769 at June 30, 2010 and December 31, 2009, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal.  Specific identification method is used for diamond, gemstones and other precious metals product.  Weighted-average method is used for prime gold products.  At June 30, 2010 and December 31, 2009, the Company has no reserve for inventories.

Advances to Suppliers

Prepayments for goods represent cash paid in advance to suppliers for purchases of raw materials or equipment.  The balance of advances to suppliers was $378,632 and $540,138 at June 30, 2010 and December 31, 2009, respectively.

Prepaid Expenses – Short-term

Prepaid expenses mainly relate to the prepaid franchise expenses, rental expenses, management fees, property insurance and advertising cost to department stores, insurance companies and advertising companies.  The prepayment is expensed over the contract period.

Property, Plant, and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives are as follows:

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leasehold improvements	3~5 years
Furniture and office equipment	2~3 years
Machinery and equipment	2~3 years
Motor vehicles	5 years

Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease terms. When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.  The cost of maintenance and repairs is charged to statement of operations as incurred, whereas significant renewals and betterments are capitalized.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.  The factors considered by management in performing these assessments include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.  Based on these assessments there was no impairment at June 30, 2010 and December 31, 2009.

Construction in Progress

Construction in progress represents direct costs of construction or acquisition, interest and design fees incurred. No interest was capitalized for the six months ended June 30, 2010 and 2009.  Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed.  No depreciation is provided until it is completed and ready for intended use.  Construction in progress as of June 30, 2010 and December 31, 2009 was $419,180 and $230,463, respectively.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

Impairment of Long-Lived Assets

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in FASB ASC 360 (formerly SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets).  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  There were no impairments for the six months ended June 30, 2010 and 2009.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments

The Company applies FASB ASC 323 “Investments - Equity Method and Joint Ventures” in accounting for its equity investments.  Under FASB ASC 323 equity method is used for investments in entities in which the Company has the ability to exercise significant influence but does not own a majority equity interest or otherwise control.  The cost method is used for investments over which the Company does not have the ability to exercise significant influence or control.

For investments in an investee over which the Company does not have significant influence, the Company carries the investment at cost and only adjusts for other-than-temporary declines in fair value and distributions of earnings.  The management regularly evaluates the impairment of the cost method investment based on performance and the financial position of the investee as well as other evidence of market value.  Such evaluation includes, but is not limited to, reviewing the investee’s cash position, recent financings, projected and historical financial performance, cash flow forecasts and financing needs.  An impairment loss is recognized in earnings equal to the difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made. The fair value of the investment would then become the new cost basis of the investment.  The Company did not incur impairment losses relating to investment – cost method during the six months ended June 30, 2010 and 2009.

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship.  A related party may be any of the followings: a) affiliate, a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) principle owner, the owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; d) other parties that has ability to significant influence the management or operating policies of the entity.  This item is discussed in further detail in Note 11 – Related Party Transactions.

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange.  The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Earnings per Share

The Company calculates earnings per share in accordance with FASB ASC 260, “Earnings per Share.”  Basic earnings per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-06 (ASU 2010-06), “Fair Value Measurements and Disclosures (Topic 820)”: Improving Disclosures about Fair Value Measurements.  This amendment to Topic 820 has improved disclosures about fair value measurements on the basis of input received from the users of financial statements.  This is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Early adoption is permitted.  The provisions of ASU 2010-06 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), "Subsequent Events (Topic 855)."  The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP.  ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010.  The provisions of ASU 2010-09 did not have a material effect on the Company’s consolidated financial statements.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In February 2010, the FASB issued Accounting Standards Update 2010-10 (ASU 2010-10), "Consolidation (Topic 810)."  The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity's interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies.  An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20.  The deferral is primarily the result of differing consolidation conclusions reached by the International Accounting Standards Board ("IASB") for certain investment funds when compared with the conclusions reached under Statement 167.  The deferral is effective as of the beginning of a reporting entity's first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167.  Early application is not permitted.  The provisions of ASU 2010-10 are effective for the Company beginning in 2010. The adoption of ASU 2010-10 did not have a material impact on the Company’s consolidated financial statements.

In March 2010, the FASB issued Accounting Standards Update 2010-11 (ASU 2010-11), "Derivative and Hedging (Topic 815)."  All entities that enter into contracts containing an embedded credit derivative feature related to the transfer of credit risk that is not only in the form of subordination of one financial instrument to another will be affected by the amendments in this Update because the amendments clarify that the embedded credit derivative scope exception in paragraph 815-15-15-8 through 15-9 does not apply to such contracts.  ASU 2010-11 is effective at the beginning of the reporting entity's first fiscal quarter beginning after June 15, 2010.  The provisions of ASU 2010-11 did not have a material effect on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13 (ASU 2010-13), "Compensation—Stock Compensation (Topic 718)." This Update provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The provision of ASU 2010-13 are not expected to have a material effect on the Company’s consolidated financial statements.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In July 2010, the FASB issued an accounting update to provide guidance to enhance disclosures related to the credit quality of a company's financing receivables portfolio and the associated allowance for credit losses. Pursuant to this accounting update, a company is required to provide a greater level of disaggregated information about its allowance for credit loss with the objective of facilitating users' evaluation of the nature of credit risk inherent in the company's portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The revised disclosures as of the end of the reporting period are effective for the Company beginning in the second quarter of fiscal 2011, and the revised discourses related to activities during the reporting period are effective for the Company beginning in the third quarter of fiscal 2011. The Company is currently evaluating the impact of this accounting update on its financial disclosures.

NOTE 3 – CONCENTRATION

Concentration of major customers and suppliers

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 3 – CONCENTRATION (CONTINUED)

	For the Six Months Ended June 30,
	2010	2009
	(unaudited)
Major customer with revenues of more than 10% of the Company’s sales
Sales to major customer	$7,804,040	$8,182,190
Percentage of sales	16.08%	28.06%
Number	1	1

Major suppliers with purchases of more than 10% of the Company's purchases
Purchases from major suppliers	$6,317,379	$7,498,888
Percentage of purchase	18.44%	34.62%
Number	2	2

Accounts receivable related to the Company’s major customer comprised 37.69% and 48.49% of all accounts receivable as of June 30, 2010 and December 31, 2009, respectively.

Accounts payable related to the Company’s major suppliers comprised 0.42% and 1.36% of all accounts payable as of June 30, 2010 and December 31, 2009, respectively.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for doubtful accounts.  Changes in the allowance for doubtful accounts are as follows:

	June 30, 2010	December 31, 2009
	(unaudited)
Beginning balance	$729,769	$716,144
Allowance for doubtful accounts	-	13,625
Exchange difference	3,065	-
Ending balance	$732,834	$729,769

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 5 – NOTES RECEIVABLE

	June 30, 2010	December 31, 2009
	(unaudited)
Ma Jian
Principle	$355,433	$353,946
Interest receivable	154,289	133,704
	509,722	487,650
Yang Peng
Principle	15,867	15,801
Interest receivable	11,829	8,985
	27,696	24,786
Yuncheng City Longda Industrial Trading Co., Ltd.
Principle	220,310	248,640
Interest receivable	89,688	77,725
	309,998	326,365
	$847,416	$838,801

In 2005, Ma Jian, a third party individual, entered into an agreement with the Company to borrow money on a short term period.  The note receivable is interest bearing with a 11.21% interest rate per annum, unsecured, due on demand and has no fixed repayment term.

In 2005, Yang Peng, a third party individual, entered into an agreement with the Company to borrow money on a short term period.  The note receivable is interest bearing with a 18% interest rate per annum, unsecured, due on demand and has no fixed repayment term.

In 2006, Yuncheng City Longda Industrial Trading Co., Ltd., a third party company, entered into an agreement with the Company to borrow money on a short term.  The note receivable is interest bearing with a 9.71% interest rate per annum, unsecured, due on demand and has no fixed repayment term.

The notes receivable were provided to these third party individuals and companies to satisfy their working capital needs.  The above individuals and companies are not related to the Company.  Interest income, which is included in interest expenses, net in the statements of operations, was $17,014 and $19,231 for the six months ended June 30, 2010 and 2009, respectively.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 6 – INVENTORIES

	June 30, 2010	December 31, 2009
	(unaudited)
Raw Materials	$1,027,607	$824,654
Work-in-Process	1,320,621	1,560,030
Finished Goods	33,078,286	29,123,853
	$35,426,514	$31,508,537

Finished goods pledged as collateral for bank loans were $7,214,149 and $6,852,307 at June 30, 2010 and December 31, 2009.

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Leasehold Improvements	$6,604,211	$5,508,937
Furniture and Office Equipment	836,104	776,238
Machinery and Equipment	86,655	45,752
Motor Vehicles	503,081	500,976
	8,030,051	6,831,903
Less: Accumulated depreciation
Leasehold Improvements	(2,440,466)	(1,995,976)
Furniture and Office Equipment	(579,808)	(482,149)
Machinery and Equipment	(34,260)	(31,009)
Motor Vehicles	(258,630)	(208,706)
	(3,313,164)	(2,717,840)
Property, plant and equipment, net	$4,716,887	$4,114,063

Depreciation expense for the six months ended June 30, 2010 and 2009 was $691,197 and $449,446, respectively.  As of June 30, 2010 and December 31, 2009, no property, plant and equipment was pledged as collateral for the Company’s debts.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

The net book value of $44,734 and $151,794 of property, plant and equipment was retired during the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.  No gain or loss was incurred from the assets retirement.

NOTE 8 – PREPAID EXPENSE – LONG-TERM

In 2007, the Company through its wholly-owned subsidiaries Taiyuan Basic Points and Shanxi Zhongyao purchased an 80% interest in Shanxi Biaopu Pawn Store Co., Ltd. (“Shanxi Biaopu”) in consideration of RMB 12,000,000 (approximately $1,640,667).  During the year ended December 31, 2008 the Company contributed an additional $416,555 to Shanxi Biaopu.  As of June 30, 2010 Shanxi Biaopu has not commenced operations, accordingly the Company has decided not to consolidate Shanxi Biaopu in the consolidated financial statements as of June 30, 2010.  The Company has accounted for Shanxi Biaopu as a long-term prepaid expense until such time as it can determine what operations if any Shanxi Biaopu will be conducting.

NOTE 9 – INVESTMENT

	June 30, 2010	December 31, 2009
	(unaudited)
Investment in unconsolidated subsidiary – cost method:
Datong Tianfu Jewelry Co., Ltd.	$528,743	$526,531

In 2006, the Company through its wholly-owned subsidiary Taiyuan Basic Points purchased 20% of Datong Tianfu Jewelry Co., Ltd. (“Datong Tianfu”) in consideration of RMB 1,600,000 (approximately $204,669).  In 2008, the Company increased its investment in Datong Tianfu in consideration of RMB 2,000,000 (approximately $291,792), which brings to the total amount of investment to RMB 3,600,000 (approximately $525,225), while the percentage of ownership remains 20% as Datong Tianfu increased its registered capital from RMB 8,000,000 to RMB 18,000,000 in 2008.  As of June 30, 2010 and December 31, 2009, although the Company has 20% in the investment, the Company has no representation on Datong Tianfu’s board of directors and therefore, does not exercise significant influence over the investee’s operation.  The Company accounts for the investment under the cost method. Investment income is recognized by the Company when the investee declares a dividend.  The Company did not receive dividend income from Datong Tianfu for the six months ended June 30, 2010 and the year ended December 31, 2009.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 10 – RELATED PARTY TRANSACTIONS

(IV)	Due to Shareholder:

	June 30, 2010	December 31, 2009
	(unaudited)
Due to shareholder	$10,912,189	$5,387,303

Mr. Chen Quanxiang is the chief executive officer and controlling interest shareholder of the Company.  From time to time, Mr. Chen paid on behalf of the Company for business purposes.

(V)	Due from Employees
	June 30, 2010	December 31, 2009
	(unaudited)
Due from employees	$681,550	$566,598

Due from employees are interest-free, unsecured and have no fixed repayment term.  The amounts of due from employees primarily represent the net amount of advances to sales personnel from the Company for business and travelling related expenses.

(VI)	Due from / (to) Related Parties

Due from/(to) related parties consists of the followings:

	June 30, 2010	December 31, 2009
	(unaudited)
Guo Mao	$682,898	$675,143
Shanxi Biaopu	58,146	57,902
Datong Tianfu	(1,555,832)	(44,712)
	$(814,788)	$688,333

Guo Mao is a jewelry store owned by Mr. Chen Quanxiang’s wife, Ms. Yu Man.  The balances of due from Guo Mao primarily represent the receivable arising from jewelry sales of the Company.  The Company did not make any sales with Guo Mao during the six months ended June 30, 2010 and 2009.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 10 – RELATED PARTY TRANSACTIONS (CONTINUED)

Datong Tian is a jewelry store that the Company owns 20% of its equity interest at cost.  The balances of due to Datong Tianfu primarily represent the advances from Datong Tianfu to purchase jewelry.  The Company made sales with Datong Tianfu for the amount of $1,912,098 and $1,517,457 for the six months ended June 30, 2010 and 2009.

Shanxi Biaopu is a business proposed to be operating as a pawn store, in which the Company owns 80% of its equity interest.  Shanxi Biaopu has not commenced operations and is accounted for as a long-term prepaid expense.  The balances of due from Shanxi Biaopu primarily represent advances to Shanxi Biaopu to meet the cash needs for maintaining Shanxi Biaopu’s business license and paying various administrative expenses to the local government.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 11 – SHORT-TERM BANK LOANS

Short-term bank loans are summarized as follows:

	Bank Name	Interest per Annum	June 30, 2010	December 31, 2009
			(unaudited)

Due June 17, 2011, guaranteed by Shanxi Zhongyao, a subsidiary of the Company	Taiyuan Rural Credit Union	11.2360%	$1,174,985	$-
Due May 23, 2011, guaranteed by Shanxi Small Business Underwriting Co., Ltd., a third party company and collateralized by the Company’s inventory	Shanxi Trust Co; Ltd.	7.5000%	1,174,985

Due May 13, 2011, guaranteed by Taiyuan Small Business Underwriting Co., Ltd., a third party and the shareholders of the Company	Pudong Development Bank Lianyi Branch	6.9030%	440,618	-

Due March 17, 2011, guaranteed by Taiyuan Small Business Underwriting Co., Ltd. and collateralized by the Company’s inventory	China Everbright Bank Xinjian Branch	10.8000%	734,365	-

Due February 20, 2011, guaranteed by Shanxi Zhongyao, a subsidiary of the Company	Taiyuan Rural Credit Union	12.4200%	1,468,731	-
Due November 18, 2010, guaranteed by Taiyuan Small Business Underwriting Co,Ltd., a third party company ,and collateralized by the Company's inventory	Shanxi Trust Co; Ltd.	6.9030%	1,762,477	1,755,104
Due August 25, 2010, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye, subsidiaries of the Company, and the shareholders of the Company	Industrial Bank, Taiyuan Branch	6.9030%	440,619	438,776
Due August 23, 2010, subsequently repaid on due date, guaranteed by Taiyuan Small Business Underwriting Co., Ltd., a third party company and collateralized by the Company’s inventory	Commercial Bank Wucheng Branch	6.6375%	514,056	511,905
Due August 15, 2010, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye, subsidiaries of the Company, and the shareholders of the Company	Industrial Bank Taiyuan Branch	6.9030%	587,492	585,035

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 11 – SHORT-TERM BANK LOANS (CONTINUED)

	Bank Name	Interest per Annum	June 30, 2010	December 31, 2009
			(unaudited)

Due August 10, 2010, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, Shanxi Boye, subsidiaries of the Company, and the shareholders of the Company	Industrial Bank Taiyuan Branch	6.9030%	440,619	438,776
Due July 17 ,2010, guaranteed by subsequently repaid on due date, guaranteed by Taiyuan Small Business Underwriting Co., Ltd. and collateralized by the Company’s inventory	China Everbright Bank Xinjian Branch	10.8000%	367,183	365,647

Due April 23, 2010, subsequently repaid on due date, guaranteed by Shanxi Small Business Underwriting Co., Ltd., a third party company and collateralized by the Company’s inventory	Shanxi Trust Co., Ltd.	6.9030%	-	1,170,070

Due April 7, 2010, subsequently repaid on due date, guaranteed by Shanxi Zhongyao, a subsidiary of the Company	Taiyuan Rural Cooperative Credit Union	6.9030%	-	1,462,587

Due January 14, 2010, subsequently repaid on due date, guaranteed by Shanxi Changtong Science and Trading Group Co., Ltd., a third party company	Industrial Bank Taiyuan Branch	6.9030%	-	1,462,587
			$9,106,130	$8,190,487

Short-term bank loans are obtained from local banks in China.  All the short-term bank loans are repayable within one year.  The weighted average annual interest rate of the short-term bank loans was 8.54% and 8.43% as of June 30, 2010 and December 31, 2009, respectively.  Interest expense was $307,969 and $248,944 for the six months ended June 30, 2010 and 2009, respectively.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 12 – NOTES PAYABLES

Notes payable consists of the followings:

	Interest per Annum	June 30, 2010	December 31, 2009
		(unaudited)
Shenzhen Jinbaitai Jewelry Co., Ltd.	24.00%	$-	$155,339
Shenzhen Yuehao Jewelry Co., Ltd.	21.60%	-	488,315
Shenzhen Jinlong Jewelry Co., Ltd.	14.40%	-	2,743
Shenzhen Yidalong Jewelry Co.,Ltd.	18.00%	-	108,458
		$-	$754,855

The notes payable were issued to the above third parties companies for purchasing merchandise.  These notes bear interest varying from 14.40% to 24.00% per annum and were subsequently repaid during the six months ended June 30, 2010.  Interest expense was nil and $67,438 for the six months ended June 30, 2010 and 2009, respectively.

NOTE 12 – OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses consist of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Advance from customers	$224,708	$20,006
Accrued payroll and bonuses	338,352	406,131
Accrued store operating expenses	65,488	68,659
Accrued advertising expense	67,611	82,469
Accrued rental expense	126,660	13,324
Accrued interest expense	26,454	32,717
Other accrued expenses	36,718	83,149
Other payables	86,801	4,153
	$972,792	$710,608

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 13 – INCOME TAX

Square C Commerce Company Ltd. (“Square C”) is incorporated and registered in British Virgin Islands and is exempt from income tax.

Massfit (HK) Corporation Limited (“Massfit”) is incorporated and registered in Hong Kong and is free of income tax as long as they do not operate in Hong Kong under the local tax law.  Since Massfit does not have operations for the six months ended June 30, 2010 and 2009, they did not have any income tax expense for the six months ended June 30, 2010 and 2009.

On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008.  Prior to January 1, 2008, the CIT rate applicable to our subsidiaries in the PRC is 33%.  After January 1, 2008, under the New CIT Law, the corporate income tax rate applicable to our Chinese subsidiaries is 25%.

In accordance with the New CIT Law, enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income.  The definition of “place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business process, personnel, accounting and properties of an enterprise.  As of June 30, 2010, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of June 30, 2010, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear.  If the Company’s non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the New CIT Law.  The Company has analyzed the applicability of this law, as of June 30, 2010, and the Company has not accrued for PRC tax on such basis.  The Company will continue to monitor changes in the interpretation or guidance of this law.  Taxes payable was $5,290,855 and $3,625,946 at June 30, 2010 and December 31, 2009, respectively.

The New CIT Law also imposes a 10% withholding income tax, subject to reduction based on tax treaty where applicable, for dividends distributed by a foreign invested enterprise to its immediate holding company outside China.  Such dividends were exempted from PRC tax under the previous income tax law and regulations.  The foreign invested enterprise is subject to the withholding tax starting from January 1, 2008.  There were no such dividends distributed in the six months ended June 30, 2010 or 2009.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 13 – INCOME TAX (CONTINUED)

Income tax expenses consist of the following:

	For the Six Months Ended June 30,
	2010	2009
	(unaudited)
Current	$1,647,163	$1,151,086
Deferred	-	-
Total	$1,647,163	$1,151,086

Reconciliation from the expected income tax expenses calculated with reference to the statutory tax rate in the PRC of 25% for 2010 and 2009 is as follows:

	For the Six Months Ended June 30,
	2010	2009
	(unaudited)
Computed “expected” income taxes	$1,635,772	$1,143,842
Permanent differences:
Other non-deductible expense	11,391	7,244
	$1,647,163	$1,151,086

The Company uses FASB ASC 740 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”)). – AN INTERPRETATION OF FASB STATEMENT NO. 109, ACCOUNTING FOR INCOME TAXES.  The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FASB ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  As of June 30, 2010, the Company did not have a liability for unrecognized tax benefits.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 14 – DIVIDEND DISTRIBUTION

On July 22, 2009, the Company through its wholly-owned subsidiary, Shanxi Zhongyao, paid $29,236 (RMB 200,000) cash dividends to the Company’s shareholders.  On January 15, 2010, February 20, 2010 and June 25, 2010, respectively, the Company through its wholly-owned subsidiary, Shanxi Zhongyao, paid $146,873 (RMB 1,000,000), $4,406,192 (RMB 30,000,000) and $274,311 (RMB 1,867,672) cash dividends to the Company’s shareholders.

NOTE 15 – COMMITMENTS

Operating Lease

The Company rents certain retail and office spaces under operating leases that generally range from 3 to 10 years and may contain minimum rent escalations.  The Company recognizes the minimum rent payments on a straight-line basis over the term of the lease.  Rental expense, which is included in both selling and general and administrative expenses, was $568,459 and $229,997 for the six months ended June 30, 2010 and 2009, respectively.  A summary of the future minimum annual rental commitments under the operating leases is as follows:

Year ending December 31,	Annual Minimum Rental Payment
2010	$532,719
2011	1,013,565
2012	826,442
2013	337,176
2014	367,866
Thereafter	1,061,251
Total minimum payment	$4,139,019

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 16 – GEOGRAPHICAL SALES AND SEGMENT

Information for the Company’s gross sales by geographical area for the six months ended June 30, 2010 and 2009 are as follows:

	For the Six Months Ended June 30,
	2010	2009
	(unaudited)
Northern China	$45,698,398	$27,692,095
Northwest China	2,753,019	1,415,480
Southwest China	1,245,500	1,189,870
Central China	380,265	516,184
Eastern China	299,765	254,717
Northeast China	762,727	219,094
	$51,139,674	$31,287,440

The Company operates one business segment for the six months ended June 30, 2010 and 2009.  All of the Company’s sales are generated in the PRC and substantially all the Company’s assets are located in PRC.

CC JEWELRY CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 17 – RESTRICTED NET ASSETS

Regulations in the PRC permit payments of dividends by the Company’s PRC VIEs only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Subject to certain cumulative limit, a statutory reserve fund requires annual appropriations of at least 10% of after-tax profit, if any, of the relevant PRC VIE’s and subsidiary. The statutory reserve funds are not distributable as cash dividends. As a result of these PRC laws and regulations, the Company’s PRC VIE’s and subsidiary are restricted in their abilities to transfer a portion of their net assets to the Company. Foreign exchange and other regulation in PRC may further restrict the Company’s PRC VIEs and subsidiary from transferring funds to the Company in the form of loans and/or advances. As of June 30, 2010, all of the Company’s net assets are attributable to the PRC VIE’s and subsidiary.

NOTE 18 – SUBSEQUENT EVENTS

We have evaluated all events or transactions that occurred after June 30, 2010 up through the date we issued the consolidated financial statements.

Through and including                        , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CC JEWELRY CO., LTD.

Ordinary Shares

PROSPECTUS

The date of this prospectus is                         , 2011.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Officers and Directors.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum of association and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Since September 10, 2010, on which date we amended our memorandum and articles of association in connection with our business combination, we are authorized to issue 100,000,000 ordinary shares, par value $0.01 per share.

On February 26, 2010, Super Champ issued 50,000 ordinary shares to its original shareholder.  , We: Guo, in a private placement exempt from registration pursuant to Regulation D and Regulation S of the U.S. securities laws, in exchange for a stock subscription payment in the amount of $8,100, which amount was subsequently paid and used for working capital. These shares were subsequently increased to 5,000,000 upon the change in the par value of our shares from $1.00 to $0.01 on September 10, 2010.  These 5,000,000 shares were sold to the former shareholders of Square C pursuant to the business combination.

In addition, we issued 7,000,000 new ordinary shares on September 10, 2010 to the former shareholders of Square C pursuant to the business combination, as described above under “Corporate Structure and Organization.”

Item 8. Exhibits and Financial Statement Schedules.

(a)  Exhibits.

See Exhibit Index beginning on page II-6 of this registration statement.

(b)  Financial Statement Schedule.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)  For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, CC Jewelry Co., Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China on the 3rd day of January, 2011.

CC JEWELRY CO., LTD.

By:
Name:	Quanxiang Chen
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 3, 2011.

Signature	Title	Date

/s/ Quanxiang Chen	Chairman and Chief Executive Officer
Name: Quanxiang Chen	(Principal Executive Officer)	January 3, 2011

/s/ Xiaolin Mao*	Chief Financial Officer and Director
Name: Xiaolin Mao	(Principal Financial Officer and Principal Accounting Officer)	January 3, 2011

/s/ Xiaoguo Cui*	Vice President, Human Resources and Director
Name: Xiaoguo Cui		January 3, 2011

/s/ Guixia Cui*	Director
Name: Guixia Cui		January 3, 2011

/s/ Sen Liu*	Director
Name: Sen Liu		January 3, 2011

/s/ Xiaobin Hong*	Director
Name: Xiaobin Hong		January 3, 2011

/s/ Peng Liu*	Director
Name: Peng Liu		January 3, 2011

*By: /s/ Quanxiang Chen
Quanxiang Chen		January 3, 2011
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CC Jewelry Co., Ltd. has signed this registration statement on the 3rd of January, 2011.

CT CORPORATION

/s/ Sohan Dindyal
Sohan Dindyal Vice President

CC JEWELRY CO., LTD.

INDEX TO EXHIBITS

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Memorandum of Association. (Incorporated by reference to Exhibit 1.1 to our Shell Company Report on Form 20-F, filed on September 16, 2010)
3.2	Amended and Restated Articles of Association. (Incorporated by reference to Exhibit 1.2 to our Shell Company Report on Form 20-F, filed on September 16, 2010)
4.1	Form of Ordinary Share Certificate*
5.1	Opinion of Withers BVI regarding the issue of ordinary shares being registered*
8.1	Opinion of Withers BVI regarding certain matters (included in Exhibit 5.1) *
8.2	Opinion of DeHeng Law Offices regarding certain PRC tax matters *
8.3	Opinion of Kramer Levin Naftalis & Frankel LLP regarding certain U.S. tax matters *
10.1
Share Exchange Agreement by and among Super Champ Group Limited, the shareholder of Super Champ Group Limited, Square C Commerce Company Ltd., and the shareholders of Square C Commerce Company Ltd., dated September 10, 2010.*

10.2
Lease between Quanxiang Chen and Taiyuan Basic Points Commerce Co., Ltd., dated August 1, 2008 (Incorporated by reference to Exhibit 4.16 to our Shell Company Report on Form 20-F, filed on September 16, 2010)

10.3	Employment Contract by and between Taiyuan Basic Points Commerce Co., Ltd. and Quanxiang Chen, dated October 1, 2008. (1)
10.4	Employment Contract by and between Taiyuan Basic Points Commerce Co., Ltd. and Xiaolin Mao, dated October 1, 2009. (1)
10.5	Employment Contract by and between Taiyuan Basic Points Commerce Co., Ltd. and Xiaoguo Cui, dated October 1, 2008. (1)
10.6	Employment Contract by and between Taiyuan Basic Points Commerce Co., Ltd. and Yingyan Guo, dated October 7, 2008. (1)
10.7
Form of Goods Processing, Purchase and Sales Contract between Taiyuan Basic Points Commerce Co., Ltd. and Shenzhen Yuehao Jewelry Co., Ltd. (Incorporated by reference to Exhibit 4.7 to our Shell Company Report on Form 20-F, filed on September 16, 2010)

10.8	Form of Purchase Contract between Taiyuan Basic Points Commerce Co., Ltd. and Suppliers (Incorporated by reference to Exhibit 4.8 to our Shell Company Report on Form 20-F, filed on September 16, 2010)
10.9	Joint Sales Contract on CC between Shanxi Huayu Group Ltd. and Taiyuan Basic Points Commerce Co., Ltd., dated November 2009 (1)
10.10	Contract for Admission for Operation between Shanxi Hexin Mall Commercial Management Co. Ltd. and Taiyuan Basic Points Commerce Co., Ltd., dated December 29, 2006.*
10.11	Joint Sales Contract on Chow Tai Fook between Shanxi Huayu Group Ltd. and Taiyuan Basic Points Commerce Co., Ltd, dated November 2009 (1)
10.12	Joint Sales Contract on FENIX between Shanxi Huayu Group Ltd. and Taiyun Basic Points Commerce Co., Ltd., dated April 2010 (1)
10.13	Lease Contract between Jianguo Zhang and Quanxiang Chen, dated July 17, 2007. (1)
10.14
Form of Joint Sales Contract between Parkson Retail Development Co., Ltd. Taiyuan Branch and Taiyuan Basic Points Commerce Co., Ltd. (Incorporated by reference to Exhibit 4.12 to our Shell Company Report on Form 20-F, filed on September 16, 2010)

10.15
CC Registered Trademark Licensing Agreement between Man Yu and Chongqing Yu Zhong Commerce Co. Ltd., dated June 9, 2010 (Incorporated by reference to Exhibit 4.13 to our Shell Company Report on Form 20-F, filed on September 16, 2010)

10.16
CC Registered Trademark Sub- licensing Agreement between Chongqing Yu Zhong Commerce Co. Ltd., and Taiyuan Basic Points Commerce Co., Ltd., dated June 9, 2010 (Incorporated by reference to Exhibit 4.14 to our Shell Company Report on Form 20-F, filed on September 16, 2010)

10.17
FENIX Registered Trademark Licensing Agreement between Man Yu and Chongqing Yu Zhong Commerce Co. Ltd., dated June 9, 2010 (Incorporated by reference to Exhibit 4.15 to our Shell Company Report on Form 20-F, filed on September 16, 2010)

10.18
FENIX Registered Trademark Sub-licensing Agreement between Chongqing Yu Zhong Commerce Co. Ltd., and Taiyuan Basic Points Commerce Co., Ltd., dated June 9, 2010 (Incorporated by reference to Exhibit 4.16 to our Shell Company Report on Form 20-F, filed on September 16, 2010)

10.19	Exclusive Business Cooperation Agreement between Chongqing Yu Zhong Commerce Co., Ltd. and Taiyuan Basic Points Commerce Co., Ltd., dated July 6, 2010. (1)
10.20	Exclusive Option Agreement between Chongqing Yu Zhong Commerce Co., Ltd., Quanxiang Chen, Dan Yu and Taiyuan Basic Points Commerce Co., Ltd., dated July 6, 2010. (1)
10.21	Share Pledge Agreement between Chongqing Yu Zhong Commerce Co., Ltd., Cheng Quanxiang, Dan Yu and Taiyuan Basic Points Commerce Co., Ltd., dated July 6, 2010. (1)
10.22	Power of Attorney Authorized by Quanxiang Chen to Chonqing Yu Zhong Commerce Co., Ltd., dated July 6, 2010. (1)
10.23	Power of Attorney Authorized by Dan Yu to Chonqing Yu Zhong Commerce Co., Ltd., dated July 6, 2010 (1)
21.1	Subsidiaries of the Registrant. (1)
23.1	Consent of Sherb & Co., LLP (1)
23.2	Consent of Withers BVI (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page)

*	To be filed by amendment.
(1)	Attached as an exhibit hereto.